  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 1996

                                                      REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                        NATIONAL SURGERY CENTERS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
        DELAWARE                     8011                 36-3549627
    (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
    JURISDICTION OF       CLASSIFICATION CODE NUMBER)
                                                    IDENTIFICATION NUMBER)
    INCORPORATION OR
     ORGANIZATION)     35 EAST WACKER DRIVE, SUITE 2800
                            CHICAGO, ILLINOIS 60601
                           TELEPHONE: (312) 553-4200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               E. TIMOTHY GEARY
                      CHAIRMAN OF THE BOARD OF DIRECTORS,
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                        NATIONAL SURGERY CENTERS, INC.
                       35 EAST WACKER DRIVE, SUITE 2800
                            CHICAGO, ILLINOIS 60601
                           TELEPHONE: (312) 553-4200
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                  COPIES TO:
       STEVEN E. DUCOMMUN, ESQ.                J. VAUGHAN CURTIS, ESQ.
          BELL, BOYD & LLOYD                        ALSTON & BIRD
        70 WEST MADISON STREET               1201 WEST PEACHTREE STREET
        CHICAGO, ILLINOIS 60602              ATLANTA, GEORGIA 30309-3424
       TELEPHONE: (312) 372-1121              TELEPHONE: (404) 881-7000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                              PROPOSED        PROPOSED
                                AMOUNT        MAXIMUM          MAXIMUM       AMOUNT OF
  TITLE OF EACH CLASS OF         TO BE     OFFERING PRICE     AGGREGATE     REGISTRATION
SECURITIES TO BE REGISTERED  REGISTERED(1)  PER UNIT(2)   OFFERING PRICE(2)     FEE
- ----------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share.........       3,162,500       $28.13        $88,961,125      $30,677

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Includes 412,500 shares of Common Stock subject to the Underwriters' over-allotment option.
(2) Calculated in accordance with Rule 457(c) and based upon the average of the high and low sale prices of National Surgery Centers, Inc. common stock reported on the Nasdaq National Market on September 23, 1996.
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           SUBJECT TO COMPLETION
                                                              SEPTEMBER 27, 1996

                                2,750,000 Shares

                         National Surgery Centers, Inc.
LOGO
                                  Common Stock

                                   --------

  Of the 2,750,000 shares of Common Stock offered hereby, 2,003,011 shares are being sold by National Surgery Centers, Inc. (the "Company") and 746,989 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. The Common Stock is quoted on the Nasdaq National Market System (the "Nasdaq National Market") under the symbol "NSCI." On September 23, 1996, the last reported sale price of the Common Stock was $28.13.

                                   --------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
              SEE "RISK FACTORS" APPEARING ON PAGES 7 THROUGH 10.

                                   --------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                                  PRICE    UNDERWRITING   PROCEEDS  PROCEEDS TO
                                    TO     DISCOUNTS AND     TO       SELLING
                                  PUBLIC    COMMISSIONS  COMPANY(1) STOCKHOLDERS
- --------------------------------------------------------------------------------
Per Share......................   $           $            $           $
- --------------------------------------------------------------------------------
Total(2)....................... $           $            $           $
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) Before deducting expenses of the offering estimated at $400,000 payable by the Company.
(2) The Company has granted the Underwriters a 30-day option to purchase up to 412,500 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions, and Proceeds to Company, will be $          ,
    $           and $          , respectively. See "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
          , 1996.

Alex. Brown & Sons
    INCORPORATED
                                  Furman Selz

                                                               J.P. Morgan & Co.

               THE DATE OF THIS PROSPECTUS IS             , 1996.

                      NATIONAL SURGERY CENTERS LOCATIONS

                                     [MAP]


  The Company's executive offices are located at 35 East Wacker Drive, Suite 2800, Chicago, Illinois, 60601 and its telephone number is (312) 553-4200.

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND OTHER SELLING GROUP MEMBERS OR THEIR AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  National Surgery Centers, Inc. owns and operates freestanding ambulatory surgery centers that provide the medical and administrative support necessary for physicians to perform non-emergency surgical procedures. The Company operates a network of 30 surgery centers in 13 states and is currently developing two new surgery centers. The Company provides alternate-site settings for high-quality surgical care that is more cost effective than hospital-based surgical care and that is increasingly preferred by physicians, payors and patients.

  In recent years, government programs, private insurance companies, managed care organizations and self-insured employers have implemented various cost-containment measures to limit the growth of health care expenditures. These cost-containment measures, together with technological advances, have resulted in a significant shift in the delivery of health care services away from inpatient hospitals to more cost-effective alternate sites, including freestanding ambulatory surgery centers. Industry sources estimate that in 1994 outpatient surgical procedures represented 64.7% of all surgical procedures performed in the United States, compared with 31.3% in 1984, and that surgical procedures performed in freestanding ambulatory surgery centers in 1994 comprised 19.0% of total outpatient surgery, compared with 7.9% in 1984. The Company believes that surgery performed at a freestanding ambulatory surgery center is generally less expensive than hospital-based ambulatory surgery for a number of reasons, including lower facility development costs, more efficient staffing and space utilization and a specialized operating environment focused on cost containment.

  The Company believes that many physicians prefer the efficiencies of freestanding ambulatory surgery centers because they enhance physicians' productivity by providing them with greater scheduling flexibility, more consistent nurse staffing and faster turnaround time between cases, allowing physicians to perform more surgeries in a defined period of time. In addition, new technology and advances in anesthesia and the addition of overnight recovery have significantly expanded the number and types of surgical procedures that are being performed in ambulatory surgery centers.

  The Company's objective is to establish a nationwide organization of freestanding ambulatory surgery centers in secondary and other selected markets by acquiring established centers and developing new centers. The Company seeks to provide a broad range of high-quality surgical services and to collaborate with other participants in local health care delivery systems. The key components of the Company's strategy are as follows:

  . Acquire established ambulatory surgery centers that are seeking affiliation with an experienced operator having access to capital and other resources;

  . Focus on secondary and other selected markets where the Company can establish a significant local presence or play an important role in the development of local integrated delivery systems;

  . Develop new ambulatory surgery centers in markets where attractive acquisitions are not available or where the opportunity exists to increase the Company's presence in its existing markets;

  . Develop joint ventures with hospitals and other providers to increase patient flow through joint marketing, access to managed care contracts and participation in a broader network of health care providers; and

  . Expand the range of services offered to physicians and payors by offering state-of-the-art technology, administrative conveniences, flexible pricing alternatives and cost-effective care.

                              RECENT DEVELOPMENTS

  Since January 1, 1996, the Company has acquired 15 freestanding ambulatory surgery centers (including one center in which it acquired a minority interest) in six separate transactions (the "Recent Acquisitions") and has reached an agreement in principle to divest its interest in one center. The Recent Acquisitions are located in seven states, had aggregate net revenue in 1995 of approximately $15.8 million and performed 23,974 cases in 1995.

  In January 1996, the Company acquired a multi-specialty surgery center in Billings, Montana, which had 1995 net revenue of $1.7 million. In February 1996, the Company acquired a controlling interest in Endoscopy Center Affiliates, Inc., which operates eight endoscopy centers which had 1995 combined net revenue of $4.8 million. In April 1996, the Company acquired an interest in a multi-specialty surgery center in Kent, Ohio which had 1995 net revenue of $1.2 million. In May 1996, the Company acquired interests in three endoscopy centers which had 1995 combined net revenue of $4.8 million and a multi-specialty surgery center in Houston, Texas, which had 1995 net revenue of $3.3 million. In September 1996, the Company acquired a minority interest in a multi-specialty surgery center in Humble, Texas and reached an agreement in principle to sell its interest in a multi-specialty surgery center in Dallas, Texas.

  The Board of Directors of the Company declared a 3-for-2 stock split of the Common Stock, which was effected as a stock dividend on May 31, 1996.

  Since July 1996, the Company has converted $1.4 million of its convertible subordinated notes into 97,293 shares of Common Stock and has issued notices for redemption of $4.3 million principal amount of such notes, which would result in the issuance of 362,112 additional shares.

                                  THE OFFERING

Common Stock offered by the Company...... 2,003,011 shares
Common Stock offered by the Selling
 Stockholders............................ 746,989 shares
Common Stock to be outstanding after the
 offering................................ 11,058,099 shares(1)
Use of proceeds by the Company........... To repay certain indebtedness and for general corporate purposes, including
                                          possible future acquisitions and
                                          development.
Nasdaq National Market symbol............ NSCI

- --------
(1) Includes 981,469 issued and outstanding shares of Non-Voting Common Stock, par value $.01 per share (the "Non-Voting Common Stock") but excludes options and warrants outstanding as of September 23, 1996 to purchase 1,236,773 shares of Common Stock at a weighted average exercise price of $19.06 per share. Also excludes 495,771 shares of Common Stock reserved for issuance upon conversion of the Company's convertible subordinated notes issued in connection with acquisitions at a weighted average conversion price of $13.81 per share. See "Description of Capital Stock" and Note 3 of Notes to Consolidated Financial Statements.

            SUMMARY SELECTED CONSOLIDATED FINANCIAL AND CENTER DATA
                (IN THOUSANDS, EXCEPT PER SHARE AND CENTER DATA)

                                                                                  SIX MONTHS
                                    YEAR ENDED DECEMBER 31,                     ENDED JUNE 30,
                          ----------------------------------------------- -----------------------------
                                                               PRO FORMA                     PRO FORMA
                                                              AS ADJUSTED                   AS ADJUSTED
                           1992     1993     1994     1995      1995(1)    1995     1996      1996(1)
                          ------- --------  -------  -------  ----------- -------  -------  -----------
STATEMENTS OF OPERATIONS
 DATA:
 Net revenue............  $18,894 $ 35,230  $41,707  $53,165    $71,483   $25,097  $35,911    $40,135
 Writedown of goodwill..      --    50,871      --       --         --        --       --         --
 Operating income
  (loss)(2).............    2,827  (44,385)   7,566   10,237     13,501     5,015    7,843      8,419
 Interest expense.......    1,778    4,016    4,186    4,139      5,362     2,193    1,297      1,231
 Net income (loss)
  before extraordinary
  item(2)...............        2  (43,236)   1,493    3,099      4,241     1,282    3,293      3,502
 Net income (loss) per
  share before
  extraordinary
  item(2)(3)............  $  0.00 $ (11.35) $  0.35  $  0.54    $  0.55   $  0.26  $  0.35    $  0.31
 Fully diluted weighted
  average number of
  common shares
  outstanding(3)........    2,987    3,810    4,269    5,711      7,714     4,931    9,699     11,702
GENERAL CENTER DATA(4):
 Centers................       10       12       14       16         30        14       30         30
 Cases(5)...............   22,234   38,113   43,419   53,460     79,963    25,161   38,576     44,863
 Net revenue per
  case(5)...............  $   850 $    924  $   961  $   994    $   894   $   997  $   931    $   895
SAME CENTER DATA(6):
 Net revenue growth.....      n/a     22.8%    11.7%    12.6%       --       13.2%    16.0%       --
 Case growth............      n/a     12.3%     6.6%     9.1%       --        9.1%    13.9%       --
 Net revenue per case
  growth................      n/a      9.4%     4.8%     3.2%       --        3.8%     1.8%       --
 Operating income
  growth(7).............      n/a     45.4%    22.4%    17.8%       --       20.1%    23.1%       --

                                                              JUNE 30, 1996
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(1)
                                                          ------- --------------
BALANCE SHEET DATA:
 Cash, cash equivalents and short-term investments....... $ 8,558    $ 49,144
 Working capital.........................................   9,644      53,336
 Total assets............................................  94,669     136,755
 Total debt..............................................  28,358      18,467
 Shareholders' equity....................................  51,600     103,968

- --------
(1) Gives effect to the following pro forma adjustments as if they had occurred at the beginning of the period presented: (i) the issuance of 2,003,011 shares of Common Stock offered hereby by the Company at an assumed offering price of $28.13 per share and the application of the net proceeds therefrom and (ii) the consummation of the Recent Acquisitions as if they had occurred on January 1, 1995. See "Use of Proceeds," "Unaudited Pro Forma Consolidated Financial Statements" and "Recent Developments."
(2) Operating results for the year ended December 31, 1993 include certain non-recurring charges of approximately $50.9 million ($43.8 million after tax benefits), principally incurred in connection with the writedown of goodwill. Excluding the non-recurring charge for writedown of goodwill and related tax benefits, operating income, net income before extraordinary item and net income per share before extraordinary item would have been $6.5 million, $580,000 and $0.15, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Writedown of Goodwill" and Note 5 of Notes to Consolidated Financial Statements.

(3)Adjusted to reflect (i) the 1-for-3 stock exchange related to the Company's reincorporation in Delaware effected in September 1995 and (ii) the 3-for-2 stock split in the form of a Common Stock dividend effected in May 1996.
(4) As of January 1, 1995, the Company closed its surgery center located in Phoenix, Arizona. Accordingly, information related to this center is not included in any subsequent periods.
(5) Excludes data from three centers in which the Company has a non-controlling or minority ownership position.
(6) Same center data is calculated based on centers that the Company operated for all of both the current and prior year periods.
(7) Excludes effects of goodwill writedown for the year ended December 31, 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Writedown of Goodwill" and Note 5 of Notes to Consolidated Financial Statements.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

  Certain statements in this Prospectus Summary and under the captions "Risk Factors," "Recent Developments," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this Prospectus, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the Company's ability to: (i) implement successfully its acquisition and development strategy; (ii) obtain financing on acceptable terms to finance its growth strategy and to operate within the limitations imposed by financing arrangements; (iii) continue to satisfy the participation requirements of Medicare and Medicaid; (iv) continue to obtain managed care contracts which reflect acceptable reimbursement rates; and (v) other factors referenced in this Prospectus. See "Risk Factors."


  Unless the context otherwise requires, references to the "Company" include National Surgery Centers, Inc. and its subsidiaries. Except as otherwise specified, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." All references herein to numbers of shares and per share amounts have been adjusted to reflect (i) the 1-for-3 stock exchange related to the Company's reincorporation in Delaware effected in September 1995 and (ii) the 3-for-2 stock split in the form of a Common Stock dividend effected in May 1996.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

  Acquisition and Development Strategy. The success of the Company's acquisitions will be determined by numerous factors, including the Company's ability to identify centers suitable for acquisition, to acquire and finance such centers on acceptable terms and to integrate and operate such centers profitably after acquisition. The ability to develop new surgery centers successfully is influenced by a number of factors, including the identification of suitable markets, the availability of interested joint venture partners, physicians' use of the new surgery centers, implementation of management systems that take advantage of marketing and cost saving opportunities and the availability of financing to minimize the financial impact of expenses associated with start-up surgery centers. In the Company's experience, new surgery centers typically incur initial operating losses and the timeframe within which such centers become profitable may vary. In addition, the rapid development of new surgery centers requires a substantial investment in working capital which may adversely affect the operating results and financial condition of the Company. The Company intends to develop two to four new centers and to acquire six to eight centers by the end of 1997. If the Company is not able to operate a surgery center profitably, it may explore various alternatives including selling or closing it or entering into a joint venture with another party, any of which could result in a loss with respect to that center and adversely affect the operating results and financial condition of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Strategy" and "--Acquisition and Development Programs."

  Additional Financings. The Company's acquisition and development program requires substantial capital resources. The operations of its existing centers require ongoing capital expenditures for renovation and expansion and the addition of costly medical equipment and technology utilized in the centers. The Company expects that the net proceeds of this offering, cash generated from operations and available credit borrowings will be adequate to provide for the Company's cash requirements through the end of 1997, unless the rate of acquisitions significantly increases beyond current expectations. No assurances can be given that such proceeds, cash and borrowings will be sufficient to provide for the Company's cash requirements beyond the end of 1997. The Company may incur indebtedness and may issue, from time to time debt or equity securities, in connection with the acquisition of surgery centers. There can be no assurance that sufficient financing will be available on terms satisfactory to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Strategy."

  Rapid Growth. Since 1991, the Company has pursued an aggressive growth strategy. Of the Company's currently operating surgery centers, four were acquired in 1991, four were acquired in 1992, two were acquired in 1993, three were acquired in 1995 and 15 have been acquired in 1996 (including one in which it acquired a minority interest). Additionally, two developed centers were opened in 1994. The Company intends to develop two to four new centers and acquire six to eight additional surgery centers by the end of 1997. This rapid growth may place significant demands on the Company's financial and management resources. There can be no assurance that the Company will be able to manage this growth effectively or that losses at one or more of the acquired or developed surgery centers will not adversely affect the Company's financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

  Reimbursement. The health care industry is experiencing a trend toward cost containment as government and other third-party payors, who are the Company's principal sources of revenue, seek to impose lower reimbursement rates and negotiate reduced contract rates with service providers, generally in the form of fixed rates for specified procedures. Government payors' reimbursement rates are lower than the Company's standard charges and are non-negotiable. Recent federal budget legislation decreased the aggregate amount of funds available for such reimbursement. Reimbursement rates from managed care providers, such as health maintenance organizations ("HMOs") and preferred provider organizations ("PPOs"), are generally set according to contracts between the individual center and the managed care provider. Such contracts typically define reimbursement by specific procedure or group of procedures or as a percentage of standard charges and are renegotiated from time to time. Reductions in reimbursement rates by government or other third-party payors and the trend toward cost containment may adversely affect the Company's operating results or financial condition. While the Company currently satisfies the participation requirements of Medicare and Medicaid, exclusion of the Company from such programs would adversely affect the Company's operating results or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction" and "Business--Government Health Care Regulation."

  Managed Care. Although the Company believes that, because it is a high-quality, cost-effective provider of ambulatory surgery services, it will be able to continue serving enrollees in managed care plans, there can be no assurance that it will be able to do so. The future inability of the Company to obtain managed care contracts in its markets may adversely affect the Company's operating results or financial condition. There can be no assurance that the Company will be able to obtain managed care contracts at each of its centers. In addition, federal and state legislative proposals have been introduced that could substantially increase the number of Medicare and Medicaid recipients enrolled in HMOs and other managed care plans. The Company derives a substantial portion of its revenue from Medicare and Medicaid. In the event such proposals are adopted, there can be no assurance that the Company will be able to obtain contracts from HMOs and other managed care plans serving Medicare and Medicaid enrollees.

  Government Health Care Regulation. The Company and its surgery centers are subject to extensive and changing federal, state and local regulations. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or Medicaid eligible patients or in return for the purchase, lease or order of items or services that are covered by Medicare or Medicaid. Federal law also prohibits certain financial relationships between physicians and other health care providers. These self-referral statutes are broad and the full extent of their application is not known. The most recent of such federal self-referral statutes prohibits a physician from referring Medicare or Medicaid patients to an entity providing "designated health services," as specifically defined in that statute, where the physician has a prohibited financial relationship with such entity. Ambulatory surgery centers are not among such designated health services. In addition, many states have adopted self-referral laws. The Company's ownership interest in a surgery center typically is through a wholly owned subsidiary of the Company that is the general partner of a limited partnership that owns and operates the center. Generally, the limited partners are surgeons who practice in the community where the surgery center is located. Although the Company believes that its operations and structure do not violate the various laws referred to above, there can be no assurance that its activities will not be challenged by regulatory authorities. If such a challenge is successful, it could have a material adverse effect on the Company. In addition to the adverse consequences of non-compliance with these regulations, the costs of compliance with such regulations are, and are likely to remain, significant. It is not possible to predict accurately the content of future legislation or regulation affecting the health care industry or its impact on the Company's ability to develop or acquire new surgery centers or to operate its existing surgery centers in the manner in which they are currently operated. See "Business--Government Health Care Regulation."

  Holding Company Structure. The Company is a holding company that derives substantially all of its operating income and cash flows from its subsidiaries and partnerships, although the Company can, subject to applicable state laws and the terms of its limited partnership agreements, control the timing and amount of dividends paid by its subsidiaries and distributions made by its majority-owned partnerships. Although the Company receives some management fees directly, it relies on dividends from its subsidiaries and distributions from its partnerships to generate the funds necessary to meet its obligations. Claims of creditors of the Company's subsidiaries or partnerships will generally have priority as to the assets of such subsidiaries or partnerships over the claims of the Company.

  Insurance/Professional Liability. The Company's surgery centers are exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in substantial damage awards to the claimants that may exceed the limits of any applicable insurance coverage. Although the Company maintains liability insurance which it believes to be sufficient in scope and amount, there can be no assurance that such insurance will continue to be available to the Company at acceptable rates or that successful liability claims asserted against the Company or its subsidiaries will not have a material adverse effect on the Company's operating results or financial condition.

  Competition. The health care industry, in general, and the ambulatory surgery business, in particular, are highly competitive and subject to continual changes in the manner in which services are delivered and providers are selected. The Company competes for patients and managed care contracts principally with hospitals and other freestanding surgery centers, some of which are larger and have greater resources than the Company. There can be no assurance that levels of competition will not increase or that such competition will not have a material adverse effect on the Company's business. See "Business--Competition."

  Dependence on Senior Management. The Company depends on a limited number of key personnel, including E. Timothy Geary and John G. Rex-Waller for the management of the Company and the implementation of its business strategy. The loss of services of certain key employees, including Messrs. Geary or Rex-Waller, could have a material adverse effect on the Company. The Company does not maintain key man life insurance policies on any of its officers. See "Management."

  Common Stock Eligible for Future Sale. Following completion of this offering, the Company will have outstanding 11,058,099 shares of Common Stock and Non-Voting Common Stock, warrants and options to purchase 1,236,773 shares of Common Stock and notes convertible into 495,771 shares of Common Stock. The 3,450,000 shares issued in the Company's initial public offering in November 1995 and the 2,750,000 shares of Common Stock offered hereby are currently and will be eligible for immediate sale in the public market without restriction, other than by an "affiliate" of the Company, as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"). All remaining shares of Common Stock, were issued and sold by the Company in private transactions, are issuable upon exercise of warrants and options, or are issuable upon conversion of convertible subordinated notes and are eligible for sale in the public market, at prescribed times subject to compliance with an exemption from the registration requirements of the Securities Act, such as Rule 144 or Rule 144A. In addition, certain existing stockholders have the right to require the Company to register their Common Stock under the Securities Act from time to time. The Company and holders of an aggregate of 2,157,855 shares of Common Stock and Non-Voting Common Stock, holders of options and warrants to purchase 173,247 shares and notes convertible into 27,479 shares of Common Stock (including all shares beneficially owned by the Company's directors and officers), have agreed that they will not sell any shares of Common Stock or Non-Voting Common Stock held by them for a period of 90 days from the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated. No predictions can be made as to the effect, if any, that market sales of such shares or the availability of such shares for sale will have on the market price for shares of Common Stock. Sales of substantial amounts of shares of Common Stock in the public market following this offering could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of equity securities. See "Shares Eligible for Future Sale" and "Underwriting."

  Effect of Certain Charter and Bylaw Provisions. Certain provisions of the Company's Charter and Bylaws may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. See "Description of Capital Stock."

  Absence of Dividends. The Company has never declared or paid and does not intend to pay cash dividends on the Common Stock in the foreseeable future and anticipates that it will retain any future earnings to finance its growth and operations. In addition, the Company's agreement with its senior lender contains a minimum net worth covenant and other limitations on the payment of cash dividends. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Possible Conflicts of Interest. Two of the general partners of Welsh, Carson, Anderson & Stowe V, L.P. ("WCAS V") and WCAS Capital Partners II, L.P. ("WCAS II") are directors of the Company. WCAS V and WCAS II are also investors in and have affiliates serving as directors of other companies in the health care industry, some of which may compete with the Company. Affiliates of WCAS V and WCAS II serving as directors of the Company and such other companies could be confronted with conflicts of interest in performing their duties as directors. There can be no assurance that such potential conflicts of interest will not adversely affect the Company. See "Management" and "Principal and Selling Stockholders."

                              RECENT DEVELOPMENTS

  Since January 1, 1996 the Company has acquired 15 freestanding ambulatory surgery centers (including one center in which it acquired a minority interest) in six separate transactions and has reached an agreement in principle to divest its interest in one center. The Recent Acquisitions are located in seven states, had aggregate net revenue of approximately $15.8 million and performed 23,974 cases in 1995. Each of these acquisitions (except for the center in which a minority interest was acquired) have been accounted for using the purchase method of accounting. The acquisitions summarized below should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Statements:

  . Effective January 1, 1996 the Company purchased 100% of the outstanding stock of Northern Rockies Surgicenter, Inc., a multi-specialty ambulatory surgery center located in Billings, Montana which had 1995 net revenue of $1.7 million.

  . On February 23, 1996, the Company paid $1.8 million and assumed $4.5 million in guarantees for a controlling interest in and subsequently paid $200,000 to acquire the remaining interest of Endoscopy Center Affiliates, Inc. ("ECA"). ECA, which had 1995 combined net revenue of $4.8 million, operates eight endoscopy centers specializing in gastroenterological procedures.

  . On April 9, 1996, the Company acquired an 84% interest in Western Reserve
    Surgery Center, L.P., a multi-specialty ambulatory surgery center located in Kent, Ohio, which had 1995 net revenue of $1.2 million.

  . Effective May 1, 1996, the Company paid $4.1 million for all of the capital stock of the general partners (with ownership percentages ranging from 60% to 66%) of three endoscopy centers specializing in gastroenterological procedures located in Atlanta, Georgia and Miami and Sarasota, Florida which had 1995 combined net revenue of $4.8 million.

  . Effective May 1, 1996, the Company paid $4.2 million for a 61% interest in Westside Surgery Center, Ltd., a multi-specialty ambulatory surgery center located in Houston, Texas, which had 1995 net revenue of $3.3 million.

  . On September 6, 1996, the Company purchased a ten percent interest in Northeast Surgery Center, Ltd., a multi-specialty ambulatory surgery center located in Humble, Texas.

  . The Company has reached an agreement in principle to sell its interest in a multi-specialty surgery center in Dallas, Texas, which sale shall be effective as of September 1, 1996.

  On April 18, 1996, the Board of Directors of the Company declared a 3-for-2 stock split for all holders of record of the Company's Common Stock on May 15, 1996, which was effected as a stock dividend on May 31, 1996.

  On June 25, 1996 WCAS V and WCAS II exercised warrants to purchase Non-Voting Common Stock in the amount of 325,546 shares. On September 20, 1996, BankAmerica Investment Corporation exercised a warrant to purchase 146,989 shares of Common Stock.

  Since July 1996, the Company has converted $1.4 million of its convertible subordinated notes into 97,293 shares of Common Stock and issued redemption notices with respect to $4.3 million principal amount of such notes, which would result in the issuance of 362,112 additional shares. These convertible subordinated notes have an average interest rate of 8.5 percent.

                                USE OF PROCEEDS

  The net proceeds to the Company from this offering are estimated to be approximately $53.1 million ($64.2 million if the Underwriters' over-allotment option is exercised in full) based upon an assumed offering price of $28.13 per share.

  The Company will use $1.2 million of the net proceeds to repay indebtedness of that amount owed to Dr. Donald E. Linder, a director of the Company. This debt bears a 7.5% interest rate and is due June 24, 1997. The Company is currently negotiating the prepayment of certain loans and capital leases, which by their terms are not prepayable. The $3.5 million in loans have interest rates ranging from 10.5% to 13.25%, with an effective average interest rate of 11.5%, and mature through July 2002. The $5.2 million of capital leases have imputed interest rates ranging from 9.0% to 13.4%, with an effective average interest rate of 11.6%, and mature through February 2001. There can be no assurance that a mutually satisfactory arrangement will be made for the prepayment of such loans and capital leases. The Company could incur an extraordinary charge to earnings reflecting such prepayments of approximately $1.2 million, with related tax benefits of $391,000. The Company will use the remaining net proceeds from this offering for general corporate purposes, which may include future acquisitions and the development of surgery centers. Although the Company is engaged in preliminary discussions with numerous potential acquisition candidates, none of such acquisitions is currently probable. There can be no assurance that any acquisition by the Company can be consummated on favorable terms, if at all, or that any acquisition, if completed, will be successful. As a result, the Company is currently unable to estimate the amount of net proceeds to be allocated either to acquisitions or to the development of surgery centers. See "Business-- Strategy." Until used as described, the Company will invest the net proceeds of this offering in short-term investment-grade, interest-bearing securities.

  The Company will not receive any of the proceeds from the sale of shares of Common Stock offered by the Selling Stockholders. See "Principal and Selling Stockholders."

                          PRICE RANGE OF COMMON STOCK

  The Common Stock of the Company has been included for quotation in the Nasdaq National Market under the symbol "NSCI" since the Company's initial public offering of Common Stock on November 10, 1995. Prior to that time, there was no public market for the Common Stock. The following tables set forth the high and low closing prices for the Common Stock for the periods indicated as reported by the Nasdaq National Market:

                                                                   HIGH   LOW
                                                                  ------ ------
YEAR ENDED DECEMBER 31, 1995
  Fourth Quarter(1)(2)........................................... $15.33 $12.17
YEAR ENDED DECEMBER 31, 1996
  First Quarter(1)............................................... $22.00 $14.33
  Second Quarter(1)..............................................  31.50  18.67
  Third Quarter(3)...............................................  30.25  23.00

- --------
(1) Adjusted to reflect the 3-for-2 stock split of the Company's Common Stock effected in May 1996.
(2) Represents trading of the Common Stock from November 10, 1995 to December 31, 1995.
(3) Represents trading through September 23, 1996.

  On September 23, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $28.13 per share. At September 20, 1996, there were approximately 190 holders of record.

                                DIVIDEND POLICY

  The Company has never declared or paid nor does it intend to declare or pay cash dividends on the Common Stock for the foreseeable future, but intends instead to retain future earnings to finance expansion and operations. Certain financial covenants in the Company's loan agreement with Bank of America, Illinois N.A. could limit the ability of the Company to pay dividends or make other distributions on the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth as of June 30, 1996 (i) the capitalization of the Company and (ii) the capitalization of the Company, as adjusted to reflect the sale of the shares of Common Stock offered hereby by the Company and the application of the net proceeds therefrom, all as if they occurred on June 30, 1996:

                                                            JUNE 30, 1996
                                                       -------------------------
                                                       ACTUAL(1)  AS ADJUSTED(2)
                                                       ---------  --------------
                                                            (IN THOUSANDS)
Current installments of long-term debt................ $  8,698      $  5,983
                                                       ========      ========
Long-term debt, less current installments............. $ 19,660      $ 12,484
Shareholders' equity:
  Preferred stock, $.01 par value per share,
   10,000,000 shares authorized; no shares issued and
   outstanding........................................      --            --
  Non-voting common stock, $.01 par value per share,
   10,000,000 shares authorized; 1,307,016 shares
   issued and outstanding; 1,307,016 shares issued and
   outstanding, as adjusted(3)........................       13            13
  Common stock, $.01 par value per share, 20,000,000
   shares authorized; 7,479,660 shares issued and
   outstanding; 9,482,671 issued and outstanding, as
   adjusted(4)(5).....................................       75            95
  Additional paid-in-capital..........................   87,897       141,004
  Accumulated deficit(6)..............................  (36,385)      (37,144)
                                                       --------      --------
    Total shareholders' equity........................   51,600       103,968
                                                       --------      --------
      Total capitalization............................ $ 71,260      $116,452
                                                       ========      ========

- --------
(1) Gives effect to the consummation of the Recent Acquisitions. See "Recent Developments."
(2) Gives effect to the application of the net proceeds from the sale of 2,003,011 shares of Common Stock offered hereby by the Company at an assumed public offering price of $28.13 per share. See "Use of Proceeds."
(3) Non-Voting Common Stock is held by J.P. Morgan Capital Corporation, a wholly owned subsidiary of J.P. Morgan & Co. Incorporated, WCAS Capital Partners II, L.P. and Welsh, Carson, Anderson and Stowe L.P. See "Certain Transactions" and "Principal and Selling Stockholders."
(4) Excludes certain warrants for 146,989 shares of Common Stock exercised on September 20, 1996 and 97,293 shares of Common Stock issued upon conversion of certain convertible subordinated notes. See "Recent Developments."
(5) Excludes options and warrants outstanding on the date hereof to purchase 1,236,773 shares of Common Stock at a weighted average exercise price of $19.06 per share. Also excludes 495,771 shares of Common Stock reserved for issuance upon conversion of certain notes issued in connection with acquisitions at a weighted average conversion price of $13.81 per share.
(6) Pro forma as adjusted to include a non-recurring extraordinary charge of $759,000, net of a tax benefit of $391,000, related to the repayment of $9.9 million principal amount of the Company's loans and capital leases. See "Use of Proceeds."

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

  The following Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1995, and for the six months ended June 30, 1996 and Consolidated Balance Sheets at June 30, 1996, are based on the historical consolidated financial statements of the Company. The Unaudited Pro Forma Consolidated Statements of Operations are adjusted as if the following events occurred on January 1, 1995 while the Unaudited Pro Forma Consolidated Balance Sheet is adjusted as if the following events occurred at June 30, 1996: (i) consummation of the Recent Acquisitions (except that all Recent Acquisitions other than Northeast Surgery Center, Ltd. are included in the historical June 30, 1996 balance sheet) and (ii) receipt of the net proceeds payable to the Company in this offering and the application thereof, based upon an assumed public offering price of $28.13 per share. The Unaudited Pro Forma Consolidated Statements combine the historical financial information of the Company with the historical financial information of the Recent Acquisitions as appropriate, using the purchase method of accounting. These Unaudited Pro Forma Consolidated Financial Statements are not necessarily indicative of the operating results that would have been achieved had the Recent Acquisitions occurred at the beginning of each period presented nor do they purport to indicate the results of future operations. These Unaudited Pro Forma Consolidated Financial Statements are based on the assumptions set forth in the notes to such statements and should be read in conjunction with the related consolidated financial statements of the Company and notes thereto included elsewhere in this Prospectus.

                                  YEAR ENDED DECEMBER 31, 1995                    SIX MONTHS ENDED JUNE 30, 1996
                          -----------------------------------------------  -----------------------------------------------
                                         RECENT                     AS                    RECENT                     AS
                          HISTORICAL ACQUISITIONS(1) OFFERING    ADJUSTED  HISTORICAL ACQUISITIONS(1) OFFERING    ADJUSTED
                          ---------- --------------- --------    --------  ---------- --------------- --------    --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF
 OPERATIONS:
Net revenue.............   $53,165       $18,318      $ --       $71,483    $35,911       $4,224       $  --      $40,135
Costs and expenses:
 Operating expenses.....    36,982        12,206        --        49,188     23,765        2,835          --       26,600
 General and
  administrative
  expenses..............     2,365           350        --         2,715      1,623          115          --        1,738
 Depreciation and
  amortization..........     3,581         2,498(2)     --         6,079      2,680          698(2)       --        3,378
                           -------       -------      -----      -------    -------       ------       ------     -------
  Total costs and
   expenses.............    42,928        15,054        --        57,982     28,068        3,648          --       31,716
                           -------       -------      -----      -------    -------       ------       ------     -------
 Operating income.......    10,237         3,264        --        13,501      7,843          576          --        8,419
Other (income) expense:
 Interest expense.......     4,139         2,199(3)    (976)(6)    5,362      1,297          491(3)      (557)(6)   1,231
 Interest income........      (278)          (29)       --          (307)      (219)         --           --         (219)
 Minority interests.....     1,382         1,066(4)     --         2,448      1,517          429(4)       --        1,946
 Other, net.............       (86)         (898)       --          (984)      (153)        (136)         --         (289)
                           -------       -------      -----      -------    -------       ------       ------     -------
  Total other (income)
   expense..............     5,157         2,338       (976)       6,519      2,442          784         (557)      2,669
                           -------       -------      -----      -------    -------       ------       ------     -------
Net income before taxes
 and extraordinary item.     5,080           926        976        6,982      5,401         (208)         557       5,750
Provision (benefit) for
 income taxes...........     1,981           370(5)     390(5)     2,741      2,108          (83)(5)      223(5)    2,248
                           -------       -------      -----      -------    -------       ------       ------     -------
Net income (loss) before
 extraordinary item.....     3,099           556        586        4,241      3,293         (125)         334       3,502
Early extinguishment of
 debt, net..............      (253)          --         --          (253)       --           --          (759)(7)    (759)
                           -------       -------      -----      -------    -------       ------       ------     -------
Net income (loss).......   $ 2,846       $   556      $ 586      $ 3,988    $ 3,293       $ (125)      $ (425)    $ 2,743
                           =======       =======      =====      =======    =======       ======       ======     =======
Net income per share
 before extraordinary
 item...................   $  0.54           --       $0.29      $  0.55    $  0.35          --        $ 0.17     $  0.31
Net income (loss) per
 share..................   $  0.50           --       $0.29      $  0.52    $  0.35          --        $(0.21)    $  0.25
Fully diluted weighted
 average number of
 common shares
 outstanding............     5,711           --       2,003        7,714      9,699          --         2,003      11,702

   The accompanying notes on the following page are an integral part of the Unaudited Pro Forma Consolidated Financial Statements.

                                           JUNE 30, 1996
                            ---------------------------------------------------
                                           RECENT                         AS
                            HISTORICAL ACQUISITIONS(8) OFFERING        ADJUSTED
                            ---------- --------------- --------        --------
                                           (IN THOUSANDS)
BALANCE SHEETS:
 ASSETS
 Current assets:
 Cash and cash
  equivalents..............  $  8,308      $(1,500)    $42,086(9)(10)  $ 48,894
 Short-term investments....       250          --          --               250
 Accounts receivable, net..    13,221          --          --            13,221
 Other current assets......     4,405          --          --             4,405
                             --------      -------     -------         --------
   Total current assets....    26,184       (1,500)     42,086           66,770
                             --------      -------     -------         --------
 Property and equipment,
  net......................    34,237          --          --            34,237
 Excess of purchase price
  over net assets acquired,
  net......................    28,202          --          --            28,202
 Other assets..............     6,046        1,500         --             7,546
                             --------      -------     -------         --------
                             $ 94,669      $   --      $42,086         $136,755
                             ========      =======     =======         ========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Current liabilities:
 Current installments of
  long-term debt...........  $  8,698      $   --      $(2,715)(10)    $  5,983
 Accounts payable and
  accrued expenses.........     7,842          --         (391)(7)        7,451
                             --------      -------     -------         --------
   Total current
    liabilities............    16,540          --       (3,106)          13,434
                             --------      -------     -------         --------
Long-term debt, less
 current installments......    19,660          --       (7,176)(10)      12,484
Other long-term
 liabilities...............       493          --          --               493
Minority interests.........     6,376          --          --             6,376
Shareholders' equity:
 Preferred stock...........       --           --          --               --
 Non-voting common stock...        13          --          --                13
 Common stock..............        75          --           20(9)            95
 Additional paid-in-
  capital..................    87,897          --       53,107(9)       141,004
 Accumulated deficit.......   (36,385)         --         (759)(7)      (37,144)
                             --------      -------     -------         --------
   Total shareholders'
    equity.................    51,600          --       52,368          103,968
                             --------      -------     -------         --------
                             $ 94,669      $   --      $42,086         $136,755
                             ========      =======     =======         ========

- --------
(1) Reflects the historical net revenue and operating expenses of the Recent Acquisitions on a consolidated basis as if the Recent Acquisitions had occurred on January 1, 1995.
(2) Includes incremental amortization of goodwill as a result of the Recent Acquisitions.
(3) Reflects additional interest expense attributable to debt issued, assumed or incurred as a direct result of the Recent Acquisitions.
(4) Includes adjustment for limited partners' ownership share of earnings of the operating limited partnerships.
(5) Includes an adjustment to reflect income tax expense at an assumed effective tax rate of 40.0%.
(6) Reflects an adjustment to reduce interest expense relating to the use of the proceeds of this offering received by the Company.
(7) Represents non-recurring extraordinary charge of $759,000, net of a tax benefit of $391,000, related to the prepayment of $9.9 million principal amount of certain loans and capital leases. See "Use of Proceeds."
(8) Reflects the minority ownership investment in Northeast Surgery Center, Ltd. as if the investment had occurred on June 30, 1996.
(9) Adjustments for this offering include the issuance of 2,003,011 shares of Common Stock offered hereby by the Company, at an assumed public offering price of $28.13 per share, and receipt and application of the net proceeds therefrom. See "Use of Proceeds."
(10) Reflects cash payment of $9.9 million for prepayment of certain loans and capital leases and $1.2 million of prepayment penalties.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following balance sheet data at December 31, 1994 and 1995, and the statements of operations data for the years ended December 31, 1993, 1994 and 1995, have been derived from the consolidated financial statements that have been audited by Ernst & Young LLP, independent auditors, whose report thereon appears elsewhere in this Prospectus. The balance sheet data at December 31, 1991, 1992 and 1993 and June 30, 1995, and the statement of operations data for the year ended December 31, 1992 and the six-month period ended June 30, 1995 have been derived from audited consolidated financial statements not included in this Prospectus. The statement of operations data for the year ended December 31, 1991 is unaudited. The balance sheet data at June 30, 1996, and the statements of operations data for the six-month periods then ended, are derived from unaudited consolidated financial statements that, in the opinion of the Company, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations of the Company for these periods. The statements of operations data for the interim periods are not necessarily indicative of results for subsequent periods or the full year. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements of the Company and notes thereto presented elsewhere in this Prospectus.

                                                                        SIX MONTHS
                                  YEAR ENDED DECEMBER 31,             ENDED JUNE 30,
                          ------------------------------------------  ----------------
                           1991     1992    1993     1994     1995     1995     1996
                          -------  ------- -------  -------  -------  -------  -------
                             (IN THOUSANDS, EXCEPT PER SHARE AND CENTER DATA)
STATEMENTS OF OPERATIONS
 DATA:
 Net revenue............  $ 1,296  $18,894 $35,230  $41,707  $53,165  $25,097  $35,911
 Writedown of
  goodwill(1)...........      --       --   50,871      --       --       --       --
 Operating income
  (loss)(1).............     (316)   2,827 (44,385)   7,566   10,237    5,015    7,843
 Interest expense.......       92    1,778   4,016    4,186    4,139    2,193    1,297
 Income (loss) before
  income taxes and
  extraordinary item(1).     (415)     319 (49,463)   2,511    5,080    2,125    5,401
 Net income (loss)
  before extraordinary
  item(1)...............     (417)       2 (43,236)   1,493    3,099    1,282    3,293
 Net income (loss) per
  share before
  extraordinary
  item(1)(2)............  $ (0.35) $  0.00 $(11.35) $  0.35  $  0.54  $  0.26  $  0.35
 Fully diluted weighted
  average number of
  common shares
  outstanding(2)........    1,179    2,987   3,810    4,269    5,711    4,931    9,699
GENERAL CENTER DATA(3):
 Centers................        4       10      12       14       16       14       30
 Cases(4)...............    1,837   22,234  38,113   43,419   53,460   25,161   38,576
 Net revenue per
  case(4)...............  $   706  $   850 $   924  $   961  $   994  $   997  $   931
SAME CENTER DATA(5):
 Net revenue growth.....      n/a      n/a    22.8%    11.7%    12.6%    13.2%    16.0%
 Case growth............      n/a      n/a    12.3%     6.6%     9.1%     9.1%    13.9%
 Net revenue per case
  growth................      n/a      n/a     9.4%     4.8%     3.2%     3.8%     1.8%
 Operating income
  growth(6).............      n/a      n/a    45.4%    22.4%    17.8%    20.1%    23.1%
                                       DECEMBER 31,                      JUNE 30,
                          ------------------------------------------  ----------------
                           1991     1992    1993     1994     1995     1995     1996
                          -------  ------- -------  -------  -------  -------  -------
BALANCE SHEET DATA:
 Cash, cash equivalents
  and short-term
  investments...........  $ 1,817  $ 5,265 $ 2,852  $ 4,478  $22,843  $ 5,041  $ 8,558
 Working capital........    2,689    4,845   2,789    6,300   22,145    6,777    9,644
 Total assets...........   24,586   87,046  49,393   56,954   82,287   58,008   94,669
 Total debt.............    7,863   41,559  44,426   42,711   24,074   41,887   28,358
 Shareholders' equity
  (deficit).............   15,191   39,950  (3,134)   6,724   48,192    8,332   51,600

   The accompanying notes on the following page are an integral part of the
                     Selected Consolidated Financial Data.

- --------
(1) Operating results for the year ended December 31, 1993, include a non-recurring charge of approximately $50.9 million ($43.8 million after tax benefit), principally incurred in connection with the writedown of goodwill. Excluding the non-recurring charge for writedown of goodwill and related tax benefit, operating income, net income before extraordinary item and net income per share before extraordinary item would have been $6.5 million, $580,000 and $0.15, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Writedown of Goodwill" and Note 5 of Notes to Consolidated Financial Statements.
(2) Adjusted to reflect (i) the 1-for-3 stock exchange related to the Company's reincorporation in Delaware effected in September 1995 and (ii) the 3-for-2 stock split in the form of a Common Stock dividend effected in May 1996.
(3) As of January 1, 1995, the Company closed its surgery center located in Phoenix, Arizona. Accordingly, information related to this center is not included in any subsequent periods.
(4) Excludes data from two centers in which the Company has a non-controlling or minority ownership position.
(5) Same center data is calculated based on centers that the Company operated for all of both the current and prior year periods.
(6) Excludes effects of goodwill writedown for the year ended December 31, 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Writedown of Goodwill" and Note 5 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

  The Company's growth has resulted primarily from the acquisition and development of ambulatory surgery centers. Since 1991, the Company has completed the acquisition of 29 ambulatory surgery centers, including two centers in which the Company has a minority ownership position and one center that has subsequently been closed, developed two new centers in which it has majority equity ownership and developed centers for other health care providers, including one hospital. The Company's acquisitions have been funded with cash, debt, convertible notes and shares of Common Stock. Additionally, the Company has increased surgical capacity at existing centers by adding operating rooms and has expanded its ability to perform higher acuity and more complex cases by offering extended recovery in eleven of its centers.

  The Company's principal source of revenue is a facility fee charged for surgical procedures performed in its surgery centers. This fee varies depending on the procedure, but usually includes all charges for operating room usage, special equipment usage, supplies, recovery room usage, nursing staff and medications. Facility fees do not include the charges of the patient's surgeon, anesthesiologist or other attending physicians, which are billed directly by such physicians. An additional fee is typically charged for extended recovery care, where available. This fee generally includes a flat fee for post-operative care and may include itemized amounts for medications and other supplies.

  The Company receives payments for services rendered to patients from private insurers, HMOs, PPOs, the patients directly and governmental payors, including Medicare and Medicaid. In many instances, the Company has agreed with certain payors to provide services at discounted prices. The Company charges for services rendered on a fee-for-service basis although it is considering, and may in the future enter into capitation agreements with payors whereby the Company may share some of the financial risk of delivering health care services. The sources and amounts of the Company's revenues derived from its surgery centers are determined by a number of factors, including the number of patient procedures performed, the mix of patient procedures and the rates of reimbursement among payor categories. Generally, private insurance reimbursement is greater than HMO/PPO reimbursement which, in turn, is greater than Medicare and Medicaid reimbursement. Changes in the Company's payor mix can significantly affect its profitability. The following table provides certain information concerning the Company's payor mix during the periods indicated:

                                            YEAR ENDED          SIX MONTHS
                                           DECEMBER 31,       ENDED JUNE 30,
                                         -------------------  ----------------
   PAYOR                                 1993   1994   1995    1995     1996
   -----                                 -----  -----  -----  -------  -------
                                           (PERCENTAGE OF GROSS REVENUE)
Medicare/Medicaid.......................  37.7%  39.7%  38.4%    39.3%    38.4%
HMO/PPO.................................  21.5   22.7   27.2     26.4     29.2
Private insurance, discounted fee for
 service and other......................  40.8   37.6   34.4     34.3     32.4
                                         -----  -----  -----  -------  -------
                                         100.0% 100.0% 100.0%   100.0%   100.0%
                                         =====  =====  =====  =======  =======

  The Company has experienced a trend in which an increasingly large portion of its reimbursement is received from HMO/PPOs. A continuing trend of increased dependence on this category of payors could have an adverse effect on the Company's profitability. However, the Company's management expects to be able to offset lower reimbursement rates by continuing to increase operating efficiencies and the number of higher-acuity cases performed in its centers.

  The Company's profitability may be affected in future periods by the development of new centers. The operating margins for developed centers tend to be below the Company's average during the first years of operation. Several of the endoscopy centers acquired by the Company during the first and second quarters of 1996 and two centers developed by the Company in the third quarter of 1994 have been in operation for less than two years and currently have and are likely to have margins below the Company average.

  The Company's endoscopy centers typically have net revenue per case which are approximately one-half of the net revenue per case of a multi-specialty surgery center. Accordingly, the Company's overall net revenue per case will decline in future periods as the acquired endoscopy centers are reflected in such operating results.

RESULTS OF OPERATIONS

  The following table sets forth certain consolidated financial data as a percentage of net revenue for the periods indicated:

                                           YEAR ENDED         SIX MONTHS ENDED
                                          DECEMBER 31,            JUNE 30,
                                       ---------------------  ------------------
                                                                     (UNAUDITED)
                                        1993    1994   1995   1995      1996
                                       ------   -----  -----  -----  -----------
                                           (PERCENTAGE OF NET REVENUE)
Net revenue..........................   100.0%  100.0% 100.0% 100.0%    100.0%
Costs and expenses:
  Operating expenses.................    67.0    71.1   69.6   68.8      66.2
  General and administrative
   expenses..........................     6.0     4.6    4.4    4.5       4.5
  Depreciation and amortization
   expense...........................     8.6     6.2    6.7    6.7       7.5
  Writedown of goodwill..............   144.4      --     --     --        --
                                       ------   -----  -----  -----     -----
    Total costs and expenses.........   226.0    81.9   80.7   80.0      78.2
                                       ------   -----  -----  -----     -----
Operating income (loss)..............  (126.0)   18.1   19.3   20.0      21.8
                                       ------   -----  -----  -----     -----
Other (income) expense:
  Interest expense...................    11.4    10.0    7.8    8.7       3.6
  Interest income....................    (0.3)   (0.4)  (0.5)  (0.4)     (0.6)
  Minority interests.................     3.3     2.5    2.6    2.6       4.2
  Other, net.........................      --      --   (0.1)   0.6      (0.4)
                                       ------   -----  -----  -----     -----
    Total other expense..............    14.4    12.1    9.8   11.5       6.8
                                       ------   -----  -----  -----     -----
Income (loss) before income taxes and
 extraordinary item..................  (140.4)    6.0    9.5    8.5      15.0
Provision for income taxes...........   (17.7)    2.4    3.7    3.4       5.8
                                       ------   -----  -----  -----     -----
Income (loss) before extraordinary
 item................................  (122.7)    3.6    5.8    5.1       9.2
Early extinguishment of debt, net of
 tax effects.........................      --    (0.9)  (0.5)    --        --
                                       ------   -----  -----  -----     -----
Net income (loss)....................  (122.7)%   2.7%   5.3%   5.1%      9.2%
                                       ======   =====  =====  =====     =====

SIX MONTHS ENDED JUNE 30, 1995 AND 1996

  Net Revenue. Net revenue is net of provisions for contractual adjustments and doubtful accounts. Net revenue increased 43.1% from $25.1 million for the six-month period ended June 30, 1995 to $35.9 million for the comparable period of 1996. Overall net revenue per case declined 6.6% from $997 to $931, primarily due to the inclusion of eleven specialty endoscopy centers acquired during 1996. Separately, net revenue per case for the six-month period ended June 30, 1996 was $1,014 for the multi-specialty centers and $471 for the specialty endoscopy centers. Same center net revenue increased 16.0% due to a 13.9% increase in cases combined with a 1.8% increase in net revenue per case from $997 to $1,016. Of the remaining increase in net revenue, $2.3 million and $4.5 million resulted from centers acquired in 1995 and 1996, respectively. Overall payor mix, as a percentage of gross revenue, changed with private insurance and discounted fee for service decreasing from 34.3% to 32.4%, HMO/PPO increasing from 26.4% to 29.2% and Medicare/Medicaid decreasing from 39.3% to 38.4% from the six-month period ended June 30, 1995 to the comparable period of 1996.

  Operating Expenses. Operating expenses include salaries and benefits, drugs and medical supplies, utilities, marketing and maintenance costs and rent expense of centers. Operating expenses increased 37.6% from $17.3 million for the six-month period ended June 30, 1995 to $23.8 million in the comparable period of 1996. Of this increase in operating expenses, $4.2 million resulted from centers acquired in 1995 and 1996. As a percentage of net revenue, operating expenses decreased from 68.8% for the six-month period ended June 30, 1995 to 66.2% for the comparable period of 1996.

  General and Administrative Expenses. General and administrative expenses include only corporate-level expenses and do not include any center-level administrative expenses. General and administrative expenses increased 42.9% from $1.1 million for the six-month period ended June 30, 1995 to $1.6 million for the comparable period of 1996. As a percentage of net revenue, general and administrative expenses remained constant at 4.5% for both six-month periods ended June 30, 1995 and 1996. The Company believes that as same center cases and revenues increase and if, as the Company anticipates, additional acquisitions are made or centers are developed, further leverage of existing management will occur and general and administrative expenses will continue to decline as a percentage of net revenues.

  Depreciation and Amortization Expense. Depreciation and amortization expense increased 59.5% from $1.7 million for the six-month period ended June 30, 1995 to $2.7 million for the comparable period of 1996. Of this increase in depreciation and amortization expense, $719,000 resulted from centers acquired in 1995 and 1996. As a percentage of net revenue, depreciation and amortization expense increased from 6.7% for the six-month period ended June 30, 1995 to 7.5% for the comparable period of 1996.

  Interest Expense. Interest expense decreased 40.9% from $2.2 million for the six-month period ended June 30, 1995 to $1.3 million for the comparable period of 1996. The decrease in interest expense was primarily the result of the repayment of $20.0 million of subordinated debt in November 1995 with proceeds from the Company's initial public offering. As a percentage of net revenue, interest expense decreased from 8.7% for the six-month period ended June 30, 1995 to 3.6% for the comparable period of 1996.

  Minority Interests. Minority interests include the limited partners' ownership share in the earnings (losses) of the operating center partnership. Minority interests increased 133.4% from $650,000 for the six-month period ended June 30, 1995 to $1.5 million for the comparable period of 1996. Of this increase, $305,000 is attributable to centers acquired in 1995 and 1996 with the remaining increase resulting from improved center operating performance. As a percentage of net revenue, minority interests increased from 2.6% for the six-month period ended June 30, 1995 to 4.2% for the comparable period of 1996.

  Provision for Income Taxes. Provision for income taxes increased 150.1% from $843,000 for the six-month period ended June 30, 1995 to $2.1 million for the comparable period of 1996. The effective tax rate decreased from 39.7% for the six-month period ended June 30, 1995 to 39.0% for the comparable period of 1996, primarily due to the effects of tax-exempt interest income from short-term investments.

  Net Income. Net income increased from $1.3 million for the six-month period ended June 30, 1995 to $3.3 million for the comparable period of 1996. As a percentage of net revenue, net income increased from 5.1% for the six-month period ended June 30, 1995 to 9.2% for the comparable period of 1996.

 YEARS ENDED DECEMBER 31, 1994 AND 1995

  Net Revenue. Net revenue increased 27.5% from $41.7 million in 1994 to $53.2 million in 1995. Same center net revenue increased 12.6% due to a 9.1% increase in cases combined with a 3.2% increase in net revenue per case from $957 to $988. Of the remaining increase in net revenue, $5.5 million resulted from the development of two surgery centers that opened in the third quarter of 1994 and $1.5 million resulted from centers acquired in 1995. Effective January 1, 1995, the Company closed its surgery center in Phoenix, Arizona which had revenue of $450,000 in 1994. Overall payor mix, as a percentage of gross revenue, changed with private insurance and discounted fee for service decreasing from 37.6% to 34.4%, HMO/PPO increasing from 22.7% to 27.2% and Medicare/Medicaid decreasing from 39.7% to 38.4% from 1994 to 1995.

  Operating Expenses. Operating expenses increased 24.7% from $29.6 million in 1994 to $37.0 million in 1995. Of the increase in operating expenses, $4.4 million resulted from the two developed centers. As a percentage of net revenue, operating expenses decreased from 71.1% in 1994 to 69.6% in 1995.

Excluding the two development surgery centers, operating expenses as a percentage of net revenue would have decreased from 68.6% in 1994 to 66.1% in 1995.

  General and Administrative Expenses. General and administrative expenses increased 23.2% from $1.9 million in 1994 to $2.4 million in 1995. As a percentage of net revenue, general and administrative expenses decreased from 4.6% in 1994 to 4.4% in 1995.

  Depreciation and Amortization Expense. Depreciation and amortization expense increased 39.2% from $2.6 million in 1994 to $3.6 million in 1995. Of the increase in depreciation and amortization expense, $672,000 resulted from the two development centers and includes deferred development costs which are being amortized over a two-year period. As a percentage of net revenue, depreciation and amortization expense increased from 6.2% in 1994 to 6.7% in 1995.

  Interest Expense. Interest expense decreased 1.1% from $4.2 million in 1994 to $4.1 million in 1995. The decrease in interest expense was primarily the result of the repayment of the $20.0 million subordinated debt in November 1995 with proceeds from the public offering. As a percentage of net revenue, interest expense decreased from 10.0% in 1994 to 7.8% in 1995.

  Minority Interests. Minority interests increased 34.6% from $1.0 million in 1994 to $1.4 million in 1995. As a percentage of net revenue, minority interests increased from 2.5% in 1994 to 2.6% in 1995.

  Provision for Income Taxes. Provision for income taxes increased 94.6% from $1.0 million in 1994 to $2.0 million in 1995. The effective tax rate decreased from 40.5% for 1994 to 39.0% for 1995.

  Extraordinary Charge. In 1994, the Company incurred an extraordinary charge of $373,000 related to the accelerated amortization of unaccreted discount and loan issuance costs of $565,000, net of related tax benefits of $192,000 in connection with the renegotiation of the Company's acquisition line of credit. In 1995, the Company incurred an extraordinary charge of $253,000 related to accelerated amortization of unaccreted discount and loan issuance costs of $383,000, net of related tax benefits of $130,000 in connection with the Company's early repayment of $20.0 million subordinated debt.

  Net Income. Net income increased 154.1% from $1.1 million in 1994 to $2.8 million in 1995. As a percentage of net revenue, net income increased from 2.7% in 1994 to 5.3% in 1995.

 YEARS ENDED DECEMBER 31, 1993 AND 1994

  Net Revenue. Net revenue increased 18.4% from $35.2 million in 1993 to $41.7 million in 1994. Of the increase in net revenue, $1.4 million resulted from the development of two surgery centers which opened in July 1994 and $3.9 million resulted from an increase in same center business. Same center net revenue increased 11.7% due to a 6.6% increase in cases combined with a 4.8% increase in net revenue per case from $929 to $974. Overall payor mix, as a percentage of gross revenue, changed with private insurance and discounted fee for service decreasing from 40.8% to 37.6%, Medicare/Medicaid increasing from 37.7% to 39.7% and HMO/PPO increasing from 21.5% to 22.7% from 1993 to 1994.

  Operating Expenses. Operating expenses increased 25.7% from $23.6 million in 1993 to $30.0 million in 1994. Of the increase in operating expenses, 8.3%, or $2.0 million, resulted from the two development centers. As a percentage of net revenue, operating expenses increased from 67.0% in 1993 to 71.1% in 1994. Excluding the two development centers which opened in July 1994, operating expenses as a percentage of net revenue would have increased 17.2% from 67.0% in 1993 to 68.6% in 1994.

  General and Administrative Expenses. General and administrative expenses decreased 9.2% from $2.1 million in 1993 to $1.9 million in 1994. Principally as a result of increased leverage of corporate level expenses, general and administrative expenses as a percentage of net revenue decreased from 6.0% in 1993 to 4.6% in 1994.

  Depreciation and Amortization Expense. Depreciation and amortization expense decreased 15.0% from $3.0 million in 1993 to $2.6 million in 1994. As a result of the writedown of goodwill in 1993, amortization expense was reduced; however, this was offset by depreciation and amortization at the development centers which opened in August 1994. As a percentage of net revenue, depreciation and amortization expenses decreased from 8.6% in 1993 to 6.2% in 1994. See Note 5 of Notes to Consolidated Financial Statements and "-- Writedown of Goodwill."

  Interest Expense. Interest expense increased 4.2% from $4.0 million in 1993 to $4.2 million in 1994. The increase in interest expense was attributable in part to additional capital lease debt and other debt issued related to the two development centers and slightly higher interest rates on variable interest debt. This increase in interest expense was offset by repayment of scheduled debt maturities and acquisition-related debt with proceeds from a private equity placement in August 1994. As a percentage of net revenue, interest expense decreased from 11.4% in 1993 to 10.0% in 1994.

  Minority Interests. Minority interests decreased 10.9% from $1.2 million in 1993 to $1.0 million in 1994. Of the decrease in minority interests, $321,000 in minority interests reductions related to limited partners' share of losses at the two development centers which was offset by an increase of $195,000 from improved operating performance at same center partnerships or centers acquired and partnerships formed in 1993 and 1994. As a percentage of net revenue, minority interests decreased from 3.3% in 1993 to 2.5% in 1994.

  Provision for Income Taxes. Provision for income taxes increased from a benefit of $6.2 million in 1993 to a provision of $1.0 million in 1994. The income tax benefit in 1993 relates to the writedown of $50.9 million in goodwill. The effective tax rate increased from a benefit of 12.6% for 1993 to a provision of 40.5% for 1994. See "--Writedown of Goodwill."

  Extraordinary Charge. The Company incurred an extraordinary charge of $373,000 related to the accelerated amortization of unaccreted discount and loan issuance costs of $565,000, net of related tax benefits of $192,000 in connection with the renegotiation of the Company's acquisition line of credit in August 1994.

  Net Income (Loss). Net income (loss) increased from a loss of $43.2 million in 1993 to net income of $1.1 million in 1994. As a percentage of net revenue, net income (loss) increased from a loss of 122.7% in 1993 to income of 2.7% in 1994.

SUMMARY OF OPERATIONS BY QUARTER (UNAUDITED)

  The following table presents summarized unaudited quarterly operating results for the periods from January 1, 1994 to June 30, 1996. The Company believes that all necessary adjustments have been included to present fairly the following selected information when read in conjunction with the Company's consolidated financial statements and related notes thereto. Future quarterly results may fluctuate depending on a number of factors, including the timing of acquisitions, the development of surgery centers, fluctuations in the Company's business affected by seasonal changes in the number and type of surgeries, variations in the cost of services and the timing of price changes. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or any other quarter.

                                                                                              1996 QUARTER
                                1994 QUARTER ENDED                1995 QUARTER ENDED              ENDED
                         --------------------------------- --------------------------------- ---------------
                         MAR 31  JUN 30  SEP 30(1) DEC 31  MAR 31  JUN 30  SEP 30  DEC 31(2) MAR 31  JUN 30
                         ------- ------- --------- ------- ------- ------- ------- --------- ------- -------
                                           (IN THOUSANDS, EXCEPT CASES AND PER SHARE DATA)
Cases...................  10,171  10,822   10,860   11,566  11,965  13,196  13,610   14,689   16,318  22,258
Net revenue............. $ 9,674 $10,162  $10,427  $11,444 $11,979 $13,118 $13,391  $14,677  $16,159 $19,752
Operating income........   1,896   2,373    1,528    1,769   2,214   2,801   2,400    2,822    3,252   4,591
Net income before
 extraordinary item.....     302     617      194      380     510     772     535    1,282    1,455   1,838
Net income per share
 before extraordinary
 item................... $  0.08 $  0.16  $  0.04  $  0.08 $  0.10 $  0.16 $  0.11  $  0.18  $  0.16 $  0.20

- --------
(1) Operating results subsequent to this quarter were impacted by start-up losses at two development centers that opened in July 1994.
(2) Includes non-recurring other income of $436,000 or $0.04 per share, arising primarily from gain on sale of limited partnership interests in certain centers.

SEASONALITY

  The Company's business experiences some degree of seasonality because patients have some degree of discretion in scheduling elective surgery. Accordingly, surgical procedures at the Company's centers are lower in the first and third quarter. The first quarter tends to be lower due to beginning of the year deductibles while the third quarter reflects the effects of vacations taken by both patients and physicians. Although the Company's growth and development of centers may obscure the effects of seasonality in the Company's financial results, the Company's first and third quarters generally reflect lower net revenue on a same center basis when compared to the Company's second and fourth quarters. For example, for the centers owned and operated during the entire twelve months of 1995, but excluding the two centers developed in 1994, net revenue for the first, second, third and fourth quarters was 24.1%, 25.4%, 24.7% and 25.8%, respectively, as a percentage of net revenue for the year.

WRITEDOWN OF GOODWILL

  The value of goodwill is equal to the excess of purchase price over the net assets acquired and is recorded at cost at the date of acquisition. The Company amortizes goodwill, including any excess arising from earnout payments, on a straight-line basis over a 40-year period in accordance with the provisions of Accounting Principles Board Opinion No. 17. The Company believes that the life of the core businesses acquired and the delivery of ambulatory outpatient surgery will exceed 40 years as industry trends and improved technology allow a wider variety of outpatient procedures to be performed in an ambulatory surgery center.

  From late 1991 through 1992 the Company acquired ten centers. During this period, the purchase prices for surgery centers had escalated to record high multiples of earnings due to the large amount of capital available to potential buyers, the increased number of new buyers in the market and the relatively low cost of capital to the publicly traded buyers. In 1993, in part due to uncertainty of health care reform, market multiples declined. As a result of this uncertainty, the Company carefully reviewed the recoverability of certain long-lived assets, determined the extent of impairment on certain amounts recorded as goodwill, and recorded a $50.9 million non-cash writedown to estimated fair value for the year ended December 31, 1993.

  In determining impairment of goodwill, the Company's management calculated estimated cash flow for each related asset over its remaining economic life, but not exceeding forty years. The Company prepared a detailed five year operating cash flow projection and estimated a terminal value in year six. These operating cash flow projections were based on the estimated after tax operating performance of each related asset less estimated capital expenditures required to maintain and continue growth. The cash flows were assumed to be realized in installments over the six year period and were then discounted at a 25% discount rate to determine the fair market value. The 25% after tax discount rate was computed based on a blended weighted average rate of return expected by the Company's debt and equity investors. The calculated fair market value was then reduced by any fair market value associated with related tangible assets to determine the fair market value of the intangible assets. The net carrying value of the intangible assets was then adjusted to its fair market value.

  Of the $50.9 million writedown of goodwill recorded during the fourth quarter of 1993, $11.1 million was attributable to surgery centers acquired in 1991; $39.0 million was attributable to centers acquired in 1992; and $760,000 was attributable to a center acquired at the beginning of 1993 in which the Company had entered into a definitive agreement in 1992, but which was subject to state regulatory approval. Additionally, the $50.9 million writedown of goodwill included $30.6 million associated with centers in which two members of the Company's board of directors were affiliated.

  The Company continues to evaluate whether events and circumstances have occurred subsequent to a center's acquisition that may indicate that the remaining balance of goodwill may not be recoverable or that the remaining useful life may warrant revision. When external factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related acquired business' discounted cash flows over the remaining life of the goodwill and compares it to the business' goodwill balance to determine whether the goodwill is recoverable or if impairment exists. If such impairment exists, an adjustment is made to the carrying value of the asset.

PROVISION FOR INCOME TAXES

  The Company's provision for income taxes in 1993 reflected the availability of certain net operating loss carryforwards available to offset a portion of taxable income for financial reporting purposes. The Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes in 1992.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's cash flow from operations increased from $1.4 million in 1993 to $7.6 million in 1995. Cash flow from operations increased from $3.6 million for the six-month period ended June 30, 1995 to $4.9 million for the comparable period of 1996. During the period from January 1, 1993 through June 30, 1996, in addition to cash flow from operations of $14.6 million, acquisition expenditures of $23.1 million, purchases of property and equipment of $15.4 million and debt repayments of $35.9 million have been financed through a combination of $48.6 million net issuances of capital stock, and net borrowings of $8.3 million.

  The Company expects that its principal use of funds in the near future will be in connection with the acquisition and development of surgery centers, working capital requirements, debt repayments and purchases of property and equipment. The Company expects that cash and cash equivalents from operations, the proceeds from this offering and available credit borrowings will be adequate to provide for the Company's cash requirements through 1997, unless the rate of acquisitions significantly increases beyond current expectations. No assurances can be given that such proceeds, cash and borrowings will be sufficient to provide for the Company's cash requirements beyond 1997. At June 30, 1996, the Company had working capital of $9.6 million, including cash and cash equivalents and short-term investments of $8.6 million.

  The Company's amended and restated loan agreement ("Loan Agreement") provides for revolving and term loans of up to $20.0 million, to be used by the Company for acquisitions and development of surgery centers and related businesses. As of June 30, 1996, no amount was outstanding under the Loan Agreement. Loans under the Loan Agreement are secured by substantially all the assets of the Company (including the capital stock or partnership units of the Company's subsidiaries) and mature on June 30, 2000. Loans under the Loan Agreement are denominated at the Company's option as either Eurodollar Tranches (loans bearing interest at a rate 1.5% above the London Interbank Offered Rate) or Base Rate Tranches (loans bearing interest at 0.5% above the prime rate for U.S. commercial loans) subject to adjustment in certain circumstances.

                                   BUSINESS

  The Company owns and operates freestanding ambulatory surgery centers that provide the medical and administrative support necessary for physicians to perform non-emergency surgical procedures. The Company operates a network of 30 surgery centers in 13 states and is currently developing two new surgery centers. The Company provides alternate-site settings for high-quality surgical care that is more cost effective than hospital-based surgical care and that is increasingly preferred by physicians, payors and patients.

INDUSTRY OVERVIEW

  The Company believes that overall health care expenditures will continue to increase with the aging of the population and the extension of health care coverage to previously uninsured groups. In recent years, government programs, private insurance companies, managed care organizations and self-insured employers have implemented various cost-containment measures to limit the growth of health care expenditures. These cost-containment measures, together with technological advances, have resulted in a significant shift in the delivery of health care services away from traditional inpatient hospitals to more cost-effective alternate sites, including ambulatory surgery centers.

  Industry sources estimate that in 1994 outpatient surgical procedures represented 64.7% of all surgical procedures performed in the United States, compared with 31.3% in 1984, and that surgical procedures performed in freestanding ambulatory surgery centers comprised 19.0% of total outpatient surgery, compared with 7.9% in 1984. As of May 1996, there were approximately 2,340 surgery centers in the U.S., of which approximately 130 were owned by hospitals and approximately 510 were owned by corporate chains. The remaining approximately 1,700 centers were independently owned, primarily by physicians.

  Managed care organizations with significant numbers of covered lives are seeking to direct large numbers of patients to high-quality, low-cost providers and provider groups. In order to compete for the growing number of managed care patients, hospitals, physicians and other providers, including alternate-site outpatient providers, are forming integrated delivery systems or provider joint ventures. The Company believes that there will be opportunities for well-positioned ambulatory surgery centers to participate in the development of these delivery systems and joint ventures.

  The Company believes that the following factors contribute to the continued growth of ambulatory surgery:

  Cost-Effective Alternative. Ambulatory surgery is generally less expensive than hospital inpatient surgery. In addition, the Company believes that surgery performed at a freestanding ambulatory surgery center is generally less expensive than hospital-based ambulatory surgery for a number of reasons, including lower facility development costs, more efficient staffing and space utilization and a specialized operating environment focused on cost containment.

  Managed Care. The Company believes managed care enrollment will continue to increase and that managed care organizations will seek high-quality, cost-effective health care services for their enrollees. As a result, the Company believes that interest in ambulatory surgery will grow as capitation and other reimbursement arrangements shift the risk for health care costs from traditional payors to providers such as hospitals and physician groups. "Capitation" is a reimbursement arrangement in which a health care provider receives a fixed payment per member per month for the provision of defined health care services to members of a managed care plan.

  Physician and Patient Preference. The Company believes that many physicians prefer freestanding ambulatory surgery centers. The Company believes that such centers enhance physicians' productivity by providing them with greater scheduling flexibility, more consistent nurse staffing and faster turnaround time between cases, allowing physicians to perform more surgeries in a defined period of time. In contrast, hospitals generally serve a broader group of physicians, including those involved with emergency procedures that must be given priority over scheduled non-emergency procedures, resulting in postponed or delayed surgeries. Additionally, many physicians choose to perform surgery in an ambulatory surgery center because their patients prefer the simplified admissions and discharge procedures and the less institutional atmosphere.

  New Technology. New technology and advances in anesthesia, which have been increasingly accepted by physicians, have significantly expanded the types of surgical procedures that are being performed in ambulatory surgery centers. Lasers, enhanced endoscopic techniques and fiber optics have reduced the trauma and recovery time of many surgical procedures. Improved anesthesia has shortened recovery time by minimizing post-operative side effects such as nausea and drowsiness, thereby avoiding, in some cases, overnight hospitalization.

  Extended Recovery. In recent years, some states have permitted extended recovery in ambulatory surgery centers. While states typically restrict the time period a patient may remain in an ambulatory surgery center after surgery, a number of states, including seven states in which the Company operates, allow extended recovery stays of up to 24 hours. Longer recovery stays are being considered in some states. Extended recovery significantly increases the types of procedures that can be performed in ambulatory surgery centers.

STRATEGY

  The Company's objective is to establish a nationwide network of ambulatory surgery centers in secondary and other selected markets by acquiring established centers and developing new centers. The Company seeks to provide a broad range of high-quality surgical services and to collaborate with other participants in the health care delivery system. The key components of the Company's strategy are as follows:

  Acquire Established Ambulatory Surgery Centers. The Company plans to continue acquiring established ambulatory surgery centers. The ambulatory surgery center industry is highly fragmented and is consolidating due to the increasing complexity of the regulatory and business aspects of health care, the growing influence of managed care, the rising cost of technology and the need for capital. In addition, physician operators of surgery centers are experiencing increasing practice demands. The Company believes that a significant opportunity exists to acquire ambulatory surgery centers that are seeking affiliation with experienced operators having access to capital and other resources. The Company's goal is to acquire six to eight additional ambulatory surgery centers by the end of 1997.

  Focus on Secondary and Other Selected Markets. The Company plans to focus on those markets where, either directly or through affiliation with physicians, payors or hospitals, it can establish a significant local presence or play an important role in the development of local integrated delivery systems. The Company generally views secondary markets as those metropolitan areas with fewer than 250,000 residents and one or two hospitals. The Company believes that in secondary markets its centers can more easily achieve the scale that allows them to become a significant local health care provider and a more attractive partner in local integrated delivery systems.

  Develop New Ambulatory Surgery Centers. The Company plans to develop new ambulatory surgery centers in selected markets. The Company pursues new center development in markets where attractive acquisitions are not available or where the opportunity exists to increase the Company's presence in its existing markets. In the future, the Company's new center development efforts will generally be undertaken in partnership with physicians, hospitals and other local health care participants. The Company believes that such partnerships minimize the time required to become an established provider. The Company's goal is to develop two to four additional ambulatory surgery centers by the end of 1997.

  Develop Joint Ventures with Hospitals and Other Providers. The Company has established two hospital joint ventures and is exploring additional alliances in selected markets. The Company believes that such ventures increase patient flow through joint marketing, access to managed care contracts and participation in a broader network of health care providers. As part of its joint venture strategy, the Company intends to manage the surgery centers in which it and other health care providers have an equity interest.

  Expand Range of Services. The Company plans to continue to increase the number and types of surgeries performed at its centers. The Company is committed to adding programs and services for physicians and payors by providing state-of-the-art technology, administrative conveniences, flexible pricing alternatives and cost-effective care. The Company is also committed to offering extended recovery services wherever possible, enabling its centers to accommodate a wider range of higher-acuity procedures.

ACQUISITION AND DEVELOPMENT PROGRAMS

 Acquisition Program

  The Company typically targets for acquisition ambulatory surgery centers that meet certain criteria, including market demographics, size, profitability, specialty mix, prominence within the local medical community, access to payors and opportunities for growth. The Company principally targets physician-owned ambulatory surgery centers. The Company believes that due to the increasing complexity of the regulatory and business aspects of health care, physicians are increasingly seeking affiliation with experienced ambulatory surgery center operators having access to capital and other resources. Approximately 48% of the approximately 1,700 physician-owned ambulatory surgery centers in the United States are smaller centers performing fewer than 1,000 cases per year and are often single specialty centers. The Company believes that, although some of these smaller centers represent acquisition opportunities, the remaining approximately 880 centers represent the more likely universe of acquisition candidates and that in excess of 200 of these centers meet the Company's acquisition criteria. In addition, the Company may also target for acquisition ambulatory surgery centers operated by multi-market chains. The Company has acquired 30 centers to date (including one center in which the Company acquired a minority interest). The Company's goal is to acquire six to eight centers by the end of 1997. The Company is currently in various levels of discussion with additional centers regarding possible acquisition. There can be no assurance that the Company will be able to acquire additional surgery centers or, if acquired, that they can be operated profitably. See "Risk Factors--Acquisition and Development Strategy" and "--Additional Financings" and "Recent Developments."

 Development Program

  The Company develops new centers in markets where attractive acquisitions are not available or where the Company seeks to increase its presence in markets in which it already operates. In its development efforts, the Company targets markets that have attractive size and demographic characteristics and a high level of interest on the part of local physicians, hospitals or payors. Historically, the Company's development strategy was based on a structure involving majority Company ownership through joint venture arrangements with local physicians. The Company's development strategy also includes joint venture arrangements with local hospitals, physicians and other providers. In some cases, this may include instances of minority ownership by the Company. In light of the Company's experience and the slower than anticipated startup of the development centers opened by the Company in 1994, the Company believes that this broadened development strategy will provide greater access to patients and minimize the time required to become an established provider.

  The Company has developed six new ambulatory surgery centers since 1987, including four ambulatory surgery centers that were developed for hospitals, large group medical practices and other health care providers. The Company intends to develop two to four new ambulatory surgery centers by the end of 1997. There can be no assurance that the Company will be able to develop additional surgery centers or, if developed, that they can be operated profitably. See "Risk Factors--Acquisition and Development Strategy" and "--Additional Financings."

OPERATION OF SURGERY CENTERS

  The Company operates a network of 30 surgery centers in 13 states and is currently developing two new surgery centers. Of the Company's existing surgery centers, 19 are multi-specialty centers and eleven are endoscopy centers. The Company's surgery center network has a total of 90 operating rooms and 43 treatment rooms. The Company's surgery centers are typically owned through limited or general partnerships in which a wholly owned subsidiary of the Company owns a general partnership interest and is the managing general partner of the surgery center. Local physicians and the subsidiary generally own the limited partnership interests and, in two instances, hospitals also own limited partnership interests. See "Risk Factors--Holding Company Structure."

  The Company's typical multi-specialty surgery center is a freestanding facility with three to five fully equipped operating rooms, one or two treatment rooms and ancillary areas for reception, pre-operative preparation, recovery and administration. The Company's typical endoscopy center, which performs primarily gastroenterological procedures, has two treatment rooms and ancillary areas for reception, pre-operative preparation, recovery and administration and may also have an operating room. The Company's surgery centers are generally located in close proximity to physicians' offices. Each of the Company's surgery centers is available for use only by licensed physicians who have been approved by the center's medical credentialling committee.

  The following table sets forth information regarding each of the centers operated by the Company:

                                                    NUMBER OF NUMBER OF EXTENDED
                                 YEAR   PERCENTAGE  OPERATING TREATMENT RECOVERY
LOCATION                        OPENED OWNERSHIP(1)   ROOMS     ROOMS   SERVICE
- --------                        ------ ------------ --------- --------- --------
Miami, FL......................  1976      60.0%         4         3
Bremerton, WA..................  1977      89.0          3         1        X
Billings, MT...................  1982     100.0          4        --
Fayetteville, NC...............  1982      50.2          9        --        X
Provo, UT......................  1982     100.0          5        --
Greensboro, NC.................  1982      80.3          2        --
Elizabethtown, KY..............  1983      79.5          3         1        X
Greensboro, NC.................  1983     100.0         11         3        X
Norman, OK.....................  1983      90.0          4         1        X
Somerset, KY...................  1984      87.5          2         1        X
Atlanta, GA....................  1985      66.0          3        --
Bakersfield, CA................  1986      89.0          2         1
Seattle, WA....................  1988      43.5          7        --        X
Brownsville, TX................  1991      59.0          4         1
Las Vegas, NV..................  1991      20.0          2         1
Oxnard, CA.....................  1991      85.0          4         1
San Diego, CA..................  1993      58.3         --         3
Houston, TX....................  1993      60.8          3         1        X
Las Vegas, NV..................  1994      75.0          4         3        X
Santa Monica, CA...............  1994      88.9          5         3        X
Kent, OH.......................  1994      84.0          2         1
Sarasota, FL...................  1994      60.0          1         2
Long Beach, CA.................  1994      50.0         --         3
Newport Beach, CA..............  1994      70.0         --         2
Humble, TX.....................  1995      10.0          4         2        X
Indianapolis, IN...............  1995      51.0          1         2
Ft. Worth, TX..................  1995      51.0         --         2
Chula Vista, CA................  1995      51.0         --         2
Thousand Oaks, CA..............  1995      80.0         --         2
Cincinnati, OH.................  1996      51.0          1         1

- --------
(1) Includes general partnership and limited partnership interests.

  The Company provides services to a wide range of specialties including: ophthalmology, orthopedic surgery, otorhinolaryngology (ear, nose and throat), gynecology, general surgery, gastroenterology, anesthesiology, neurosurgery, oral surgery, plastic surgery, podiatry and urology. Medicare currently approves over 2,400 types of surgical procedures that may be performed in ambulatory surgery centers, up from 1,500 types in 1992. Common procedures performed in the Company's surgery centers include knee and shoulder arthroscopy, laparoscopy, hernia repair, tubal ligations and removal of cataracts.

  Eleven of the Company's surgery centers currently provide for extended recovery stays. The Company intends to offer extended recovery services at certain of its facilities if permitted by state law. The Company's ability to develop such recovery care facilities is dependent on state regulatory environments. Extended recovery capability generally permits higher acuity and higher revenue procedures to be performed, including the following:

    SPECIALTY                        HIGHER ACUITY PROCEDURES
    ---------                        ------------------------
Orthopedic surgery  Anterior cruciate ligament repair, shoulder surgery, total knee replacements, micro discectomies and laminectomies
                    (back surgery)
Gynecology          Laparascopically assisted vaginal hysterectomies
General surgery     Laparascopically assisted hernia repair and laparascopic
                    cholecystectomy

  After a physician determines that surgery is necessary and can be appropriately performed in an ambulatory surgery center, the physician and patient schedule the surgery and, if appropriate, request extended recovery services. The surgery center's staff subsequently contacts the patient by telephone to obtain payor and other patient information and to ensure that the patient has arranged to be transported home following the recovery period. Patients generally arrive at the center approximately one hour before scheduled surgery to allow time for admission and a review of their medical history. A local or general anesthetic is administered and the surgery is performed. After surgery, patients generally spend three hours in the recovery area before being discharged by the center's anesthesiologist or being transferred to the surgery center's extended recovery area.

  The Company's multi-specialty surgery centers generally employ a staff of between 15 and 30 and its endoscopy centers generally employ a staff of between five and 15, depending on the size of the facility and the volume of cases. The staff includes a center administrator, a business manager, a clinical director, registered nurses, operating room technicians and clerical workers. The center administrator is responsible for general oversight of the center's operations, including liaison with physicians and coordination of marketing efforts and reports to a regional or corporate vice president. The business manager is responsible for the center's financial records and patient billing and collections. The clinical director is responsible for providing leadership and coordination for the professional and support staff and ensuring efficient scheduling and staffing for the physicians.

  The Company provides each of its surgery centers with a full range of financial, marketing and operating services as well as data processing support both for internal operational control and for the orderly conduct of business office functions. This includes a financial reporting and accounting package, a billing and accounts receivable system, inventory and accounts payable systems and a patient record-keeping system. Corporate management also supports local marketing activities, including the analysis of market conditions and patient utilization patterns and the development of prices and services which are competitive with those offered by other local health care providers. The Company, where appropriate, executes master agreements for purchasing equipment and supplies enabling each center to realize the economies of scale available through volume purchases. In addition, the Company provides support for Medicare certification, local regulatory licensure and accreditation efforts.

QUALITY ASSURANCE

  The Company's surgery centers implement quality assurance procedures to ensure a high level of care provided at the surgery centers. Each center has a medical advisory committee comprised of three to ten physicians that reviews the professional credentials of physicians applying for medical staff privileges at the center. In addition, each center has a medical director who supervises and is responsible for the quality of medical care provided at the center. The medical director, who is generally a practicing surgeon or anesthesiologist, reports directly to the center's medical advisory committee. The center administrator or clinical director, in conjunction with the medical director, reviews and monitors surgical outcomes along with procedures performed and the quality of the logistical, medical and technological support provided to the physician. In addition, the patient is contacted by a center nurse on the day following discharge to check on the patient's condition and to survey the patient as to the quality of care provided. The Company believes that this direct, systematic feedback from both physician and patient is an effective way to monitor the level of care at each center. All of the Company's centers are Medicare certified, which is required to obtain Medicare reimbursement. Nine of its surgery centers are approved by either the Joint Commission for Accreditation of Health Care Organizations ("JCAHO") or the Accrediting Association of Ambulatory Health Care ("AAAHC"), which are industry-based, self-regulatory organizations which grant accreditation of surgery centers based on established criteria as an additional indication of a center's quality. The Company is seeking accreditation in all of its centers that have not been approved by either the JCAHO or the AAAHC.

MARKETING

  Marketing activities directed at physicians and other health care providers are coordinated locally by the individual center and are supplemented by corporate management. These activities generally emphasize advantages offered by the Company's surgery centers, such as the proximity of surgery centers to physicians' offices, the ability to schedule consecutive cases without preemption by inpatient or emergency procedures, the rapid turnaround time between cases, the high technical capability and low turnover and consistency of nurse staffing, state-of-the-art surgical equipment and the simplified administrative procedures. A target list of physicians is developed at each local surgery center. Although the center administrator is the primary point of contact, physicians who utilize the Company's surgery centers are important sources of recommendation to other physicians regarding the benefits of using the Company's surgery centers. The Company periodically reviews each center's physician marketing list and its progress in contacting and successfully attracting local physicians.

  The Company also markets its surgery centers directly to payors, including HMOs, PPOs, other managed care organizations, employers and other payor-groups. Payor-group marketing activities conducted by the Company's management and center administrators emphasize the high quality of care, cost advantages and convenience of the Company's surgery centers and are focused on making each center an approved provider under local managed care plans. In addition, the Company is pursuing relationships with physician groups in its markets in order to promote jointly its surgery centers and the physician groups to payors. In some instances, this may involve invoicing the centers' charges, on a case rate basis, with the surgeon, anesthesiologist, lab, x-ray and pathology charges combined to provide the payor with one all-inclusive bill to cover an episode of care.

COMPETITION

  In each of its markets, the Company competes principally with hospitals and other operators of freestanding surgery centers to attract physicians and patients to its ambulatory surgery centers and for inclusion in managed care programs. In developing new surgery centers and acquiring existing surgery centers the Company competes with other surgery center companies and local hospitals. In competing for physicians and patients, important competitive factors are convenience, cost, quality of service, physician loyalty and reputation. Hospitals have many competitive advantages in attracting physicians and patients, including established standing in the community, historical physician loyalty and convenience for physicians making rounds or performing inpatient surgery in the hospital. However, the Company believes that many physicians prefer to utilize and affiliate with freestanding ambulatory surgery centers due to greater scheduling flexibility, more consistent nurse staffing and faster turnaround time between cases, thereby allowing a physician to perform more surgeries in a defined period of time.

GOVERNMENT HEALTH CARE REGULATION

 Health Care Reform

  In recent years, a variety of legislative proposals designed to change access to and payment for health care services in the United States have been introduced. Although no major health reform proposals have been passed by Congress to date, other proposed health care reform legislation, including the regulation of patient referral practices, reimbursement of health care providers, formation and operation of physician joint ventures and tort reform, has been and may be considered by Congress and the legislatures of many of the states in which the Company operates. No predictions can be made as to whether health care reform legislation or similar legislation will be enacted or, if enacted, its effect on the Company. Any federal or state legislation prohibiting, among other things, the referral to or treatment of patients at surgery centers by health care providers with an investment interest in the surgery centers may have a material adverse effect on the Company. In the event that Federal or state regulations prohibit the ownership of surgery centers by physicians, the Company would seek to purchase the interests held by its limited partner physicians. Some of the Company's limited partnership agreements contain a provision which allows the Company to purchase the interest of each limited partner for an amount equal to a multiple of the partner's allocation of taxable income in the most recent calendar year. The Company may, at its option, issue cash, notes, or stock, including unregistered stock, to purchase such limited partners' interests. The Company believes that it would be able to buy out all of its limited partners if required.

 Regulatory Environment

  The Company's surgery centers and the physicians utilizing its centers are subject to numerous regulatory, accreditation and certification requirements, including requirements related to licensure, certificate of need, reimbursement from insurance companies and other private third-party payors, Medicare and Medicaid participation and reimbursement, and utilization and quality review organizations. The grant and renewal of these licenses, certifications and accreditations are based upon governmental and private regulatory agency inspections, surveys, audits, investigations or other reviews, including self-reporting requirements. An adverse review or determination by any regulatory authority could result in denial of a center's plan of development or proposed expansion of facilities or services, the loss or restriction of licensure by a center or one of its practitioners, or loss of center certification or accreditation. A regulatory authority could also reduce, delay or terminate reimbursement to a center or require repayment of reimbursement received. The loss, denial or restriction of any such licensure, accreditation, certification (including certificates of need or exemption therefrom) or reimbursement through changes in the regulatory requirements, an enforcement action, or otherwise, could have a material adverse effect on the Company.

  Federal Fraud and Abuse Statute. Under the Medicare and Medicaid programs, the federal government enforces a federal statute (the "Fraud and Abuse Statute") that prohibits the offer, payment, solicitation or receipt of any remuneration, directly or indirectly, overtly or covertly, in cash or in kind to induce or in exchange for (i) the referral of patients covered by the programs or (ii) the leasing, purchasing, ordering, or arranging for or recommending the lease, purchase, or order of any item, good, facility or service covered by the programs. The federal courts have held that an arrangement violates the Fraud and Abuse Statute if one purpose of a transaction which results in the payment of remuneration (including the distribution of profits) is to induce the referral of patients covered by the Medicare and Medicaid programs, even if another purpose of the payment is to compensate an individual for professional services. Violations of such statute can result in criminal penalties, civil monetary penalties and exclusion from the Medicare and Medicaid programs. In an attempt to clarify which arrangements are exempt from program exclusion, civil sanctions or criminal prosecution under the Fraud and Abuse Statute, the Department of Health and Human Services published in 1991 a set of "safe harbor" regulations outlining practices that are deemed not to violate the Fraud and Abuse Statute. Although compliance with one of the safe harbors assures participants that an arrangement does not violate the Fraud and Abuse Statute, failure of an arrangement to fit within a safe harbor provision does not necessarily mean that arrangement violates the Fraud and Abuse Statute. Although the Company has determined that the current ownership structure of its surgery centers does not fit within any of the safe harbors applicable to investments in health care providers by physicians who are in a position to make or influence referrals, it believes that its arrangements with physicians do not fall within the activities prohibited by the Fraud and Abuse Statute. However, no assurances can be given that regulatory authorities might not assert a contrary position or that new laws, or the interpretation of existing laws, might not adversely affect relationships established by the Company with physicians or other health care providers or result in the imposition of penalties on the Company or its facilities.

  "Stark Laws." The Company's surgery centers and their physicians, dentists and podiatrists are also subject to the Ethics in Patient Referrals Act of 1989 (the "Stark Law"). Unless excepted, a physician, dentist or podiatrist may not make a referral of a Medicaid or Medicare patient to any clinical laboratory services provider with whom he or she has a financial relationship (either investment or compensation) for such restricted services and any provider who accepts such a referral may not bill for the service provided pursuant to the referral. Sanctions for violating the Stark Law can include civil monetary penalties and exclusion from Medicare and Medicaid. Unlike the Fraud and Abuse Statute in which an activity may fall outside a safe harbor and still not violate the law, a referral under the Stark Law that does not fall within an exception is strictly prohibited. In August 1993, Congress passed legislation ("Stark II") that, effective January 1, 1995, expanded the self-referral ban to include a number of health care services provided by entities with which the physicians may have an ownership interest or a financial relationship, although it does not specifically prohibit referrals by physicians with an ownership interest in, or financial relationship with, an ambulatory surgery center, provided that the surgery services are not provided as "outpatient hospital services." Ambulatory surgery is not included in the list of restricted services and the Company does not believe that ambulatory surgery is subject to the Stark Law restrictions.

  AMA Restrictions. In June 1994, the American Medical Association severely restricted the ability of physicians to refer to entities in which such physicians have an ownership interest, except when the physician directly provides care or services at a facility that is an extension of the physician's practice and in very limited circumstances such as in rural areas where there is lack of available capital from non-physician sources. If the American Medical Association changes its ethical requirements to preclude all referrals by physicians, physician referrals to the Company's ambulatory surgery centers could be adversely affected. It is possible that a prohibition on physician ownership could adversely affect the Company's future operations, although the Company believes that the majority of physicians would continue to perform surgery at the surgery centers even if they were no longer limited partners.

  State Anti-Referral Laws. In addition to the federal Fraud and Abuse Statute and the Stark Laws, certain states in which the Company operates have enacted similar patient referral legislation. The Company believes its surgery centers' operations are consistent with applicable statutes of the states in which they operate because either the state statute (i) excludes from the definition of referral the recommendation by a health care provider that a patient utilize the types of services provided at the center, (ii) exempts health care provider investors who directly provide services at the facility and are personally involved in the rendering of care to the referred patient or (iii) does not encompass the provider specialty or services rendered at the center.

  Infectious Waste. As generators of infectious waste, the Company's surgery centers are required to satisfy all federal, state and local waste disposal requirements. If any regulatory agency finds a center to be in violation of waste laws, penalties and fines may be imposed for each day of violation, and the affected center could be forced to cease operations. The Company believes its surgery centers dispose of such waste properly.

EMPLOYEES

  As of September 20, 1996, the Company had 484 full-time employees, 19 of whom were corporate personnel. The remaining full-time employees, most of whom are nurses and office personnel, work at the surgery centers. None of the Company's employees is covered by a collective bargaining agreement. The Company considers relations with its employees to be good.

PROPERTIES

  The Company's surgery centers range from 2,000 to 26,000 square feet, with the typical multi-specialty surgery center occupying approximately 13,000 square feet and the typical endoscopy center occupying approximately 4,000 square feet. The Company's surgery centers typically lease their facilities pursuant to long-term lease agreements expiring from 1998 to 2020, most of which contain options to extend the lease period for up to ten additional years. The Company's principal executive offices are situated in approximately 5,200 square feet located at 35 East Wacker Drive, Suite 2800, Chicago, Illinois 60601. The Company leases this property and the current lease expires in 1997. See "--Operation of Surgery Centers" above for a list of the Company's surgery centers.

LITIGATION

  The Company is party to certain claims and litigation in the ordinary course of business. The Company is not involved in any legal proceeding that it believes will result, individually or in the aggregate, in a material adverse effect upon its financial condition or results of operations.

INSURANCE

  The Company maintains medical malpractice insurance under one insurance policy in the amount of $1.0 million per occurrence and $3.0 million in the aggregate, with retention limits of $100,000 per occurrence and $200,000 in the aggregate. In addition, the Company maintains excess medical malpractice and general liability insurance in the amount of $25.0 million.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

NAME                     AGE                     POSITION(S)
- ----                     ---                     -----------
E. Timothy Geary........  45 Chairman of the Board of Directors, Chief Executive
                             Officer
                             and President
John G. Rex-Waller......  43 Executive Vice President, Secretary, Treasurer and
                             Director
Bryan S. Fisher.........  38 Chief Financial Officer, Vice President and
                             Controller
Richard D. Pence........  41 Vice President--Operations
Dennis D. Solheim.......  44 Vice President--Development
Dennis J. Zamojski......  38 Vice President--Operations
John K. Carlyle(1)......  41 Director
Russell L. Carson.......  53 Director
John T. Henley, Jr.,      49 Director
 M.D.(1)................
Donald E. Linder,         48 Director
 M.D.(2)................
Rocco A. Ortenzio.......  63 Director
Andrew M. Paul(1)(2)....  40 Director

- --------
(1)Member of Compensation Committee.
(2)Member of Audit Committee.

  Mr. Geary has served as the Company's Chief Executive Officer, President and Chairman of the Board since its founding in 1987. Mr. Geary served as a Vice President of Operations and Development, respectively, with Medical Care International, Inc. ("Medical Care"), a large owner and operator of freestanding ambulatory surgery centers, from 1983 to 1987. Mr. Geary is a graduate of the College at the University of Chicago and the University of Chicago Graduate School of Business. Mr. Geary serves on the Board of Directors of the Federated Ambulatory Surgery Association ("FASA"), an industry association.

  Mr. Rex-Waller has served as a director, Secretary and Treasurer of the Company since 1991; as its Chief Financial Officer from 1991 to 1995; and as its Executive Vice President since 1996. Mr. Rex-Waller was a Senior Vice President-Corporate Finance with Dean Witter Reynolds Inc. from 1984 to 1991. Mr. Rex-Waller is a graduate of the University of Chicago Graduate School of Business, attended Hertford College, Oxford as a Rhodes Scholar and has an undergraduate degree in Civil Engineering from the University of Cape Town.

  Mr. Fisher joined the Company in 1991 as Controller, has served as a Vice President of the Company since 1993, and as the Company's Chief Financial Officer since 1996. Mr. Fisher was an accounting manager and Assistant Controller for Medical Care from 1989 to 1991 and, prior to that, an auditor for KPMG Peat Marwick from 1984 to 1989. Mr. Fisher is a graduate of Brigham Young University and is a certified public accountant.

  Mr. Pence joined the Company as a Vice President in 1991. Mr. Pence was a Vice President and, previously Controller, for Medical Care from 1982 to 1991. Mr. Pence is a graduate of the University of Alabama and the Masters of Business Administration program of Southern Methodist University.

  Mr. Solheim joined the Company as Project Manager in 1988 and has served as a Vice President of the Company since 1991. Mr. Solheim was a Regional Director for Medical Care from 1983 to 1988. Mr. Solheim is a graduate of Iowa State University.

  Mr. Zamojski joined the Company as a Vice President in 1992. Mr. Zamojski was a Vice President with Medical Care from 1983 to 1992. Mr. Zamojski is a graduate of the nursing program of Erie Community College, the State University of New York and the Masters of Health Care Administration program of the Medical College of Virginia/Virginia Commonwealth University.

  Mr. Carlyle has served as a director of the Company since 1991. Mr. Carlyle has served as the President since 1990 and as Chief Executive Officer and a director since 1992 of OccuSystems, Inc. ("OccuSystems"), a physician practice management company. Prior to joining OccuSystems, Mr. Carlyle was a Senior Vice President and the Chief Financial Officer of Medical Care.

  Mr. Carson has served as a director of the Company since 1991. Mr. Carson is a general partner in WCAS II and WCAS V, investment firms that specialize in the health care industry. WCAS II and WCAS V have several general partners in common and are operated by a related group of investors. Mr. Carson has served as the Chairman of the Board of Quorum Health Group, Inc. ("Quorum"), an owner and operator of acute-care hospitals, since 1989. Mr. Carson also serves on the Board of Directors of American Oncology Resources, Inc. ("AOR"), a provider of outpatient cancer treatment services; Health Management Systems, Inc., a provider of accounts receivable management services to hospitals; and Steris Corporation, a manufacturer of health care capital equipment.

  Dr. Henley has served as a director of the Company since 1991. Dr. Henley has served as the Medical Director and Manager of Fayetteville Ambulatory Surgery Center, L.P., an affiliate of the Company, since 1982 and 1985, respectively. Dr. Henley is a past president of FASA and is a practicing surgeon.

  Dr. Linder has served as a director of the Company since 1992. Dr. Linder was the founder and served as the Medical Director of the Surgical Center of Greensboro, an affiliate of the Company, from 1983 to 1994. Dr. Linder is the President of FASA.

  Mr. Ortenzio has served as a director of the Company since 1991. Mr. Ortenzio was the Chairman of the Board and Chief Executive Officer of Continental Medical Systems from 1986 to 1995. Mr. Ortenzio serves on the Board of Directors of PNC Bank, N.A., and Quorum.

  Mr. Paul has served as a director of the Company since 1991. Mr. Paul is a general partner of WCAS V and WCAS II. Mr. Paul has been employed by WCAS V since 1984. Mr. Paul also serves as a director of AOR; Housecall Medical, a home health care provider; Lincare Holdings, Inc., a provider of home oxygen services; Medcath Incorporated, a provider of cardiology and cardiovascular services; and Emcare Holdings, Inc., a provider of physician management services in hospital emergency departments and related urgent care centers.

  The number of Directors on the Board is currently fixed at eight. The Company's Charter divides the Company's Board of Directors into three classes. The members of each class of Directors serve for staggered three-year terms. The Board is composed of two Class I Directors (Mr. Rex-Waller and Dr. Henley), three Class II Directors (Mr. Ortenzio, Mr. Carlyle and Mr. Paul) and three Class III Directors (Mr. Geary, Mr. Carson and Dr. Linder), whose initial terms will expire upon the election and qualification of Directors at the annual meeting of stockholders held following the years ending December 31, 1998, 1996 and 1997, respectively. At each annual meeting of stockholders, Directors will be elected for a term of three years. See "Description of Capital Stock--Certain Charter and By-Law Provisions." Directors hold office until their successors are elected and qualified. Officers serve at the discretion of the Board. Messrs. Geary, Rex-Waller, Fisher, Pence, Solheim and Zamojski each have an employment agreement with the Company. See "--Employment Agreements."

EXECUTIVE COMPENSATION

  The following table provides certain summary information concerning the compensation paid or accrued during the years ended December 31, 1994 and 1995 to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                                              COMPENSATION
                                                         -----------------------
                                            ANNUAL
                                         COMPENSATION            AWARDS
                                       ----------------- -----------------------
                                                          RESTRICTED  SECURITIES
                                                            STOCK     UNDERLYING
   NAME AND PRINCIPAL POSITION    YEAR  SALARY  BONUS(1) AWARDS($)(2) OPTIONS(#)
   ---------------------------    ---- -------- -------- ------------ ----------
E. Timothy Geary................. 1995 $190,000 $55,000     $  --      112,500
 Chairman of the Board, President 1994  169,950  28,839        --          --
 and Chief Executive Officer
John G. Rex-Waller............... 1995  150,000  45,000        --       82,500
 Executive Vice President,        1994  135,950  21,629        --          --
 Secretary and Treasurer
Richard D. Pence................. 1995  110,000  35,000        --       45,000
 Vice President--Operations       1994  103,000  13,822        --          --
Dennis D. Solheim................ 1995  110,000  42,209        --       45,000
 Vice President--Development      1994  100,000  10,210        --          --
Dennis J. Zamojski............... 1995  110,000  35,000        --       82,500
 Vice President--Operations       1994   92,700  21,629     63,750       7,500

- --------
(1) The entire amount of the bonuses set forth were accrued in the fiscal year ended but paid in subsequent fiscal year, except for $3,000 and $7,209 paid to Dennis D. Solheim during 1994 and 1995, respectively.
(2) Mr. Zamojski was awarded 7,500 shares of restricted Common Stock in August 1994, of which half will vest on January 1, 1997, and the other half will vest on January 31, 1998, subject to accelerated vesting upon the occurrence of certain conditions.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth individual grants of stock options made to the Named Executive Officers during the fiscal year ended December 31, 1995:

                                                                           POTENTIAL
                                                                       REALIZABLE VALUE
                                                                       AT ASSUMED ANNUAL
                                                                        RATES OF STOCK
                                                                             PRICE
                                                                         APPRECIATION
                                                                          FOR OPTION
                                       INDIVIDUAL GRANTS                    TERM(1)
                         --------------------------------------------- -----------------
                         NUMBER OF    PERCENT OF
                         SECURITIES TOTAL GRANTED
                         UNDERLYING   TO COMPANY   EXERCISE
                          OPTIONS     EMPLOYEES    OR BASE  EXPIRATION
NAME                      GRANTED   IN FISCAL YEAR  PRICE      DATE       5%      10%
- ----                     ---------- -------------- -------- ---------- -------- --------
E. Timothy Geary........  112,500        20.5%      $12.50  11/15/2000 $388,521 $858,530
John G. Rex-Waller......   82,500        15.0        12.50  11/15/2000  284,915  629,588
Richard D. Pence........   45,000         8.2        12.50  11/15/2000  155,408  343,412
Dennis D. Solheim.......   45,000         8.2        12.50  11/15/2000  155,408  343,412
Dennis J. Zamojski......   82,500        15.0        12.50  11/15/2000  284,915  629,588

                       OPTION GRANTS IN LAST FISCAL YEAR


- --------
(1) These amounts represent certain assumed annual rates of appreciation calculated from the exercise price, as required by the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth for the Named Executive Officers the fiscal year-end value of unexercised options. There were no exercises of stock options by the Named Executive Officers during the fiscal year ended December 31, 1995.

                         AGGREGATE OPTIONS AND VALUES

                           NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                OPTIONS AT          IN-THE-MONEY OPTIONS AT
                             FISCAL YEAR-END          FISCAL YEAR-END(1)
                         ------------------------- ------------------------- ---
NAME                     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                     ----------- ------------- ----------- -------------
E. Timothy Geary........    4,998       117,503      $26,656     $345,430
John G. Rex-Waller......    4,998        87,503       26,656      260,430
Richard D. Pence........    4,998        50,003       26,656      154,180
Dennis D. Solheim.......    4,998        50,003       26,656      154,180
Dennis J. Zamojski......   11,249        88,752       76,865      276,472

- --------
(1) Based on the closing price of the Common Stock of $15.33 per share on the Nasdaq National Market on December 31, 1995.

EMPLOYMENT AGREEMENTS

  The Company has entered into employment agreements with each of Messrs. Geary, Rex-Waller, Solheim, Pence and Zamojski. The employment agreements provide for a term of employment of one year, and are automatically extended for an additional year if the Company has not given the employee notice at least 60 days prior to the end of the term of the Company's wish to terminate such agreement. In the event that the Company terminates any such employment agreement prior to the end of its term because of the disability or death of the employee, the Company is obligated to pay the employee the remaining salary that would have been payable to the employee had the agreement continued for the balance of the term. In addition, if the Company terminates an employee without "cause" or if the employee elects to terminate his employment with the Company because of certain material changes to the employee's employment or there is a change in control of the Company (as defined in the employment agreement) the employee will receive a lump sum payment in an amount equal to the sum of (i) the employee's annual base salary and (ii) the annual bonus paid to the employee for the last full fiscal year, exclusive of any tax imposed pursuant to
Section 4999 of the Internal Revenue Code, as amended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; DIRECTOR'S COMPENSATION

  The following persons served as members of the Compensation Committee of the Board of Directors during the year ended December 31, 1995: John K. Carlyle; John T. Henley, Jr., M.D.; and Andrew M. Paul. None of the members of the Compensation Committee is an employee of the Company. The Directors are not compensated by the Company for their services, although their expenses are reimbursed.

  Dr. John T. Henley, Jr., a director of the Company, is a practicing physician in Fayetteville, North Carolina and has been an affiliate of the Company since November 1991. Dr. Henley is a 50% shareholder of Physicians Ambulatory Management Corporation ("PAM") which, pursuant to a management agreement, co-manages the day-to-day operations of Fayetteville Ambulatory Surgery Center Limited Partnership ("FASCLP"). In 1991, at the time of the Company's acquisition of FASCLP and in order to facilitate the acquisition of the center, PAM agreed to restructure its then existing management agreement on essentially the same economic terms, and the Company (i) paid cash equal to $550,000 to PAM; (ii) issued to PAM a $275,000 principal amount convertible subordinated note; (iii) issued to Dr. Henley 8,594 shares of the Common Stock (which were subsequently repurchased in December 1994 for cash of $68,752 and convertible notes of $68,752); and (iv) subsequently paid to PAM $310,000 in cash, based upon the financial performance of FASCLP for the year ending December 31, 1992. During 1995, the Company paid $163,000 to PAM pursuant to the management agreement.

  No executive officer of the Company served as a member of the compensation committee or as a director of any other entity, any of whose executive officers serves on the Compensation Committee or is a director of the Company.

STOCK OPTION AND PURCHASE PLANS

 Restricted Stock Grant

  At December 31, 1995, there were an aggregate of 15,000 shares of restricted Common Stock worth $127,500 held by the executive officers of the Company. Dividends will be paid on the restricted stock if paid on the Common Stock.

  In August 1994, the Company granted 7,500 shares of Common Stock to Mr. Zamojski. The shares are subject to vesting based on a change of control or minimum market price of the Common Stock. The Company determined that the fair market value of the shares of Common Stock on the date of the grant was $8.50 per share and Mr. Zamojski is not obligated to make any payments to obtain such shares.

 Amended and Restated 1992 Stock Option Plan

  The objectives of the Company's Amended and Restated 1992 Stock Option Plan (the "Stock Option Plan") are to develop and retain management and to provide certain present and future executives and key personnel of the Company a favorable opportunity to become holders of Common Stock, thereby giving them a stake in the growth of the Company and encouraging the continuance of their services with the Company.

  The Stock Option Plan was adopted by the Board of Directors in January 1992, amended and restated by the Board of Directors in August 1995 and approved by the Company's stockholders in September

1995. The Stock Option Plan provides for the grant of options to acquire up to 1,500,000 shares of Common Stock, in such amounts, on such terms and to such officers and other key employees as the administrators of the Stock Option Plan may select. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is composed of no fewer than two disinterested directors and provides that all of the options shall have a per share exercise price equal to or greater than the fair market value of the Common Stock on the date of such grant, as determined by the Committee. Options granted under the Stock Option Plan become fully exercisable no later than the fourth anniversary of the date of grant and no option may have a term in excess of ten years from the date of grant. Options granted under the Stock Option Plan typically become exercisable as to one-fourth of the grant on each of the first, second, third and fourth anniversary of the date of grant. Any options previously granted under the Stock Option Plan shall become immediately exercisable upon a change in control of the Company, which includes, among other events, an acquisition by which any corporation or person becomes the beneficial owner of at least 51% of the Common Stock .

  Options to purchase a total of 1,204,078 shares have been granted under the Stock Option Plan at exercise prices ranging from $8.50 per share to $27.50 per share. In 1996, the Compensation Committee granted to employees five-year options to purchase 566,800 shares of Common Stock, including grants, at an exercise price per share of $27.50, to Named Executive Officers for the following number of shares: Mr. Geary--130,000; Mr. Rex-Waller--90,000; Mr. Pence--75,000; Mr. Solheim--65,000; and Mr. Zamojski--65,000.

 Employee Stock Purchase Plan

  The Board of Directors of the Company has adopted, and the stockholders of the Company have approved, the Employee Stock Purchase Plan (the "Stock Purchase Plan") which is administered by the Compensation Committee. Under the Stock Purchase Plan, a total of 750,000 shares of Common Stock are reserved for issuance upon the exercise of one-year options which may be granted under the Stock Purchase Plan. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. Generally, all persons who are employed by the Company on a full-time basis and have been employed for at least six months, except holders of five percent or more of the Common Stock, are eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan permits eligible employees to purchase Common Stock, through payroll deductions (which may not exceed the lesser of $10,000 or ten percent of an employee's annual compensation), at 85% of the fair market value of the Common Stock at the time the option is granted or at the time the option is exercised, whichever is lower. An employee's options are exercised automatically on the last business day of each quarter during which he or she has options outstanding for such number of shares of Common Stock as may be purchased with the accumulated payroll deductions of the employee on that date. Employees may terminate their participation in the Stock Purchase Plan at any time and their participation ends automatically upon termination of employment with the Company. A total of 36,082 shares have been issued under the Employee Stock Purchase Plan, all of which have been purchased at a price of $10.20 per share.

                             CERTAIN TRANSACTIONS

  Management Agreement. Dr. John T. Henley, Jr., a director of the Company, has received various amounts from the Company in a restructuring of partnership interests in FASCLP and received fees in 1995 under a management agreement. See "Compensation Committee Interlocks and Insider Participation; Director's Compensation."

  Subordinated Notes. As part of the consideration for the acquisition of the Greensboro Surgical Center in 1992, the Company issued to Dr. Donald E. Linder, the owner of the center and currently a member of the Company's Board of Directors, a $6.0 million subordinated note with an interest rate of 7.5% as partial consideration for the acquisition of the center. The note is payable in equal annual installments through June 24, 1997. During 1995, Dr. Linder received principal and interest payments of $1.4 million. As of June 30, 1996, the outstanding principal amount, together with accrued interest, was $1.2 million. This note will be repaid with the proceeds of this offering. See "Use of Proceeds."

  In June, October and December 1992, the Company issued an aggregate of $20.0 million principal amount of 10.5% Senior Subordinated Notes, in the amounts of $10.0 million, $5.5 million and $4.5 million, respectively, and maturing ten years from date of issuance to WCAS II, of which Messrs. Paul and Carson, directors of the Company, are general partners. In November 1995, the Company fully extinguished the Senior Subordinated Notes by applying net proceeds received by the Company in its initial public offering.

  Dr. John T. Henley, Jr., a director of the Company, and two affiliated companies have indicated that, effective October 14, 1996, they will convert convertible subordinated notes of the Company into shares of Common Stock at a conversion price of $10.50 per share. Dr. Henley will receive 27,479 shares of Common Stock as a result of these conversions.

  Unsecured Note. In March 1992, the Company received an unsecured promissory note from Mr. Dennis D. Solheim, the Vice President of Development of the Company, bearing interest at the prime rate, for an original principal amount of $49,500, maturing three years from date of issuance. In March 1995, the Company extended the promissory note for an additional two-year period. Additionally, in May 1995 the Company received an additional unsecured promissory note from Mr. Solheim bearing interest at the prime rate, for an original amount of $31,875, maturing two years from the date of issuance. In May 1996, Mr. Solheim repaid all indebtedness and accrued interest to the Company owed under such promissory notes.

  Exercise of Warrants. On June 25, 1996 WCAS V and WCAS II exercised warrants to purchase Non-Voting Common Stock in the amount of 325,546 shares. Messrs. Carson and Paul, both of whom are directors of the Company, are general partners of WCAS V and WCAS II, which entities were stockholders of the Company prior to the distribution of the Common Stock to their partners following this exercise.

  Lease. The Company leases one of its centers from Surgical Center Investors, Ltd., a partnership controlled by Dr. Linder. The lease provides for annual base rental payments of $292,000 through January 31, 1999 and $348,000 from February 1, 1999 through January 31, 2004. In addition to the minimum annual rental payments, the lease provides for a percentage rental based on gross receipts subject to certain minimum exclusions. In 1995, the Company paid an aggregate of $1.0 million in rental payments to Surgical Center Investors, Ltd.

  Sale of Common Stock and Non-Voting Common Stock. On August 18, 1994, the Company entered into a Stock Purchase Agreement with J.P. Morgan Capital Corporation ("JPMCC") pursuant to which it sold to JPMCC 200,000 shares of Common Stock and 976,470 shares of Non-Voting Common Stock at a price of $8.50 per share. The Company also agreed in a Registration Rights Agreement to provide JPMCC and certain other stockholders with certain rights with respect to registration of the shares purchased under the Securities Act. JPMCC, a stockholder of the Company, is an indirect wholly owned subsidiary of J.P. Morgan & Co. Incorporated, which indirectly owns 100% of the capital stock of J.P. Morgan Securities Inc., one of the Representatives of the Underwriters. J.P. Morgan Securities Inc. will receive customary compensation for its services as an underwriter. J.P. Morgan Securities Inc. was a co-managing underwriter of the Company's initial public offering of 3,450,000 shares of Common Stock in November 1995. In the initial public offering, the Company paid underwriting and related fees to J.P. Morgan Securities Inc. in the amount of $522,679. See ""Principal and Selling Stockholders,'' ""Shares Eligible for Future Sale-- Registration Rights'' and ""Underwriting.''

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of Common Stock as of September 23, 1996 by: (i) each stockholder known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each director; (iii) each Named Executive Officer; (iv) all directors and executive officers as a group; and (v) each Selling Stockholder. The Company believes that each person or entity named below has sole voting and investment power with respect to all shares shown as beneficially owned by such person or entity subject to community property laws where applicable and the information set forth in the footnotes to the table below.

                              SHARES OF COMMON              SHARES OF COMMON
                             STOCK BENEFICIALLY            STOCK BENEFICIALLY
                             OWNED PRIOR TO THE              OWNED AFTER THE
                                 OFFERING(1)                   OFFERING(1)
                            ---------------------         ---------------------
                                      PERCENTAGE                    PERCENTAGE
                                          OF      SHARES                OF
                            NUMBER OF OUTSTANDING  TO BE  NUMBER OF OUTSTANDING
   NAME                      SHARES     SHARES    OFFERED  SHARES     SHARES
   ----                     --------- ----------- ------- --------- -----------
E. Timothy Geary(2).......    268,275     3.3%        --    268,275     2.7%
John G. Rex-Waller(3).....    123,168     1.5%        --    123,168     1.2%
Richard D. Pence..........     67,540      *          --     67,540      *
Dennis D. Solheim.........     88,498     1.1%        --     88,498      *
Dennis J. Zamojski........     35,559      *          --     35,559      *
John K. Carlyle...........      9,532      *          --      9,532      *
Russell L. Carson.........    117,049     1.5%        --    117,049     1.2%
John T. Henley, Jr.,
 M.D.(4)..................     28,478      *          --     28,478      *
Donald E. Linder, M.D.(5).    720,122     8.9%        --    720,122     7.1%
 5500 Old Brandt Trace
 Greensboro, NC 07405
Rocco A. Ortenzio.........      2,500      *          --      2,500      *
Andrew M. Paul............     15,040      *          --     15,040      *
CMS Capital Corporation...    324,999     4.0%    100,000   224,999     2.2%
 600 Wilson Lane
 Mechanicsburg, PA 17055
J.P. Morgan Capital
 Corporation(6)...........    424,927     5.0%    500,000   530,349     5.0%
 60 Wall Street
 New York, NY 10260
BankAmerica Investment
 Corporation..............    146,989     1.8%    146,989       --       --
 231 South LaSalle Street
 Chicago, IL 60697
All directors and
 executive officers as a
 group (12 persons).......  1,505,099    18.1%        --  1,505,099    14.6%

- --------
*  Less than one percent.
(1) Includes shares directly owned and, in the case of individuals and all directors and officers as a group, includes shares of Common Stock subject to options which were exercisable within 60 days, as follows: Mr. Geary-- 35,622; Mr. Rex-Waller--28,122; Mr. Pence--18,747; Mr. Solheim--18,747;
    Mr. Zamojski--34,998; and all executive officers and directors as a group (including such individuals)--

   164,487. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown on the table.
(2) Includes 2,997 shares held in trusts for the children of Mr. Geary. Mr. Geary disclaims beneficial ownership of such shares.
(3) Includes 3,750 shares held in trusts for the children of Mr. Rex-Waller. Mr. Rex-Waller disclaims beneficial ownership of such shares.
(4) Includes 27,479 shares to be received upon conversion of the Company's convertible subordinated notes.
(5) Includes 49,999 shares held in trust. Dr. Linder disclaims beneficial ownership of such shares.
(6) Shares beneficially owned prior to the offering includes 229,927 shares of Non-Voting Common Stock that are immediately convertible into shares of Common Stock. In addition, J.P. Morgan Capital Corporation owns 751,542 shares of Non-Voting Common Stock and has rights to acquire 8,760 shares of Common Stock issuable resulting from anti-dilution adjustment events which accrued prior to November 9, 1995. While shares of Non-Voting Common Stock are convertible into the same number of shares of Common Stock, when such shares of Non-Voting Common Stock are held by an entity or an entity with an affiliate which is regulated by the Bank Holding Company Act of 1956 or Regulation Y thereunder, any conversion is prohibited to the extent required to ensure compliance with such laws. The number of shares beneficially owned after the offering does not include 154,880 shares of Non-Voting Common Stock which are not immediately convertible into shares of Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, $.01 par value per share, 10,000,000 shares of Non-Voting Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). Upon completion of this offering, 10,576,630 shares of Common Stock will be issued and outstanding and 481,469 shares of Non-Voting Common Stock will be issued and outstanding. The following description is a summary and is qualified in its entirety by reference to the provisions of the Company's Certificate of Incorporation (the "Certificate") and its Bylaws (the "Bylaws").

COMMON STOCK

  Except as required by law or by the Certificate, holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of a majority of the shares of Common Stock represented at a meeting can elect directors. Holders of Common Stock and Non-Voting Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the business of the Company, holders of the Common Stock and Non-Voting Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon consummation of this offering will be, fully paid and non-assessable. See "Dividend Policy" and "Risk Factors--Effect of Certain Charter and Bylaw Provisions."

NON-VOTING COMMON STOCK

  Holders of Non-Voting Common Stock are not entitled to vote on any matters submitted to a vote of stockholders of the Company except (i) as a class with respect to any amendment to the Certificate which would adversely affect the rights of holders of Non-Voting Common Stock and (ii) as otherwise required by law. The Non-Voting Common Stock is identical to the Common Stock in all other respects except with respect to voting and conversion rights and the holders of Non-Voting Common Stock are entitled to share ratably with the holders of Common Stock in the payment of dividends and the distribution of assets of the Company in the event of any liquidation, dissolution, or winding up of the Company. In addition, shares of Non-Voting Common Stock may be converted at any time, at the option of the holder, into shares of Common Stock on a one-for-one basis, except that (i) no holder of shares of Non-Voting Common Stock may convert any such shares to the extent that, as a result, the holder and its affiliates, directly or indirectly, would own, control or have the power to vote a greater number of shares of Common Stock than the holder and its affiliates would be permitted to own, control or have the power to vote under the Bank Holding Company Act of 1956, as amended, or Regulation Y thereunder and (ii) WCAS II and WCAS V may not convert any such shares issued to them upon exercise of certain warrants granted to them by the Company except upon the transfer of such shares to an unaffiliated third party.

  Conversion of the Non-Voting Common Stock into shares of Common Stock will result in a decrease in the voting power of the holders of the Common Stock.

PREFERRED STOCK

  The Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. However, pursuant to the Certificate, the holders of Preferred Stock are not entitled to cumulative voting rights with respect to the election of directors. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

DELAWARE GENERAL CORPORATION LAW

  The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law ("Section 203"). Pursuant to Section 203, with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless (i) the transaction which resulted in the person's becoming an interested stockholder, or the business combination, has been approved by the board of directors of the corporation, (ii) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced (other than certain excluded shares), or (iii) on or after such date, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiaries of the corporation, that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

  Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of
Section 203 may encourage persons interested in acquiring the Company to negotiate in advance with the Company's Board of Directors because the stockholder approval requirement would be avoided if a majority of the Company's directors then in office approve either the business combination or the transaction which results in the person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in control of the Company. It is possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

CERTAIN CHARTER AND BYLAW PROVISIONS

  The Certificate requires that any action permitted to be taken by stockholders of the Company must be effected at a duly-called annual or special meeting of stockholders and will not be able to be effected by a consent in writing. Also, the stockholders are not permitted to call a special meeting. The Board of Directors is comprised of a classified board where only one-third (or as nearly equal thereto as possible) of the directors are eligible for election in any given year. The Certificate also authorizes the Board of Directors to adopt, amend or repeal the Bylaws. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

  The Bylaws permit the stockholders to adopt, amend or repeal the Bylaws. The Bylaws also establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of the Company. In addition, the Bylaws provide that the business permitted to be conducted at any annual or special meeting of stockholders will be limited to business properly brought before the meeting. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

TRANSFER AGENT

  The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank of Chicago, Illinois.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have outstanding 11,058,099 shares of Common Stock and Non-Voting Common Stock outstanding (11,470,599 shares if the Underwriters' over-allotment option is exercised in full), warrants and options to purchase 1,236,773 shares of Common Stock and notes convertible into 495,771 shares of Common Stock. Of such shares, 10,102,335 shares (including the shares to be sold in this offering) are freely tradeable (other than by an "affiliate" of the Company as such term is defined in the Securities Act). All other shares of Common Stock were issued and sold by the Company in private transactions ("Restricted Shares") and may be sold in the public market at prescribed times in accordance with an exemption from the Securities Act, such as Rule 144 or Rule 144A thereunder. Of the Restricted Shares, 746,981 shares of Common Stock may currently be sold under Rule 144, an additional 87,381 shares of Common Stock will become eligible for sale under Rule 144 during the remainder of 1996 and an additional 100,130 shares of Common Stock will become eligible for sale under Rule 144 during 1997. The Company and holders of an aggregate of 2,157,855 shares of Common Stock and Non-Voting Common Stock, holders of options and warrants to purchase 173,247 shares and notes convertible into 27,479 shares of such Common Stock (including all shares owned by the Company's officers and directors) have agreed that they will not sell any shares of Common Stock or Non-Voting Common Stock currently or subsequently held by them prior to the expiration of 90 days from the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated.

  In general, under Rule 144 and subject to the 90-day restriction, a holder of Restricted Shares who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the previous two years (one year under certain proposed amendments to Rule 144) would be entitled to sell, within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market System during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are also subject to certain other requirements relating to manner of sale, notice and the availability of current public information about the Company. A person who is deemed not to have been an affiliate of the Company at any time during the three months immediately preceding a sale and who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the past three years (two years under certain proposed amendments to Rule 144) is entitled to sell such shares under Rule 144(k) without regard to the foregoing limitations. Rule 144A under the Securities Act permits the immediate sale by the holders of Restricted Shares issued prior to completion of the initial public offering of all or a portion of their shares to certain "qualified institutional buyers" as defined in Rule 144A.

  The Company has registered under the Securities Act all shares reserved for issuance under the Stock Option Plan and the Stock Purchase Plan. See "Management--Stock Option Plans." All shares purchased in the future under such plan will be available for resale in the public market without restriction, except that affiliates must comply with the provisions of Rule 144 other than the holding period requirement.

REGISTRATION RIGHTS

  Holders of 666,988 shares of Common Stock and 990,229 shares of Non-Voting Common Stock (collectively, "Registrable Shares") have certain rights, including demand and piggyback rights, with respect to registration under the Securities Act. These rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration. The Company is obligated to bear all the expenses in connection with the registration of the Registrable Shares, except underwriting discounts and commissions and fees and disbursements of legal counsel to holders thereof. Of the shares of Common Stock offered hereby, 746,989 of such shares are being offered by Selling Stockholders pursuant to the exercise of such registration rights.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters") through their Representatives, Alex. Brown & Sons Incorporated, Furman Selz LLC and J.P. Morgan Securities Inc. have severally agreed to purchase from the Company and the Selling Stockholders, the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                       NUMBER OF
     UNDERWRITER                                                        SHARES
     -----------                                                       ---------
Alex. Brown & Sons Incorporated.......................................
Furman Selz LLC.......................................................
J.P. Morgan Securities Inc............................................
                                                                       ---------
Total................................................................. 2,750,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

  The Company and the Selling Stockholders have been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession not in excess of $     per share. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $     per share to
certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 412,500 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 2,750,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,750,000 shares are being offered.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

  The Company and holders of approximately 2,157,855 shares of Common Stock and Non-Voting Common Stock, holders of options and warrants to purchase 173,247 shares and notes convertible into 27,479 shares of Common Stock have agreed not to offer, sell or otherwise dispose of any shares of Common Stock or Non-Voting Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated on behalf of the Representatives of the Underwriters.

  In connection with this offering, certain Underwriters and selling group members (if any) or their respective affiliates who are qualified registered market makers on the Nasdaq National Market may engage in passive market making on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities and Exchange Act of 1934, as amended, during the two business day period before the commencement of the offers or sales of the Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered before the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

  JPMCC, an affiliate of J.P. Morgan Securities Inc., will be a Selling Stockholder in the offering and will receive more than ten percent of the proceeds of the offering. The provisions of Section (c)(8) of the Corporate Financing Rule under Section 44 of Article III of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. apply to this offering. Accordingly, this offering is being conducted in accordance with the applicable provisions of Schedule E of the bylaws of the National Association of Securities Dealers, Inc.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Bell, Boyd & Lloyd, Chicago, Illinois. Alston & Bird, Atlanta, Georgia will pass on certain legal matters for the Underwriters in connection with this offering.

                                    EXPERTS

  The consolidated financial statements of National Surgery Centers, Inc. at December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Endoscopy Center Affiliates, Inc. at December 31, 1994 and 1995 and at February 23, 1996 and for each of the years ended December 31, 1993, 1994 and 1995 and for the period ended February 23, 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The financial statements of the combined and consolidated financial statements of Surgex-Atlanta, Inc.; Surgex-Miami, Inc.; and Surgex-Sarasota, Inc. at December 31, 1995 and for the year then ended appearing in this Prospectus and Registration Statement have been audited by Habif, Arogeti & Wynne, P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon such authority of such firm as experts in accounting and auditing.

  The financial statements of Westside Surgery Center, Ltd. at December 31, 1995 and for the year then ended appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As used herein, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, or otherwise, each such statement being qualified by and subject to such reference in all respects.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Commission. Reports, registration statements, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

  Such reports and other information, including the Registration Statement and the exhibits and schedules thereto, are also available on the Commission's Web site at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES
 Report of Independent Auditors...........................................  F-3
 Consolidated Balance Sheets as of December 31, 1994 and 1995.............  F-4
 Consolidated Statements of Operations for each of the three years in the period ended December 31, 1995..........................................  F-5
 Consolidated Statements of Shareholders' Equity (Deficit) for each of the three years in the period ended December 31, 1995.......................  F-6
 Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1995..........................................  F-7
 Notes to Consolidated Financial Statements...............................  F-8
NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES--Interim Financial
 Statements (Unaudited)
 Consolidated Balance Sheet as of June 30, 1996 (Unaudited)............... F-18
 Consolidated Statements of Income for the six-month periods ended June
  30, 1995 and June 30, 1996 (Unaudited).................................. F-19
 Consolidated Statement of Shareholders' Equity for the six-month period ended
  June 30, 1996 (Unaudited)............................................... F-20
 Consolidated Statements of Cash Flows for the six-month periods ended
  June 30, 1995 and
  June 30, 1996 (Unaudited)............................................... F-21
 Notes to Consolidated Financial Statements (Unaudited)................... F-22
ENDOSCOPY CENTER AFFILIATES, INC. AND SUBSIDIARIES
 Report of Independent Public Accountants................................. F-23
 Consolidated Balance Sheets as of December 31, 1994 and 1995 and February
  23, 1996................................................................ F-24
 Consolidated Statements of Operations for the years ended December 31,
  1993, 1994 and 1995 and the period ended February 23, 1996.............. F-25
 Consolidated Statements of Stockholders' Deficit for the years ended
  December 31, 1993, 1994 and 1995 and the period ended February 23, 1996. F-26
 Consolidated Statements of Cash Flows for the years ended December 31,
  1993, 1994 and 1995 and the period ended February 23, 1996.............. F-27
 Notes to Consolidated Financial Statements............................... F-28
SURGEX-ATLANTA, INC.; SURGEX-MIAMI, INC.; AND SURGEX-SARASOTA, INC. AND
 EACH OF THEIR SUBSIDIARIES
 Independent Auditors' Report............................................. F-35
 Combined and Consolidated Balance Sheet as of December 31, 1995.......... F-36
 Combined and Consolidated Statement of Income for the year ended December
  31, 1995................................................................ F-37
 Combined and Consolidated Statement of Changes in Shareholders' Equity
  for the year ended December 31, 1995.................................... F-38
 Combined and Consolidated Statement of Cash Flows for the year ended
  December 31, 1995....................................................... F-39
 Notes to Combined and Consolidated Financial Statements.................. F-40
SURGEX-ATLANTA, INC.; SURGEX-MIAMI, INC.; AND SURGEX-SARASOTA, INC. AND
 EACH OF THEIR SUBSIDIARIES--Interim Financial Statements (Unaudited)
 Combined and Consolidated Balance Sheet as of April 30, 1996 (Unaudited). F-45
 Combined and Consolidated Statement of Income for the period ended April
  30, 1996 (Unaudited).................................................... F-46
 Combined and Consolidated Statement of Changes in Shareholders' Equity
  for the period ended April 30, 1996 (Unaudited)......................... F-47
 Combined and Consolidated Statement of Cash Flows for the period ended
  April 30, 1996.......................................................... F-48
 Notes to Combined and Consolidated Financial Statements (Unaudited)...... F-49

WESTSIDE SURGERY CENTER, LTD.
 Report of Independent Auditors........................................... F-50
 Balance Sheets as of December 31, 1995 and April 30, 1996................ F-51
 Statements of Income for the year ended December 31, 1995 and the four-
  month period ended April 30, 1996....................................... F-52
 Statements of Changes in Partners' Equity for the year ended December 31,
  1995 and
  the four-month period ended April 30, 1996.............................. F-53
 Statements of Cash Flows for the year ended December 31, 1995 and the four-month period ended April 30, 1996.................................. F-54
 Notes to Financial Statements............................................ F-55

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
National Surgery Centers, Inc.

  We have audited the accompanying consolidated balance sheets of National Surgery Centers, Inc. and Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Surgery Centers, Inc. and Subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Chicago, Illinois
February 2, 1996, except for Note 11
as to which the date is May 31, 1996

                NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS, EXCEPT SHARES)

                                                               DECEMBER 31,
                                                              ----------------
                                                               1994     1995
                                                              -------  -------
                           ASSETS
                           ------
Current assets:
  Cash and cash equivalents.................................. $ 4,478  $14,653
  Short-term investments.....................................     --     8,190
  Accounts receivable (less allowance for uncollectible
   accounts of $1,098 and $1,167)............................   6,982    8,764
  Inventories................................................   1,992    2,154
  Prepaid expenses...........................................     654      581
  Other current assets.......................................     117      259
                                                              -------  -------
                                                               14,223   34,601
                                                              -------  -------
Property and equipment.......................................  25,720   32,310
  Less accumulated depreciation and amortization.............  (4,026)  (6,758)
                                                              -------  -------
                                                               21,694   25,552
                                                              -------  -------
Other assets:
  Excess of purchase price over net assets acquired (less
   accumulated amortization of $912 and $1,295)..............  13,760   16,446
  Deferred income taxes......................................   5,777    4,425
  Deferred development costs (less accumulated amortization
   of $280 and $591).........................................     491      180
  Other long-term assets.....................................   1,009    1,083
                                                              -------  -------
                                                               21,037   22,134
                                                              -------  -------
                                                              $56,954  $82,287
                                                              =======  =======
            LIABILITIES AND SHAREHOLDERS' EQUITY
            ------------------------------------
Current liabilities:
  Current installments of long-term debt..................... $ 4,511  $ 7,069
  Accounts payable and accrued expenses......................   3,412    5,387
                                                              -------  -------
                                                                7,923   12,456
                                                              -------  -------
Long-term debt, less current installments:
  Long-term debt.............................................  10,886   11,028
  Subordinated debt..........................................  19,625      --
  Convertible notes..........................................   7,689    5,977
                                                              -------  -------
                                                               38,200   17,005
                                                              -------  -------
Other long-term liabilities..................................     168      449
Minority interests...........................................   3,939    4,185
Shareholders' equity (deficit):
  Preferred stock, $.01 par value; authorized 10,000,000
   shares; no shares issued and outstanding..................     --       --
  Non-voting common stock, $.01 par value (no par value for
   1994); authorized 10,000,000 shares; issued and
   outstanding 1,952,941 and 654,313 shares..................   8,232        6
  Common stock, $.01 par value (no par for 1994); authorized
   20,000,000 shares; issued and outstanding 7,892,511 and
   4,971,118 shares..........................................  41,016       50
  Additional paid-in-capital.................................     --    87,814
  Accumulated deficit........................................ (42,524) (39,678)
                                                              -------  -------
                                                                6,724   48,192
                                                              -------  -------
                                                              $56,954  $82,287
                                                              =======  =======

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1993      1994      1995
                                                  --------  --------  --------
Net revenue...................................... $ 35,230  $ 41,707  $ 53,165
Operating expenses...............................   23,595    29,648    36,982
General and administrative expenses..............    2,121     1,920     2,365
Depreciation and amortization expense............    3,028     2,573     3,581
Writedown of goodwill............................   50,871       --        --
                                                  --------  --------  --------
  Operating income (loss)........................  (44,385)    7,566    10,237
Interest expense.................................   (4,016)   (4,186)   (4,139)
Interest income..................................      109       180       278
Minority interests...............................   (1,153)   (1,027)   (1,382)
Other, net.......................................      (18)      (22)       86
                                                  --------  --------  --------
Income (loss) before income taxes and
 extraordinary item..............................  (49,463)    2,511     5,080
Provision (benefit) for income taxes.............   (6,227)    1,018     1,981
                                                  --------  --------  --------
Income (loss) before extraordinary item..........  (43,236)    1,493     3,099
Early extinguishment of debt, net of income tax
 benefits of $192 in 1994 and $130 in 1995.......      --       (373)     (253)
                                                  --------  --------  --------
Net income (loss)................................ $(43,236) $  1,120  $  2,846
                                                  ========  ========  ========
Income (loss) per common share:
 Primary:
  Before extraordinary item...................... $ (11.35) $   0.35  $   0.57
  Extraordinary item.............................      --      (0.09)    (0.05)
                                                  --------  --------  --------
  Net income (loss).............................. $ (11.35) $   0.26  $   0.52
                                                  ========  ========  ========
 Fully diluted:
  Before extraordinary item...................... $ (11.35) $   0.35  $   0.54
  Extraordinary item.............................      --      (0.09)    (0.04)
                                                  --------  --------  --------
  Net income (loss).............................. $ (11.35) $   0.26  $   0.50
                                                  ========  ========  ========
Weighted average number of common and common
 equivalent shares outstanding:
  Primary........................................    3,810     4,269     5,457
  Fully diluted..................................    3,810     4,269     5,711




  The Notes to Consolidated Financial Statements are an integral part of these statements.

                NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                COMMON STOCK
                         ---------------------------
                                        AMOUNT
                                   -----------------  ADDITIONAL               TOTAL
                          NUMBER              NON-     PAID-IN   ACCUMULATED  EQUITY
                         OF SHARES  VOTING   VOTING    CAPITAL     DEFICIT   (DEFICIT)
                         --------- --------  -------  ---------- ----------- ---------
Balance at January 1,
 1993...................   7,622   $ 40,358  $   --    $   --     $   (408)  $ 39,950
  Net loss..............     --         --       --        --      (43,236)   (43,236)
  Stock issued in
   connection with
   acquisition..........       4         30      --        --          --          30
  Repurchase of stock...     (34)       (15)     --        --          --         (15)
  Issuance of warrants..     --         137      --        --          --         137
                          ------   --------  -------   -------    --------   --------
Balance at December 31,
 1993...................   7,592     40,510      --        --      (43,644)    (3,134)
  Net income............     --         --       --        --        1,120      1,120
  Stock issued, net of
   issuance costs.......   2,476      2,093    8,232       --          --      10,325
  Stock issued in
   connection with
   acquisition..........      35        280      --        --          --         280
  Repurchase of stock...    (257)    (2,055)     --        --          --      (2,055)
  Issuance of warrants..     --         188      --        --          --         188
                          ------   --------  -------   -------    --------   --------
Balance at December 31,
 1994...................   9,846     41,016    8,232       --      (42,524)     6,724
  Net income............     --         --       --        --        2,846      2,846
  Stock issued, net of
   issuance costs.......      74        318      --        --          --         318
  Exercise of stock
   options..............       7         29      --        --          --          29
  Issuance of warrants..     --         --       --          2         --           2
  1-for-3 stock
   exchange.............  (6,618)       --       --        --          --         --
  Change in par value...     --     (41,336)  (8,226)   49,562         --         --
  Stock issued, net of
   issuance costs.......   2,300         23      --     38,007         --      38,030
  Stock issued in
   connection with
   acquisition..........      15        --       --        225         --         225
  Exercise of stock
   options..............       1        --       --         18         --          18
                          ------   --------  -------   -------    --------   --------
Balance at December 31,
 1995...................   5,625   $     50  $     6   $87,814    $(39,678)  $ 48,192
                          ======   ========  =======   =======    ========   ========


  The Notes to Consolidated Financial Statements are an integral part of these statements.

                NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1993     1994      1995
                                                   --------  -------  --------
Operating activities:
  Net income (loss)............................... $(43,236) $ 1,120  $  2,846
  Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
    Depreciation and amortization expense.........    3,028    2,573     3,581
    Minority interests............................    1,153    1,027     1,382
    Distributions to minority interests...........     (929)    (964)   (1,343)
    Deferred income taxes.........................   (6,650)     829     1,480
    Extraordinary charges.........................      --       565       383
    Writedown of goodwill.........................   50,871      --        --
  Change in assets and liabilities, net of
   entities acquired:
    Accounts receivable...........................     (951)  (1,683)   (1,266)
    Inventories...................................     (376)    (489)       17
    Prepaid expenses..............................     (311)    (116)      102
    Other current assets..........................      108      (30)     (142)
    Other assets..................................     (399)  (1,076)     (213)
    Accounts payable and accrued expenses.........   (1,037)  (1,080)    1,531
    Other.........................................       87      177      (793)
                                                   --------  -------  --------
      Net cash provided by operating activities...    1,358      853     7,565
                                                   --------  -------  --------
Investing activities:
  Payments for entities acquired, net of cash
   acquired.......................................   (5,350)  (1,426)   (2,489)
  Purchases of property and equipment.............   (3,885)  (5,324)   (3,255)
  Purchases of short-term investments.............      --       --     (8,190)
  Proceeds from sale of property and equipment....    2,952    1,541        26
  Proceeds from sale of partnership interests.....      528      926       903
                                                   --------  -------  --------
      Net cash used in investing activities.......   (5,755)  (4,283)  (13,005)
                                                   --------  -------  --------
Financing activities:
  Proceeds from issuance of long-term debt........    4,433    3,858       --
  Payments on long-term debt......................   (2,491)  (7,844)  (22,782)
  Proceeds from issuance of common stock, net of
   issuance costs.................................      --    10,175    38,348
  Repurchase of common stock......................      (15)  (1,138)      --
  Proceeds from issuance of warrants and options..       57        5        49
                                                   --------  -------  --------
      Net cash provided by financing activities...    1,984    5,056    15,615
                                                   --------  -------  --------
Net increase (decrease) in cash and cash
 equivalents......................................   (2,413)   1,626    10,175
Cash and cash equivalents at beginning of year....    5,265    2,852     4,478
                                                   --------  -------  --------
Cash and cash equivalents at end of year.......... $  2,852  $ 4,478  $ 14,653
                                                   ========  =======  ========
Non-cash transactions:
  Common stock issued in acquisitions, contingent
   payments and other............................. $     30  $   430  $    225
  Long-term debt issued in acquisitions and
   contingent payments............................      527      --        750
  Liabilities assumed in acquisitions.............    1,944      --      3,277
  Capital lease obligations.......................      --     2,094       574
  Convertible notes issued in common stock
   repurchase.....................................      --       917       --
  Convertible notes cancelled.....................      --       760       --
  Issuance of warrants............................      --       183       --

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company--National Surgery Centers, Inc. and Subsidiaries (the "Company") acquires, develops and manages ambulatory surgery centers. Many of the Company's surgery centers are operated in partnership with physicians or other health care providers.

  Principles of Consolidation--The consolidated financial statements include all accounts of the Company and its wholly owned subsidiaries and majority owned partnerships. All significant intercompany balances and transactions have been eliminated in consolidation.

  Net Revenue--Net revenue consists of charges by the Company's centers at established billing rates for services which generally include all fees for operating room, recovery room, supplies and medications. Net revenue is net of provisions for contractual adjustments and doubtful accounts.

  Excess of Purchase Price Over Net Assets Acquired ("Goodwill")--The value of goodwill acquired, including any arising from contingent payments based upon earnings and performance of the acquired business and the purchase of limited partners' ownership interest in majority owned partnerships, is generally amortized using a straight-line method over forty years in accordance with provisions of APB No. 17. The Company believes that the life of the ambulatory surgery business and the delivery of such health care services is indeterminate and likely to exceed 40 years.

  The Company periodically evaluates whether events and circumstances subsequent to acquisition have occurred that would indicate that the remaining unamortized balance of goodwill may not be fully recoverable or that the remaining useful-life may warrant revision. When such events or circumstances indicate that the carrying value of goodwill may not be recoverable, the Company performs an analysis over the remaining life of the related assets to determine if the asset is impaired. Historically, impairment of goodwill has been measured by comparing discounted future cash flows to the net carrying value. If this analysis indicated that goodwill acquired was not fully recoverable, then the Company adjusted the carrying value to the estimated recoverable value.

  In addition, the Company assesses long-lived assets for impairment under FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Under those rules, goodwill associated with assets acquired in a purchase business combination is included in impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable.

  Common Share Data--Primary income (loss) per common and common equivalent share and income (loss) per common and common equivalent share assuming full dilution are computed using the weighted average number of shares outstanding adjusted for the incremental shares attributable to outstanding options and warrants to purchase common stock. Convertible debt is anti-dilutive for all periods presented.

  Income Taxes--The Company's method of accounting for income taxes is based on an asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Property and Equipment--Property and equipment are stated at original cost, except property and equipment acquired through business combinations accounted for as purchases which are stated at fair

                NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES market value at the date of acquisition. Property and equipment under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the leased property.

  Depreciation and amortization are computed using the straight-line method over the estimated useful lives or the terms of the leases of the related assets. The general range of estimated useful lives is forty years for buildings; seven to ten years for medical, surgical and capital leased equipment; terms of the lease for leasehold improvements; and five to ten years for furniture and fixtures.

  Deferred Development Costs--Deferred development costs include development fees, personnel, rent and other direct expenses incurred prior to a developed surgery center obtaining the necessary licenses and state approvals which permit the center to begin to perform surgeries. Once a center obtains the necessary licenses and state approvals, these costs are amortized on a straight-line basis over a two-year period.

  Inventories--Inventories, comprised principally of medical supplies, drugs and gases, are stated at the lower of cost (first-in, first-out method) or market.

  Cash Equivalents and Short-Term Investments--The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents. Investments in cash equivalents are carried at cost which approximates market with any associated purchase discount or premium amortized over the period to maturity. Short-term investments consist primarily of highly liquid debt securities. Management considers these investments to be available-for-sale and these securities are carried at cost which approximates market.

  Accounting Estimates--Accounting estimates are an integral part of the consolidated financial statements prepared by management and are based on management's current judgements. These judgements are based on knowledge and experience about past and current events and on assumptions about future events. Management will accrue estimated liabilities when the financial impact is probable and estimable.

  Liability Insurance--The Company carries professional malpractice and general liability insurance, subject to certain self insured retention limits, on a claims-made basis for all of its centers. Additionally, the Company maintains an umbrella liability insurance policy. The Company has procedures in place to monitor incidents of significance. The Company does not have any malpractice or other litigation in which the ultimate resolution could have a material financial impact.

  Off-Balance Sheet Risk and Concentrations of Credit Risk--Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, short-term investments and trade receivables. The Company places its cash, cash equivalents and short-term investments with high credit quality financial institutions and instruments.

  Concentrations of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company's customer base and their dispersion across many different insurance companies, health maintenance and preferred provider organizations, individuals and geographic locations.

  For all periods presented, the Company had no significant concentrations of credit risk or financial instruments with off-balance sheet risk.

                NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES

NOTE 2--ACQUISITIONS

  Purchases--During August and October 1995, the Company acquired two surgery centers. The total purchase price of $3,164,000 included $2,489,000 in cash, $450,000 in a promissory note and the issuance of 22,500 shares of the Company's common stock. Of the $3,164,000 purchase price, $2,567,000 was recorded as goodwill.

  During February and October 1993, the Company acquired two surgery centers and purchased the development rights to a third surgery center in December 1993. The total purchase price of $4,140,000 included $4,043,000 in cash and the issuance of $97,000 in convertible notes. Of the $4,140,000 purchase price, $2,091,000 was recorded as goodwill.

  The purchase agreements of certain acquired centers entitle the former owners to receive further consideration which is contingent primarily upon increases in future earnings of the acquired centers. In 1993, payments of $1,339,000 in cash, $430,000 in convertible notes, and the issuance of 1,875 shares of common stock were made. In 1994, payments of $1,289,000 and the issuance of 17,500 shares of common stock were made. During 1995, payments of $171,000 in cash and $300,000 in convertible notes were made. Future contingent payments are payable either in cash, convertible notes or common stock; an additional $327,000 is anticipated to be paid through 1997. Obligations related to these contingencies are reflected as increases to goodwill in the period they became known if conditions and facts permit capitalization.

  The acquisitions have been accounted for under the purchase method of accounting.

  The following unaudited results of operations give effect to the operations of the entities acquired in fiscal 1995 as if the respective transactions had occurred as of the first day of fiscal 1994. The pro forma results of operations do not purport to represent what the Company's results would have been had such transactions in fact occurred at the beginning of the years presented or to project the Company's results of operations in any future period.

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1994    1995
                                                                ------- -------
                                                                (IN THOUSANDS,
                                                                  EXCEPT PER
                                                                SHARE AMOUNTS)
      Net revenues............................................. $45,672 $55,621
      Income before extraordinary item.........................   1,640   3,135
      Net income...............................................   1,267   2,882
      Income per common share:
        Primary:
          Before extraordinary item............................ $  0.38 $  0.57
          Net income...........................................    0.30    0.53
        Fully diluted:
          Before extraordinary item............................ $  0.38 $  0.55
          Net income...........................................    0.30    0.50

  *The pro forma operating results include adjustments to conform the accounting policy of the acquired businesses for the amortization of certain intangible assets and accounts receivable allowances.

                NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES

NOTE 3--SHAREHOLDERS' EQUITY

  Public Offering--In November 1995, the Company completed a public offering of 3,450,000 shares of common stock at $12.00 per share (the "Offering"). Prior to the Offering, there was no public market for the Company's common stock. The common stock is traded in the NASDAQ national market system under the symbol "NSCI". The net proceeds of the Offering, after deducting applicable issuance costs and expenses, were $38.0 million. The proceeds were used to repay $20.0 million of 10.5% Subordinated Debentures (the "Debentures"), plus accrued interest, with excess funds to be used for general corporate purposes.

  Stock Exchange--Effective September 14, 1995, the Company's Board of Directors authorized a 1-for-3 stock exchange in conjunction with the Company's merger and reincorporation in Delaware. The merger included changing the Company's common stock par value from no par value to $.01 per share and authorized 10,000,000 shares of preferred stock, $.01 par value per share, with no specific terms. Accordingly, all references in these financial statements to average number of shares outstanding and related prices, per share amounts, and stock option plan and warrant data have been restated to reflect this stock exchange.

  Common Stock--In August 1994, the Company's shareholders authorized a new class of non-voting common stock. Subsequently, on August 19, 1994, the Company issued 200,000 shares of voting common stock and 976,470 shares of non-voting common stock through a private equity placement. The net proceeds of the private placement of $9,918,000 after deducting applicable issuance costs and expenses, were used to extinguish early $5,408,000 of revolving and term loans with excess funds used for general corporate purposes.

  In December 1994, as part of an agreement to restructure certain provisions of a partnership agreement, the Company repurchased 128,438 shares of its common stock for a total of $1,138,000 and the issuance of $917,000 in 9.0% convertible notes.

  The Company has reserved 1,992,540 shares of the Company's common stock for issuance in conjunction with warrants, convertible notes, and the stock option plan.

  Stock Options--The Company has a stock option plan (the "Plan") whereby the Company may issue to officers and other key employees, options to purchase up to 750,000 shares of the Company's common stock. The Plan is administered by a committee of the Board of Directors which has the authority to determine the employees to whom awards will be made, the amount of the awards, and the other terms and conditions of the awards. Each option allows the individual to purchase one share of the Company's common stock for each option granted. All options are granted at not less than fair market value at the date of the grant and generally vest over a four-year period.

  On October 19, 1994, the Company's Board of Directors authorized an adjustment of the exercise price on all outstanding options to $8.50 for key employees and $10.00 for officers.

  The activity under the Plan is as follows:

                                                  DECEMBER 31,
                                     -----------------------------------------
                                         1993           1994          1995
                                     -------------  ------------  ------------
      Outstanding at beginning of
       period......................         44,500       104,500       104,250
      Granted......................         70,000           500       549,277
      Exercised....................            --            --         (5,494)
      Canceled.....................        (10,000)         (750)      (19,999)
                                     -------------  ------------  ------------
      Outstanding at end of period.        104,500       104,250       628,034
                                     =============  ============  ============
      Exercisable at end of period.          8,625        37,812        49,686
      Exercise price range.........  $16.00-$20.00  $8.50-$10.00  $8.50-$14.25

                NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES

  Employee Stock Purchase Plan--In November 1995, the Board of Directors of the Company adopted, and the shareholders of the Company approved, the Employee Stock Purchase Plan (the "Stock Purchase Plan") which will be administered by the Compensation Committee. Under the Stock Purchase Plan, a total of 750,000 shares of Common Stock are reserved for issuance upon the exercise of one-year options which may be granted under the Stock Purchase Plan. The Stock Purchase Plan permits eligible employees to purchase Common Stock at 85% of the fair market value of the Common Stock at the time the option is granted or at the time the option is exercised, whichever is lower. As of December 31, 1995, no shares had been issued under the Stock Purchase Plan.

  Warrants--The Company has outstanding warrants at December 31, 1995, providing for the purchase of 783,963 shares of the Company's common stock. The warrants are exercisable at an average price of $10.29 and expire through the year 2000.

NOTE 4--LONG-TERM DEBT AND LEASE COMMITMENTS

  Long-Term Debt--In November 1995, the Company fully extinguished $20,000,000 of Debentures with proceeds from its Offering. The early retirement of this debt resulted in the accelerated amortization of unamortized debt issuance costs and discount of $383,000, with associated tax benefits of $130,000 and is presented as an extraordinary item in the Consolidated Statements of Operations. The Debenture agreement was with an affiliate of which two of the Company's directors are general partners.

  In November 1995, the Company amended its bank credit agreement dated December 17, 1992. The amended credit agreement contained modifications of interest rates and other financial covenants giving effect to the Company's Offering. The amended agreement provides for borrowings of up to $20,000,000, to be used for the acquisition and development of surgery centers and related businesses. The credit agreement includes a $2,500,000 revolving note and a $17,500,000 term note. The agreement provides for equal quarterly principal repayments which occur over a five year period based on the timing of the take down with any remaining outstanding balances due on June 30, 2000. The notes bear interest at varying rates at either prime plus 1.00% or the Eurodollar rate (LIBOR) plus 2.0%, subject to adjustment in certain circumstances, with interest payments made from time to time. The annual commitment fees payable on the unused portion of the facility is .375% per annum. The agreement contains various financial covenants, including interest coverage, debt coverage, fixed charge and net worth and prohibits payment of dividends or distributions on the Company's common stock.

  In August, 1994, the Company amended its bank credit agreement dated December 17, 1992. The amended credit agreement contained modification of terms, maturity and other financial covenants or conditions. In August, 1994, concurrent with a private equity placement, the Company fully extinguished the revolving and term notes due in 1999. The early retirement included the accelerated amortization of unamortized debt issuance costs of $565,000, with associated tax benefits of $192,000 and is presented as an extraordinary item in the Consolidated Statements of Operations.

  The convertible notes mature five to seven years from the date of issuance. Certain notes are redeemable at the option of the Company on or after three years from the date of issuance, or earlier under certain circumstances, at a price equal to 100% of the principal amount thereof. The notes are convertible into shares of the Company's common stock at any time prior to and including the maturity date of the note at an average conversion price of $13.76 per share. In conjunction with the repurchase of common stock in 1994, certain convertible notes totaling $2,375,000 were amended, adjusting the conversion price and extending the maturity date from the year 1996 to the year 2000.

                NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES

  The 7.5% subordinated note is payable to a member of the Company's board of directors as part of the payment for the acquisition of a center previously owned by him.

  Substantially all the Company's assets not otherwise pledged as collateral on existing loans are pledged as collateral under the bank credit agreement.

  Long-term debt consists of the following:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1994     1995
                                                               -------  -------
                                                               (IN THOUSANDS)
      10.5% subordinated debentures due 2002, imputed 11%,
       interest payable semi-annually (unamortized discount
       of $375,000 at December 31, 1994).....................  $19,625  $   --
      Revolving and term notes due 2000 (unamortized discount
       of $170,000 at December 31, 1994 and $139,000 at
       December 31, 1995)....................................     (170)    (139)
      Convertible notes, interest ranging from 7% to 9.5%,
       due 1996 through 2000, interest payable quarterly or
       annually..............................................    7,689    7,989
      7.5% subordinated note due 1997, interest payable
       quarterly.............................................    3,600    2,400
      Installment notes payable, interest ranging from 7% to
       10.5%, due through 2020...............................    5,952    7,692
      Notes payable, interest rate at 8%, due through 1997...    3,777    3,890
      Obligations under capital leases, interest ranging from
       8.5% to 11.14% due through 2000.......................    2,238    2,242
                                                               -------  -------
                                                                42,711   24,074
      Less current installments..............................   (4,511)  (7,069)
                                                               -------  -------
                                                               $38,200  $17,005
                                                               =======  =======

  Lease Commitments--The Company leases corporate office space, operating facilities and various equipment under operating leases. The real estate upon which the Company's surgery centers are located is leased usually on terms whereby all costs associated with maintaining the property are paid by the Company. The lease agreements usually have lease terms ranging from five to twenty-five years, excluding renewal option periods, and have payment increases based on scheduled or consumer price index adjustments.

  Lease expenses for operating leases aggregated $2,681,000, $3,599,000, and $4,748,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

  Scheduled Long-Term Debt and Lease Payments--Future minimum lease payments under non-cancelable capital, operating leases and long-term debt payments as of December 31, 1995 are as follows:

                                                     CAPITAL  OPERATING LONG-TERM
                                                     LEASES    LEASES     DEBT
                                                     -------  --------- ---------
                                                           (IN THOUSANDS)
      1996.......................................... $  808    $ 3,708   $ 7,069
      1997..........................................    798      3,577     5,350
      1998..........................................    740      3,349     1,749
      1999..........................................    255      3,521     1,179
      2000..........................................      7      3,550     4,395
      Thereafter....................................    --      18,700     4,332
                                                     ------    -------   -------
      Total lease payments..........................  2,608    $36,405   $24,074
                                                               =======   =======
      Less amount representing interest.............   (366)
                                                     ------
      Present value of minimum lease payments....... $2,242
                                                     ======

                NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES

  Interest Payments--Total interest paid was $3,965,000, $4,096,000 and $4,084,000 for the years ended December 31, 1993, 1994 and 1995, respectively.

NOTE 5--WRITEDOWN OF GOODWILL

  During 1993, the Company recorded a charge of $50,871,000 related to the writedown of goodwill to estimated recoverable value. The writedown was related principally to the excess purchase price paid for the Company's acquisitions and was the result of uncertainty in proposed health care reform and market multiples decreasing in various markets subsequent to acquisition.

  In determining impairment of goodwill, the Company's management calculated estimated cash flow for each related asset over its remaining economic life, but not exceeding forty years. The Company prepared a detailed five year operating cash flow projection and estimated a terminal value in year six. These operating cash flow projections were based on the estimated after tax operating performance of each related asset less estimated capital expenditures required to maintain and continue growth. The cash flows were assumed to be realized in installments over the six year period and were then discounted at a 25% discount rate to determine the fair market value. The 25% after tax discount rate was computed based on a blended weighted average rate of return expected by the Company's debt and equity investors. The calculated fair market value was then reduced by any fair market value associated with related tangible assets to determine the fair market value of the intangible assets. The net carrying value of the intangible assets was then adjusted to its fair market value.

NOTE 6--INCOME TAXES

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                        YEARS ENDED DECEMBER
                                                        ----------------------
                                                         1993    1994    1995
                                                        ------  ------  ------
                                                           (IN THOUSANDS)
      Deferred tax assets:
        Book over tax amortization of intangibles...... $6,756  $5,789  $4,623
        Tax over book depreciation (liability).........   (680) (1,132) (1,749)
        Other..........................................    306   1,120   1,551
                                                        ------  ------  ------
                                                         6,382   5,777   4,425
      Deferred tax liabilities.........................     21      53     181
                                                        ------  ------  ------
      Net deferred tax asset........................... $6,361  $5,724  $4,244
                                                        ======  ======  ======

  A reconciliation of income tax expenses computed at the Federal statutory tax rate to reported income tax expense is as follows:

                                                               YEARS ENDED
                                                              DECEMBER 31,
                                                             ------------------
                                                             1993    1994  1995
                                                             -----   ----  ----
      Tax at statutory rate................................. (34.0)% 34.0% 34.0%
      Non-deductible goodwill writedown.....................  22.3    --    --
      Non-deductible goodwill amortization..................   0.6    2.8   1.5
      State income taxes, net of federal tax benefit........  (1.3)   3.8   3.8
      Other.................................................  (0.2)  (0.1) (0.3)
                                                             -----   ----  ----
                                                             (12.6)% 40.5% 39.0%
                                                             =====   ====  ====

                NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES

  The provision for income taxes is as follows:

                                                        YEARS ENDED DECEMBER
                                                                 31,
                                                        -----------------------
                                                         1993     1994    1995
                                                        -------  ------  ------
                                                           (IN THOUSANDS)
      Current:
        State.......................................... $   147  $  (27) $  173
        Federal........................................     276     216     328
                                                        -------  ------  ------
                                                            423     189     501
                                                        -------  ------  ------
      Deferred:
        State..........................................  (1,085)    171     215
        Federal........................................  (5,565)    658   1,265
                                                        -------  ------  ------
                                                         (6,650)    829   1,480
                                                        -------  ------  ------
      Tax provision before extraordinary item..........  (6,227)  1,018   1,981
      Tax benefit of extraordinary item................     --     (192)   (130)
                                                        -------  ------  ------
                                                        $(6,227) $  826  $1,851
                                                        =======  ======  ======

  Income Taxes Paid--Total income taxes paid, net of refunds received, was $350,000, $189,000 and $211,000, for each of the years ended December 31, 1993, 1994 and 1995, respectively.

NOTE 7--PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1994    1995
                                                                ------- -------
                                                                (IN THOUSANDS)
      Land and land improvements............................... $ 1,143 $ 1,795
      Buildings................................................   2,545   4,557
      Medical and surgical equipment...........................  14,462  17,997
      Leasehold improvements...................................   6,057   6,237
      Furniture and fixtures...................................   1,502   1,708
      Construction in progress.................................      11      16
                                                                ------- -------
                                                                $25,720 $32,310
                                                                ======= =======

  Included in property and equipment is capitalized leased property and equipment which aggregated $2,434,000 and $3,008,000 with accumulated depreciation of $292,000 and $472,000 at December 31, 1994, and 1995, respectively.

NOTE 8--ACCOUNTS PAYABLE AND ACCRUED EXPENSES

  Accounts payable and accrued expenses consist of the following:

                                                                    YEARS ENDED
                                                                   DECEMBER 31,
                                                                   -------------
                                                                    1994   1995
                                                                   ------ ------
                                                                        (IN
                                                                    THOUSANDS)
      Accounts payable............................................ $  895 $1,487
      Accrued payroll.............................................    625  1,056
      Accrued rent................................................    674    787
      Accrued other...............................................  1,218  2,057
                                                                   ------ ------
                                                                   $3,412 $5,387
                                                                   ====== ======

                NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES

NOTE 9--RELATED PARTY TRANSACTIONS

  The Company leases one of its operating facilities under a long-term non-cancelable lease arrangement from a partnership controlled by a director of the Company. In addition to the minimum annual lease payments the lease provides for a percentage rental based on gross receipts subject to certain minimum exclusions. Lease payments made to this partnership were $831,000, $934,000 and $995,000 for the years ended December 31, 1993, 1994 and 1995, respectively. Total future minimum lease payments payable to this partnership are $2,643,000.

  One director of the Company is an officer and shareholder in a corporation which provides day-to-day management services at one of the Company's limited partnership centers. Management fees paid to this corporation were $133,000, $146,000 and $163,000 for each of the years ended December 31, 1993, 1994 and 1995, respectively.

NOTE 10--QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Quarterly financial information for the two years ended December 31, 1995 is summarized below:

                                                          QUARTER
                                              ---------------------------------
                                                1ST     2ND     3RD    4TH(/1/)
                                              ------- ------- -------  --------
                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                           DATA)
1995
Net revenue.................................. $11,979 $13,118 $13,391  $14,677
Income before income taxes and extraordinary
 item........................................     848   1,277     905    2,050
Income before extraordinary item.............     510     772     535    1,282
Net income...................................     510     772     535    1,029
Income (loss) per common share--primary(/2/)
  Before extraordinary item.................. $  0.10 $  0.16 $  0.11  $  0.18
  Extraordinary item.........................     --      --      --     (0.05)
                                              ------- ------- -------  -------
  Net income................................. $  0.10 $  0.16 $  0.11  $  0.13
                                              ======= ======= =======  =======
1994
Net revenue.................................. $ 9,674 $10,162 $10,427  $11,444
Income before income taxes and extraordinary
 item........................................     511   1,031     321      648
Income before extraordinary item                  302     617     194      380
Net income (loss)............................     302     617    (179)     380
Income (loss) per common share--primary(/2/)
  Before extraordinary item.................. $  0.08 $  0.16 $  0.04  $  0.08
  Extraordinary item.........................     --      --    (0.08)     --
                                              ------- ------- -------  -------
  Net income (loss).......................... $  0.08 $  0.16 $ (0.04) $  0.08
                                              ======= ======= =======  =======

- --------
(1) The fourth quarter of 1995 includes non-recurring other income of $436,000 or $0.04 per primary share, arising primarily from gain on sale of limited partnership interests in certain centers.
(2) Income (loss) per share is calculated independently for each quarter and the sum of the quarters may not necessarily be equal to the full year income (loss) per share amount.

NOTE 11--SUBSEQUENT EVENT

  Effective May 31, 1996, the Company effected a 3-for-2 stock split in the form of a 50% stock dividend. Accordingly, all references in these financial statements to average number of shares outstanding and related prices, per share amounts, and option plan and warrant data have been restated to reflect this stock split.

                NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                         (IN THOUSANDS, EXCEPT SHARES)

                                                                     JUNE 30,
                                                                       1996
                                                                    (UNAUDITED)
                                                                    -----------
                              ASSETS
                              ------
Current assets:
  Cash and cash equivalents........................................   $ 8,308
  Short-term investments...........................................       250
  Accounts receivable (less allowance for uncollectible accounts of
   $1,700).........................................................    13,221
  Inventories......................................................     2,529
  Prepaid expenses.................................................     1,365
  Other current assets.............................................       511
                                                                      -------
                                                                       26,184
                                                                      -------
Property and equipment.............................................    43,018
  Less accumulated depreciation and amortization...................    (8,781)
                                                                      -------
                                                                       34,237
                                                                      -------
Other assets:
  Excess of purchase price over net assets acquired (less
   accumulated amortization of $1,616).............................    28,202
  Deferred income taxes............................................     3,871
  Deferred development costs (less accumulated amortization of
   $879)...........................................................       577
  Other long-term assets...........................................     1,598
                                                                      -------
                                                                       34,248
                                                                      -------
                                                                      $94,669
                                                                      =======
               LIABILITIES AND SHAREHOLDERS' EQUITY
               ------------------------------------
Current liabilities:
  Current installments of long-term debt...........................   $ 8,698
  Accounts payable and accrued expenses............................     7,842
                                                                      -------
                                                                       16,540
                                                                      -------
Long-term debt, less current installments:
  Long-term debt...................................................    14,823
  Convertible notes................................................     4,837
                                                                      -------
                                                                       19,660
                                                                      -------
Other long-term liabilities........................................       493
Minority interests.................................................     6,376
Shareholders' equity:
  Preferred stock, $.01 par value; authorized 10,000,000 shares; no
   shares issued and outstanding...................................       --
  Non-voting common stock, $.01 par value; authorized 10,000,000
   shares; issued and outstanding 1,307,016 shares.................        13
  Common stock, $.01 par value; authorized 20,000,000 shares;
   issued and outstanding 7,479,660 shares.........................        75
  Additional paid-in-capital.......................................    87,897
  Accumulated deficit..............................................   (36,385)
                                                                      -------
                                                                       51,600
                                                                      -------
                                                                      $94,669
                                                                      =======

The Notes to Consolidated Financial Statements (Unaudited) are an integral part of these statements.

                NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                          --------------------
                                                                   (UNAUDITED)
                                                           1995       1996
                                                          -------  -----------
Net revenue.............................................. $25,097    $35,911
Operating expenses.......................................  17,266     23,765
General and administrative expenses......................   1,136      1,623
Depreciation and amortization expense....................   1,680      2,680
                                                          -------    -------
  Operating income.......................................   5,015      7,843
Interest expense.........................................  (2,193)    (1,297)
Interest income..........................................      97        219
Minority interests.......................................    (650)    (1,517)
Other, net...............................................    (144)       153
                                                          -------    -------
Income before income taxes...............................   2,125      5,401
Provision for income taxes...............................     843      2,108
                                                          -------    -------
Net income............................................... $ 1,282    $ 3,293
                                                          =======    =======
Income per common share:
 Primary................................................. $  0.26    $  0.36
                                                          =======    =======
 Fully diluted........................................... $  0.26    $  0.35
                                                          =======    =======
Weighted average number of common and common equivalent
 shares outstanding:
  Primary................................................   4,931      9,127
  Fully diluted..........................................   4,931      9,699




The Notes to Consolidated Financial Statements (Unaudited) are an integral part of these statements.

                NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                               COMMON STOCK
                          -----------------------
                                       AMOUNT
                                    ------------- ADDITIONAL
                           NUMBER           NON-   PAID-IN   ACCUMULATED  TOTAL
                          OF SHARES VOTING VOTING  CAPITAL     DEFICIT   EQUITY
                          --------- ------ ------ ---------- ----------- -------
Balance at December 31,
 1995...................    5,625    $50     $6    $87,814    $(39,678)  $48,192
  Net income
   (unaudited)..........      --     --     --         --        3,293     3,293
  Exercise of stock
   options (unaudited)..        4    --     --          50         --         50
  3-for-2 stock dividend
   (unaudited)..........    2,815     25      4        (29)        --        --
  Exercise of warrants
   (unaudited)..........      326    --       3         (3)        --        --
  Exercise of stock
   options (unaudited)..        2    --     --          15         --         15
  Stock issued under
   employee stock
   ownership plan
   (unaudited)..........       15    --     --         160         --        160
  Stock issuance costs
   (unaudited)..........      --     --     --        (110)        --       (110)
                            -----    ---    ---    -------    --------   -------
Balance at June 30, 1996
 (unaudited)............    8,787    $75    $13    $87,897    $(36,385)  $51,600
                            =====    ===    ===    =======    ========   =======



The Notes to Consolidated Financial Statements (Unaudited) are an integral part of these statements.

                NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               SIX MONTHS
                                                             ENDED JUNE 30,
                                                           --------------------
                                                                    (UNAUDITED)
                                                            1995       1996
                                                           -------  -----------
Operating activities:
  Net income.............................................. $ 1,282   $  3,293
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Depreciation and amortization expense.................   1,680      2,680
    Minority interests....................................     650      1,517
    Distributions to minority interests...................    (601)    (1,126)
    Deferred income taxes.................................     575        530
  Change in assets and liabilities, net of entities
   acquired:
    Accounts receivable...................................    (354)    (1,534)
    Inventories...........................................     147        (65)
    Prepaid expenses......................................    (182)      (282)
    Other current assets..................................      19        367
    Other assets..........................................    (190)      (404)
    Accounts payable and accrued expenses.................     571       (253)
    Other.................................................       1        130
                                                           -------   --------
      Net cash provided by operating activities...........   3,598      4,853
                                                           -------   --------
Investing activities:
  Payments for entities acquired, net of cash acquired....    (216)   (13,798)
  Purchases of property and equipment.....................  (1,434)    (2,950)
  Proceeds from sale of short-term investments............     --       7,940
  Proceeds from sale of property and equipment............      20        --
  Proceeds from sale of partnership interests.............     --         270
                                                           -------   --------
      Net cash used in investing activities...............  (1,630)    (8,538)
                                                           -------   --------
Financing activities:
  Payments on long-term debt..............................  (1,731)    (2,775)
  Proceeds from issuance of common stock, net of issuance
   costs..................................................     318         50
  Proceeds from issuance of warrants and options..........       8         65
                                                           -------   --------
      Net cash used in financing activities...............  (1,405)    (2,660)
                                                           -------   --------
Net increase (decrease) in cash and cash equivalents......     563     (6,345)
Cash and cash equivalents at beginning of period..........   4,478     14,653
                                                           -------   --------
Cash and cash equivalents at end of period................ $ 5,041   $  8,308
                                                           =======   ========
Non-cash transactions:
  Long-term debt issued in acquisitions and contingent
   payments............................................... $   300   $    240
  Liabilities assumed in acquisitions.....................     --      11,155
  Capital lease obligations...............................     568        155
Supplemental cash flow information:
  Interest paid........................................... $ 1,846   $    971
  Income taxes paid.......................................     170      1,184

The Notes to Consolidated Financial Statements (Unaudited) are an integral part of these statements.

                NATIONAL SURGERY CENTERS, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (INFORMATION PERTAINING TO THE SIX MONTHS ENDING JUNE 30, 1996 IS UNAUDITED)

 Basis of Presentation of Unaudited Financial Information

  The accompanying interim financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. The financial information for 1995 has been derived from audited financial statements of the Company, while the 1996 financial information is unaudited. In the opinion of management, all adjustments for the 1996 unaudited financial statements (consisting only of normal recurring adjustments) has been made which are necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods presented. The interim statements presented herein do not include all disclosures normally provided in annual financial statements.

  Common Share Data--Primary income per common and common equivalent share and income per common and common equivalent share assuming full dilution are computed using the weighted average number of shares outstanding adjusted for the incremental shares attributable to outstanding options and warrants to purchase common stock. Certain convertible debt is dilutive and, therefore, is included in the fully diluted weighted average number of shares outstanding for the period ending June 30, 1996.

  Stock Exchange--Effective September 14, 1995, the Company's Board of Directors authorized a 1-for-3 stock exchange in conjunction with the Company's merger and reincorporation in Delaware. The merger included changing the Company's common stock par value from no par value to $.01 par value per share and authorized 10,000,000 shares of preferred stock, $.01 par value per share, with no specific terms. Effective May 31, 1996, the Company effected a 3-for-2 stock split in the form of a 50% stock dividend. Accordingly, all references in the unaudited interim financial statements to average number of shares outstanding and per share amounts have been restated to reflect these stock exchanges.

  Purchases--During January, February, April and May, 1996, the Company acquired three multi-specialty surgery centers and two companies which operated eleven specialty endoscopy centers. The aggregate purchase price was $13.6 million in cash and of this purchase price, $11.9 million was recorded as goodwill.

  Stock-Based Compensation--The Company recognizes stock-based compensation expense based on the excess of the estimated fair value of the stock on the grant date over the exercise price.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To National Surgery Centers, Inc.:

  We have audited the accompanying consolidated balance sheets of ENDOSCOPY CENTER AFFILIATES, INC. (a Delaware corporation) and subsidiaries (the Company) as of December 31, 1994, 1995, and February 23, 1996, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years ended December 31, 1993, 1994 and 1995 and the period ended February 23, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Endoscopy Center Affiliates, Inc. and subsidiaries as of December 31, 1994, 1995, and February 23, 1996, the results of their operations and their cash flows for the years ended December 31, 1993, 1994 and 1995, and the period ended February 23, 1996, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Los Angeles, California
May 3, 1996

               ENDOSCOPY CENTER AFFILIATES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               DECEMBER 31, 1994 AND 1995, AND FEBRUARY 23, 1996

               ASSETS                      1994          1995          1996
               ------                  ------------  ------------  ------------
Current assets:
  Cash and cash equivalents..........  $  1,258,000  $  1,501,000  $  1,629,000
  Accounts receivable, net of
   allowance for doubtful accounts of
   $66,000 in 1994, $156,000 in 1995
   and $95,000 in 1996...............       583,000     1,249,000     1,260,000
  Prepaid expenses and other assets..        83,000       143,000       179,000
  Notes receivable...................       980,000       499,000       248,000
                                       ------------  ------------  ------------
    Total current assets.............     2,904,000     3,392,000     3,316,000
                                       ------------  ------------  ------------
Investment in partnerships...........     1,008,000       382,000       166,000
                                       ------------  ------------  ------------
Equipment, net.......................     4,135,000     5,384,000     5,914,000
                                       ------------  ------------  ------------
Other Assets:
  Organizational costs, net..........       256,000       337,000       195,000
  Start-up costs, net................       481,000       587,000       502,000
  Other assets.......................       140,000       123,000        55,000
                                       ------------  ------------  ------------
    Total other assets...............       877,000     1,047,000       752,000
                                       ------------  ------------  ------------
                                       $  8,924,000  $ 10,205,000  $ 10,148,000
                                       ============  ============  ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
- -------------------------------------
Current liabilities:
  Accounts payable...................  $  1,156,000  $    217,000  $    377,000
  Accrued liabilities................       297,000       402,000       752,000
  Interest payable...................       703,000     2,434,000     2,800,000
  Salaries payable...................       711,000       868,000       868,000
  Current notes payable..............     4,779,000     5,700,000     5,700,000
  Current loans payable..............       203,000     1,120,000     1,005,000
  Current lease payable..............           --        144,000       261,000
                                       ------------  ------------  ------------
    Total current liabilities........     7,849,000    10,885,000    11,763,000
                                       ------------  ------------  ------------
Long-term debt net of current
 maturities:
  Long-term notes payable............        17,000        17,000        17,000
  Long-term loans payable............     1,515,000     2,657,000     2,657,000
  Long-term lease payable............           --      1,672,000     2,499,000
                                       ------------  ------------  ------------
    Total long-term debt.............     1,532,000     4,346,000     5,173,000
                                       ------------  ------------  ------------
Minority interest....................       661,000       591,000       670,000
                                       ------------  ------------  ------------
Subordinated convertible debenture...    10,000,000    10,000,000    10,000,000
                                       ------------  ------------  ------------
Commitments and contingencies
Stockholders' deficit:
  Common stock $.01 par value,
   10,000,000 shares authorized;
   500,000 shares issued and
   outstanding.......................         5,000         5,000         5,000
  Accumulated deficit................   (11,123,000)  (15,622,000)  (17,463,000)
                                       ------------  ------------  ------------
    Total stockholders' deficit......   (11,118,000)  (15,617,000)  (17,458,000)
                                       ------------  ------------  ------------
                                       $  8,924,000  $ 10,205,000  $ 10,148,000
                                       ============  ============  ============

  The Notes to Consolidated Financial Statements are an integral part of these statements.

               ENDOSCOPY CENTER AFFILIATES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     AND THE PERIOD ENDED FEBRUARY 23, 1996

                                1993         1994         1995         1996
                             -----------  -----------  -----------  -----------
Operating revenues:
  Net patient service
   revenues................  $   604,000  $   897,000  $ 4,841,000  $   894,000
  Other operating revenues.      333,000      470,000      651,000       25,000
                             -----------  -----------  -----------  -----------
    Total operating
     revenues..............      937,000    1,367,000    5,492,000      919,000
                             -----------  -----------  -----------  -----------
Operating expenses:
  Salaries, wages and
   benefits................      211,000      291,000    1,541,000      282,000
  Supplies and other.......      325,000      376,000    1,637,000      335,000
  Depreciation and
   amortization............      126,000      380,000    1,359,000      459,000
  Provision for bad debts..       82,000       36,000       52,000       13,000
  Selling, general, and
   administrative expenses.    3,664,000    3,980,000    3,250,000    1,149,000
  Loss on closure of
   centers.................          --       474,000      104,000      112,000
  Writedown of assets......      554,000          --           --           --
                             -----------  -----------  -----------  -----------
    Total operating
     expenses..............    4,962,000    5,537,000    7,943,000    2,350,000
                             -----------  -----------  -----------  -----------
Operating loss.............   (4,025,000)  (4,170,000)  (2,451,000)  (1,431,000)
Interest expense...........      866,000    1,167,000    2,146,000      439,000
Minority interest in loss
 of subsidiaries...........       (3,000)     (68,000)     (99,000)     (29,000)
                             -----------  -----------  -----------  -----------
Net loss before provision
 for income taxes..........   (4,888,000)  (5,269,000)  (4,498,000)  (1,841,000)
Provision for income taxes.        1,000        1,000        1,000          --
                             -----------  -----------  -----------  -----------
Net loss...................  $(4,889,000) $(5,270,000) $(4,499,000) $(1,841,000)
                             ===========  ===========  ===========  ===========
Loss per common share......  $     (9.78) $    (10.54) $     (9.00) $     (3.68)
                             ===========  ===========  ===========  ===========
Common shares outstanding..      500,000      500,000      500,000      500,000
                             ===========  ===========  ===========  ===========


  The Notes to Consolidated Financial Statements are an integral part of these statements.

               ENDOSCOPY CENTER AFFILIATES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     AND THE PERIOD ENDED FEBRUARY 23, 1996

                                       COMMON STOCK
                                      -------------- ACCUMULATED
                                      SHARES  AMOUNT   DEFICIT        TOTAL
                                      ------- ------ ------------  ------------
Balance, December 31, 1992........... 500,000 $5,000 $   (964,000) $   (959,000)
    Net loss.........................     --     --    (4,889,000)   (4,889,000)
                                      ------- ------ ------------  ------------
Balance, December 31, 1993........... 500,000  5,000   (5,853,000)   (5,848,000)
    Net loss.........................     --     --    (5,270,000)   (5,270,000)
                                      ------- ------ ------------  ------------
Balance, December 31, 1994........... 500,000  5,000  (11,123,000)  (11,118,000)
    Net loss.........................     --     --    (4,499,000)   (4,499,000)
                                      ------- ------ ------------  ------------
Balance, December 31, 1995........... 500,000  5,000  (15,622,000)  (15,617,000)
    Net loss.........................     --     --    (1,841,000)   (1,841,000)
                                      ------- ------ ------------  ------------
Balance, February 23, 1996........... 500,000 $5,000 $(17,463,000) $(17,458,000)
                                      ======= ====== ============  ============




  The Notes to Consolidated Financial Statements are an integral part of these statements.

               ENDOSCOPY CENTER AFFILIATES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995
                     AND THE PERIOD ENDED FEBRUARY 23, 1996

                                1993         1994         1995         1996
                             -----------  -----------  -----------  -----------
Cash flows from operating
 activities:
 Net loss..................  $(4,889,000) $(5,270,000) $(4,499,000) $(1,841,000)
                             -----------  -----------  -----------  -----------
 Adjustments to reconcile
  net loss to net cash used
  in operating activities:
 Depreciation and
  amortization.............      126,000      380,000    1,359,000      459,000
 Writedown of assets.......      554,000          --           --           --
 Gain on sale of centers...          --           --      (294,000)         --
 Loss on sale of centers...          --       474,000      104,000      112,000
 Minority interest in loss
  of subsidiaries..........       (3,000)     (68,000)     (99,000)     (29,000)
 Change in assets and
  liabilities:
  Decrease (increase) in:
   Accounts receivable,
    net....................      169,000     (286,000)    (666,000)     (11,000)
   Prepaid expense and
    other..................     (165,000)      84,000      (60,000)     (36,000)
   Deposits................       11,000      (48,000)     (15,000)      10,000
  Increase (decrease) in:
   Accounts payable........      169,000      927,000     (939,000)     160,000
   Accrued liabilities.....      (45,000)      87,000      105,000      350,000
   Interest payable........     (217,000)     703,000    1,731,000      366,000
   Salaries payable........      342,000      368,000      157,000          --
   Minority interest.......      550,000          --           --           --
                             -----------  -----------  -----------  -----------
    Total adjustments......    1,491,000    2,621,000    1,383,000    1,381,000
                             -----------  -----------  -----------  -----------
    Net cash used in
     operating activities..   (3,398,000)  (2,649,000)  (3,116,000)    (460,000)
                             -----------  -----------  -----------  -----------
Cash flows from investing
 activities:
 Notes receivable..........          --      (980,000)         --           --
 Investment in
  partnerships.............          --    (1,008,000)         --           --
 Additions to equipment....     (787,000)  (3,771,000)    (958,000)    (827,000)
 Increase in organization
  costs....................      (33,000)    (223,000)     (98,000)         --
 Increase in start up
  costs....................      (44,000)    (544,000)    (608,000)         --
 Proceeds from sale of
  partnership interests....          --           --       263,000      586,000
 Increase in goodwill......     (231,000)         --           --           --
                             -----------  -----------  -----------  -----------
    Net cash used in
     investing activities..   (1,095,000)  (6,526,000)  (1,401,000)    (241,000)
                             -----------  -----------  -----------  -----------
Cash flows from financing
 activities:
 Principal payments on
  loans payable............          --           --           --      (115,000)
 Principal payments on
  capital lease
  obligations..............          --           --       (36,000)         --
 Issuance of notes and
  loans....................       83,000    6,431,000    4,652,000          --
 Increase in capital lease
  obligations..............          --        36,000      144,000      944,000
                             -----------  -----------  -----------  -----------
    Net cash provided by
     financing activities..       83,000    6,467,000    4,760,000      829,000
                             -----------  -----------  -----------  -----------
Net increase (decrease) in
 cash and cash equivalents.   (4,410,000)  (2,708,000)     243,000      128,000
Cash and cash equivalents,
 beginning of year.........    8,376,000    3,966,000    1,258,000    1,501,000
                             -----------  -----------  -----------  -----------
Cash and cash equivalents,
 end of period.............  $ 3,966,000  $ 1,258,000  $ 1,501,000  $ 1,629,000
                             ===========  ===========  ===========  ===========
Supplemental disclosure of
 cash flow information:
 Interest paid.............  $ 1,079,000  $   459,000  $   393,000  $    95,000
                             ===========  ===========  ===========  ===========
 Taxes paid................  $     1,000  $     1,000  $     1,000  $       --
                             ===========  ===========  ===========  ===========

  The Notes to Consolidated Financial Statements are an integral part of these statements.

              ENDOSCOPY CENTER AFFILIATES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               FEBRUARY 23, 1996

1. OPERATIONS AND ORGANIZATION

  These financial statements present the financial position and operations of Endoscopy Center Affiliates, Inc. and subsidiaries (ECA or the Company). ECA, a Delaware corporation, was formed on September 1, 1992 from the merger of Medicenter Development, Inc., a California corporation, Surgicenter Development Corporation, a California corporation and Endoscopy Center Affiliates, Inc., a California corporation. The Company invests in, develops, owns and manages out-patient, ambulatory endoscopy centers (ECs). The centers are typically organized as general partnerships.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 a. Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 b. Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and the partnerships in which the Company owns a majority interest. All significant intercompany transactions and balances have been eliminated.

 c. Cash and Cash Equivalents

  The Company considers only highly liquid investments with an original maturity of three months or less to be cash equivalents.

 d. Equipment

  Equipment is stated at cost. Property and equipment under capital leases are recorded at the lower of the present value of lease payments or fair market value. When equipment is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in income. The costs of normal maintenance and repairs and minor replacements are charged to expense when incurred. The Company provides for depreciation using the straight line method over the following estimated useful lives:

      Furniture and fixtures................... 3-5 Years
      Machinery and equipment.................. 3-5 Years
      Tenant improvements...................... lesser of lease life or 10 Years

 e. Organization Costs

  The Company is deferring costs of bringing the partnership into legal existence. The organization costs are being amortized over 5-10 years once the centers are operational. Accumulated amortization related to organizational costs as of December 31, 1994, 1995 and February 23, 1996, were $0, $17,000, and $38,000, respectively.

              ENDOSCOPY CENTER AFFILIATES, INC. AND SUBSIDIARIES

 f. Start-up Costs

  The Company is deferring certain costs that are directly attributable to the start up operation of its centers. Start-up costs include such costs as development fees, personnel, rent, and other direct costs incurred prior to a center obtaining licenses and state approvals which permit the center to begin performing surgeries. These costs will be amortized over 2 years once the surgery centers are available for use. As of December 31, 1994, 1995 and February 23, 1996, there was $117,000, $619,000, and $718,000, respectively, in accumulated amortization of start-up costs.

 g. Net Patient Service Revenues

  Net revenue consists of charges by the Company's centers at established billing rates for services which generally include all fees for operating room, recovery room, supplies, and medications. Net revenue is net of the provision for contractual adjustments.

 h. Insurance

  Each center has professional liability insurance with a $1,000,000 limit per occurrence and an aggregate limit of $3,000,000.

3. NOTES RECEIVABLE

  During 1994, 1995 and 1996, ECA extended short-term notes to several of the centers. The notes bear interest at the prime rate (8.25 percent at February 23, 1996) plus two percent.

4. EQUIPMENT

  Equipment consisted of the following at December 31, 1994 and 1995 and February 23, 1996:

                                               1994        1995        1996
                                            ----------  ----------  ----------
      Furniture and fixtures............... $  364,000  $  491,000  $  486,000
      Machinery and equipment..............  1,678,000   2,765,000   3,609,000
      Tenant improvements..................  2,471,000   2,949,000   3,146,000
                                            ----------  ----------  ----------
                                             4,513,000   6,205,000   7,241,000
      Less--Accumulated depreciation and
       amortization........................   (378,000)   (821,000) (1,327,000)
                                            ----------  ----------  ----------
                                            $4,135,000  $5,384,000  $5,914,000
                                            ==========  ==========  ==========

  Included in equipment is capitalized leased equipment which aggregated $3,573,000, $5,059,000, and $4,795,000 with accumulated depreciation of $108,000, $740,000, and $781,000 at December 31, 1994, 1995 and February 23,
1996.

              ENDOSCOPY CENTER AFFILIATES, INC. AND SUBSIDIARIES

5. NET PATIENT SERVICE REVENUES

  The difference between charges generated from agreements with third-party payors and the related payment amounts are reflected as contractual discounts as shown below:

                           1993        1994        1995         1996
                         ---------  ----------  -----------  ----------
Gross patient service
 revenues............... $ 817,000  $1,296,000  $ 8,122,000  $1,437,000
Contractual discounts...  (213,000)   (399,000)  (3,281,000)   (543,000)
                         ---------  ----------  -----------  ----------
Net patient service
 revenues............... $ 604,000  $  897,000  $ 4,841,000  $  894,000
                         =========  ==========  ===========  ==========

  A summary of the payment arrangements with third party payors is as follows:

 a. Medicare

  The Company is reimbursed for outpatient services based on a fee schedule. During 1994, 1995 and 1996, approximately 51, 52, and 58 percent, respectively, of gross patient service revenues were derived from services provided to Medicare patients.
 b. Managed Care

  The Company has also entered into other payment arrangements with certain commercial insurance carriers, health maintenance organizations, and preferred provider organizations. The basis for payment to the Company under these agreements are at discounts from established charges.

6. LEASE OBLIGATIONS

  The Company leases certain equipment and facilities under noncancellable operating and capital leases. Certain rental amounts in the operating leases are subject to escalation clauses throughout the next several years. Future minimum lease payments under noncancellable operating and capital leases with a remaining term of one year or more are as follows at February 23, 1996:

                                                          CAPITAL    OPERATING
                                                          LEASES       LEASES
                                                        -----------  ----------
      1996............................................. $   358,000  $  524,000
      1997.............................................     763,000     616,000
      1998.............................................     778,000     500,000
      1999.............................................     778,000     517,000
      2000.............................................     778,000     475,000
      Thereafter.......................................     675,000   1,289,000
                                                        -----------  ----------
          Total lease payments.........................   4,130,000  $3,921,000
                                                                     ==========
      Less--amount representing interest...............  (1,370,000)
                                                        -----------
      Present value of minimum lease payments.......... $ 2,760,000
                                                        ===========

  Rent expense for the years ended December 31, 1993, 1994 and 1995 was approximately $115,000, $244,000 and $613,000, respectively and for the period ended February 23, 1996 rent expense was $112,000.

              ENDOSCOPY CENTER AFFILIATES, INC. AND SUBSIDIARIES

7. SUBORDINATED CONVERTIBLE DEBENTURE

  ECA has a Floating Rate Convertible Subordinated Debenture (the Debenture) due in 1997 in the amount of $10,000,000 issued to Caremark, Inc. (Caremark). The interest rate at February 23, 1996 was 10.75 percent. Pursuant to the terms of the Debenture, it may be converted into 4,500,000 of ECA's common stock at the rate of $2.22 per share. Interest is due quarterly.

  The Company did not comply with certain covenants including quarterly interest payments and audited financial statement reporting requirements for 1994 and 1995. As of February 23, 1996, the Company received a waiver for these conditions of noncompliance.

8. NOTES PAYABLE

  During 1992, ECA obtained $10 million standby promissory notes (the Notes) from Caremark. The interest rate on the Notes is based on a certain bank's prime rate (8.25 at February 23, 1996) plus 2.50 percent. The Notes are subject to ECA meeting certain targeted revenues identified in ECA's business plan. On February 23, 1996 ECA had $5.7 million outstanding under the Notes. On February 23, 1996, Caremark sold its interest in these notes to National Surgery Centers. National Surgery Centers does not intend to call these notes in 1996.

  Also, included in Notes Payable is an unsecured note payable to a physician corporation. The interest rate on this unsecured note is 8 percent. The note is due in March 1997.

9. LOANS PAYABLE

  During 1994 and 1995, several of the Company's centers obtained loans from various sources for funding working capital and the acquisition of fixed assets. The interest rate on these loans ranges from 12 percent to 13.25 percent. The term of the loans is 60 months, with principal and interest payments due monthly. Caremark is the guarantor of $2,163,000 of these loans. The loans are collateralized by the various assets of the individual centers, including fixed assets.

  The Company must comply with certain covenants in certain loan agreements. As of February 23, 1996 and December 31, 1995, the Company had obtained a waiver for conditions of financial statement noncompliance.

10. DEBT MATURITY SCHEDULE

  Long-term debt maturities at February 23, 1996 were as follows:

      1996.......................................................... $ 6,705,000
      1997..........................................................  10,655,000
      1998..........................................................     824,000
      1999..........................................................     922,000
      2000..........................................................     273,000
                                                                     -----------
      Total......................................................... $19,379,000
                                                                     ===========

11. OFF-BALANCE SHEET RISK

  ECA is a 50 percent guarantor for the loan payable of an unconsolidated center. The loan balance was approximately $861,000 at February 23, 1996.

              ENDOSCOPY CENTER AFFILIATES, INC. AND SUBSIDIARIES

12. EMPLOYEE BENEFIT PLAN

  Effective September 1, 1992, ECA adopted a Profit Sharing 401(k) Plan (the
Plan) covering all employees after minimum eligibility requirements have been met. The Plan allows individuals to make pretax contributions and provides for a profit-sharing contribution plus a partial matching by ECA for all eligible employees. ECA's contribution to this plan was approximately $29,000, $34,000, $58,000 and $13,000 during 1993, 1994, 1995 and the short period of 1996, respectively.

13. COMMITMENTS AND CONTINGENCIES

 a. Salaries Payable Contract

  On September 1, 1992 ECA entered into four year employment agreements with four ECA officers. Each of the agreements provides for annual compensation (subject to upward adjustment). As of February 23, 1996 salaries payable to these officers was a total of $100,000.

 b. Litigation

  The Company is from time to time subject to claims arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such proceedings will not have a material adverse effect on the financial position of the Company or result in a substantial impairment of its operations.

 c. Healthcare Reform

  Legislation and regulations at all levels of government have affected and are likely to continue to affect the operations of healthcare providers. Numerous national healthcare reform bills have been introduced in the U.S. Congress. These bills are complex and address such matters as health insurance coverage, benefits, malpractice reform and cost controls or cost containment. At this time, it is not possible to determine the impact of any national healthcare reform legislation that might be enacted.

14. INCOME TAXES

  The provision for income taxes is comprised of the following:

                                                        1993   1994   1995  1996
                                                       ------ ------ ------ ----
      Current......................................... $1,000 $1,000 $1,000 $--
      Deferred........................................    --     --     --   --
                                                       ------ ------ ------ ----
                                                       $1,000 $1,000 $1,000 $--
                                                       ====== ====== ====== ====

  The components of the deferred tax assets and liabilities as of December 31, 1994, and 1995 and February 23, 1996, were as follows:

                                            1994         1995         1996
                                         -----------  -----------  -----------
Deferred tax assets:
  Allowance for bad debts............... $    41,000  $   201,000  $   145,000
  Net operating loss carryforwards......   2,795,000    3,485,000    4,058,000
  Depreciation and amortization.........      46,000      160,000      248,000
  Accounts payable, salaries payable and
   accrued liabilities..................     629,000    1,382,000    1,583,000
  Valuation allowance...................  (3,285,000)  (4,954,000)  (5,754,000)
                                         -----------  -----------  -----------
    Total deferred tax assets...........     226,000      274,000      280,000
                                         -----------  -----------  -----------
Deferred tax liabilities:
  Accounts receivable...................     222,000      272,000      279,000
  Prepaid expenses......................       4,000        2,000        1,000
                                         -----------  -----------  -----------
    Total deferred tax liability........     226,000      274,000      280,000
                                         -----------  -----------  -----------
    Net deferred tax asset.............. $       --   $       --   $       --
                                         ===========  ===========  ===========

              ENDOSCOPY CENTER AFFILIATES, INC. AND SUBSIDIARIES

15. FINANCIAL ACCOUNTING STANDARDS NO. 121

  The Financial Accounting Standards Board has promulgated a new standard which is applicable to the Company: Statement No. 121 Accounting for the Impairment of Long-Lived Assets to be Disposed of (SFAS 121). The Company's management adopted this standard as required on January 1, 1996. The adoption of SFAS 121 did not have a material impact on the Company's financial statements.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

    Cash and cash equivalents: The carrying amount reported in the consolidated balance sheets for cash and cash equivalents approximates its fair value.

    Notes receivable: The carrying amount reported in the consolidated balance sheets for notes receivables approximates its fair value.

    Accounts payable and accrued expenses: The carrying amount reported in the consolidated balance sheets for accounts payable and accrued expenses approximates its fair value.

    Subordinated convertible debenture and current notes payable: The fair value was based upon the sale price at February 23, 1996 (see note 7) of these debt instruments.

  Long-term notes payable and loans payable: The fair value was estimated based upon current rates offered for debts of the same remaining maturities, approximates the carrying amount reported in the consolidated balance sheets.

  The carrying amounts and fair values of the Company's financial instruments at December 31, 1995 and February 23, 1996 are as follows:

                                            1995                  1996
                                    --------------------- ---------------------
                                     CARRYING              CARRYING
                                      AMOUNT   FAIR VALUE   AMOUNT   FAIR VALUE
                                    ---------- ---------- ---------- ----------
Cash and cash equivalents.......... $1,501,000 $1,501,000 $1,629,000 $1,629,000
Notes receivable...................    499,000    499,000    248,000    248,000
Accounts payable and accrued
 liabilities.......................    619,000    619,000  1,129,000  1,129,000
Subordinated convertible debenture
 and current notes payable......... 15,700,000  1,750,000 15,700,000  1,750,000
Long-term notes payable, loans
 payable and lease payable.........  5,610,000  5,610,000  6,439,000  6,439,000

17. RELATED PARTY TRANSACTION

  ECA had a loan to an employee with an interest rate of prime (8.25 at February 23, 1996) plus 2 percent. The amounts of the loan at December 31, 1994, 1995 and February 23, 1996, was $26,000, $26,000, and $36,000,
respectively. These amounts were included in notes receivable.

              ENDOSCOPY CENTER AFFILIATES, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

18. SUBSEQUENT EVENTS

  Subsequent to February 23, 1996, ECA has sold its investment in two centers. The Company received cash of $413,000 and loans payable and capital lease obligations of $1,707,000 were assumed by the purchasers. The Company recorded a loss of $112,000 in the period ended February 23, 1996 in connection with the sale of these centers.

  On February 23, 1996, Caremark sold its interest in the Company's subordinated convertible debenture and certain demand notes, including accrued interest and certain other liabilities to National Surgery Centers, Inc. ("NSC"). On March 31, 1996 NSC exercised its right under the terms of the subordinated convertible debenture to exchange such indebtedness for 4.5 million newly issued shares of the Company's common stock. NSC has since replaced the Company's senior management and intends to provide financial and operational resources necessary to continue surgery center operations.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Surgex-Atlanta, Inc.; Surgex-
 Miami, Inc.; and Surgex-Sarasota, Inc.

  We have audited the accompanying combined and consolidated balance sheet of SURGEX-ATLANTA, INC. (a Delaware Corporation); SURGEX-MIAMI, INC. (a Florida Corporation); AND SURGEX-SARASOTA, INC. (a Delaware Corporation) AND EACH OF THEIR SUBSIDIARIES as of December 31, 1995, and the related combined and consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These combined and consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined and consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined and consolidated financial statements referred to above present fairly, in all material respects, the financial position of SURGEX-ATLANTA, INC.; SURGEX-MIAMI, INC.; AND SURGEX-SARASOTA, INC. AND EACH OF THEIR SUBSIDIARIES as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Habif, Arogeti & Wynne, P.C.

Atlanta, Georgia
June 28, 1996

                 SURGEX-ATLANTA, INC.; SURGEX-MIAMI, INC.; AND
              SURGEX-SARASOTA, INC. AND EACH OF THEIR SUBSIDIARIES

                    COMBINED AND CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1995

                              ASSETS
                              ------
Current assets
  Cash............................................................. $  279,791
  Accounts receivable, net of allowance for contractual adjustments
   and doubtful accounts of $395,855...............................    852,568
  Accounts receivable--other.......................................     53,125
  Inventory........................................................     60,214
  Prepaid expenses.................................................     45,721
                                                                    ----------
    Total current assets...........................................  1,291,419
                                                                    ----------
Property and equipment
  Medical equipment................................................    888,270
  Leasehold improvements...........................................  1,193,775
  Furniture and fixtures...........................................     42,361
                                                                    ----------
                                                                     2,124,406
  Accumulated depreciation.........................................   (627,768)
                                                                    ----------
                                                                     1,496,638
                                                                    ----------
Other assets
  Goodwill, net of accumulated amortization of $98,026.............  1,522,024
  Due from parent..................................................  1,448,938
  Deposits.........................................................     21,618
                                                                    ----------
                                                                     2,992,580
                                                                    ----------
                                                                    $5,780,637
                                                                    ==========
               LIABILITIES AND STOCKHOLDERS' EQUITY
               ------------------------------------
Current liabilities
  Accounts payable................................................. $   65,725
  Accrued expenses--other..........................................    581,585
  Accrued distributions............................................    807,299
  Current portion of capital lease obligations.....................     66,732
  Current portion of notes payable.................................  1,991,013
                                                                    ----------
    Total current liabilities......................................  3,512,354
                                                                    ----------
Long-term liabilities
  Notes payable, net of current portion............................  1,203,431
  Capital lease obligation, net of current portion.................    210,991
  Deferred taxes...................................................     23,369
                                                                    ----------
                                                                     1,437,791
                                                                    ----------
Minority interests.................................................    430,583
                                                                    ----------
Stockholders' equity
  Common stock.....................................................         15
  Retained earnings................................................    399,894
                                                                    ----------
                                                                       399,909
                                                                    ----------
                                                                    $5,780,637
                                                                    ==========

                  See auditors' report and accompanying notes.

                 SURGEX-ATLANTA, INC.; SURGEX-MIAMI, INC.; AND
              SURGEX-SARASOTA, INC. AND EACH OF THEIR SUBSIDIARIES

                 COMBINED AND CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995

Net revenue......................................................... $4,765,718
  Operating expenses................................................  3,109,154
  Depreciation and amortization expense.............................    307,363
                                                                     ----------
Operating income....................................................  1,349,201
                                                                     ----------
Other income and (expense)
  Minority interest in earnings.....................................   (752,928)
  Interest expense..................................................   (220,873)
  Miscellaneous income..............................................    143,513
                                                                     ----------
                                                                       (830,288)
                                                                     ----------
Income before income tax expense....................................    518,913
Income tax expense..................................................   (305,065)
                                                                     ----------
    Net income...................................................... $  213,848
                                                                     ==========




                  See auditors' report and accompanying notes.

                 SURGEX-ATLANTA, INC.; SURGEX-MIAMI, INC.; AND
              SURGEX-SARASOTA, INC. AND EACH OF THEIR SUBSIDIARIES

     COMBINED AND CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                         FOR THE YEAR DECEMBER 31, 1995

                                                 COMMON STOCK
                                                 ------------ RETAINED
                                                 SHARES PRICE EARNINGS  TOTAL
                                                 ------ ----- -------- --------
Balances, December 31, 1994..................... 2,000   $15  $186,046 $186,061
Net income......................................    --    --   213,848  213,848
                                                 -----   ---  -------- --------
Balances, December 31, 1995..................... 2,000   $15  $399,894 $399,909
                                                 =====   ===  ======== ========






                  See auditors' report and accompanying notes.

                 SURGEX-ATLANTA, INC.; SURGEX-MIAMI, INC.; AND
              SURGEX-SARASOTA, INC. AND EACH OF THEIR SUBSIDIARIES

               COMBINED AND CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

Cash flows from operating activities
  Net income...................................................... $   213,848
                                                                   -----------
  Adjustments to reconcile net income to net cash provided by operating activities
    Depreciation and amortization.................................     307,363
    Minority interest in earnings of subsidiary...................     752,928
    Changes in assets and liabilities
      Increase in accounts receivable.............................    (219,615)
      Increase in accounts receivable--other......................     (47,525)
      Increase in inventory.......................................      (6,284)
      Decrease in prepaid expense.................................       9,874
      Increase in accounts payable................................      15,696
      Increase in accrued expenses--other.........................     231,150
      Increase in deferred taxes..................................      42,733
      Increase in accrued distributions...........................     807,299
                                                                   -----------
        Total adjustments.........................................   1,893,619
                                                                   -----------
          Net cash provided by operating activities...............   2,107,467
                                                                   -----------
Cash flows from investing activities
  Acquisition of property and equipment...........................     (60,141)
                                                                   -----------
Cash flows from financing activities
  Proceeds from notes payable.....................................     125,000
  Payments on notes payable.......................................  (1,371,463)
  Payments on capital lease obligations...........................     (28,573)
  Dividends paid..................................................    (859,407)
                                                                   -----------
    Net cash used by financing activities.........................  (2,134,443)
                                                                   -----------
        Net decrease in cash......................................     (87,117)
                                                                   -----------
Cash, beginning of year...........................................     366,908
                                                                   -----------
        Cash, end of year......................................... $   279,791
                                                                   ===========
Supplementary Disclosures of Cash Flow Information
Cash paid during year for
  Interest........................................................ $    63,025
  Income taxes....................................................         --


                  See auditors' report and accompanying notes.

 SURGEX-ATLANTA, INC.; SURGEX-MIAMI, INC.; AND SURGEX-SARASOTA, INC. AND EACH
                             OF THEIR SUBSIDIARIES
            NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 General:

  The Companies are investment companies that hold investment interests in general partnerships that operate surgical centers. The respective ownerships are as follows:

                                                      PERCENTAGE OF OWNERSHIP
        COMPANY                PARTNERSHIP              AND TYPE OF INTEREST
        -------          ------------------------ --------------------------------
Surgex-Atlanta, Inc..... North Atlanta Endoscopy, 66% General Partnership
                          Center, L.P.             interest
Surgex-Miami, Inc....... Ambulatory Surgical      60% General Partnership interest
                          Centre of Miami, L.P.
Surgex-Saratoga, Inc.... Surgex-Sarasota          1% General Partnership
                          Endoscopy Center, L.P.   interest and 59% Limited
                                                   Partnership interest

  The Companies listed above are wholly owned subsidiaries of Surgex, Inc.

 Principles of Consolidation:

  The consolidated and combined financial statements include the Companies' accounts and their majority owned subsidiaries listed above. All significant intercompany transactions and balances have been eliminated in consolidation.

 Accounts Receivable and Net Revenue:

  The Companies bill for the services rendered. If any of the accounts were deemed uncollectible, the accounting loss suffered would be the value of the account balance.

  Net revenue consists of charges by the Companies' centers at established billing rates for services. Net revenue is net of provision for contractual adjustments and doubtful accounts.

  Patient service revenue is reported at the estimated net realizable amounts from patients, third party payors, and others for services rendered.

 Accounts Receivable--Other:

  Surgex-Atlanta, Inc. is due a reimbursement from its bank for funds erroneously drafted from its account during the year.

 Inventories:

  Inventories consist of medical supplies and are stated at the lower-of-cost or market, with cost determined by the FIFO (first-in, first-out) method.

 Property and Equipment:

  Property and equipment are carried at cost. Equipment under capital leases is recorded at the lower of the present value of lease payments or fair market value. Expenditures for maintenance and repairs will be expensed currently, while renewals and betterments that materially extend the life of an asset will be capitalized. The cost of assets sold, retired, or otherwise disposed of, and the related allowance for depreciation, will be eliminated from the accounts, and any resulting gain or loss will be recognized.

                 SURGEX-ATLANTA, INC.; SURGEX-MIAMI, INC.; AND
             SURGEX-SARASOTA, INC. AND EACH OF THEIR SUBSIDIARIES
      NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

  Depreciation will be provided using the straight-line method over the estimated useful lives of the assets, which are as follows:

      Medical equipment..............................................  5-7 years
      Leasehold improvements......................................... 9-20 years
      Office furniture and fixtures..................................    7 years

 Other Assets:

  Goodwill is being amortized by the straight-line method over 40 years.

 Use of Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.

 Financial Instruments:

  The Companies estimate that the fair value of all financial instruments at December 31, 1995 does not differ materially from the aggregate carrying value of its financial instruments recorded in the accompanying balance sheet. The estimated fair value amounts have been determined by the Companies using available market information and appropriate valuation methodologies. Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair values, and accordingly, the estimates are not necessarily indicative of the amounts that the Companies could realize in a current market exchange.

B. CASH--CONCENTRATION OF CREDIT RISK:

  Surgex-Miami, Inc. maintained deposits in a financial institution which exceeded the Federal Deposit Insurance Corporation limit in the amount of $80,893.

C. COMMITMENTS:

  The Companies have management agreements with Surgex, Inc., sole owner of the Companies at December 31, 1995. Compensation for these management services is 6% of net revenue for Surgex-Atlanta, Inc. and 5% of net revenues for Surgex-Miami, Inc. and Surgex-Sarasota, Inc. On February 1, 1996, Surgex, Inc. assigned these rights to National Surgery Centers, Inc. Termination of the agreement will occur only upon mutual, written consent of all parties.

  The amounts accrued at December 31, 1995 and paid during 1995 in accordance with these agreements are as follows:

                                           SURGEX-  SURGEX-   SURGEX-
                                           ATLANTA,  MIAMI,  SARASOTA,
                                             INC.     INC.     INC.     TOTAL
                                           -------- -------- --------- --------
Management fees accrued................... $   -0-  $ 77,000  $54,994  $131,994
Management fees paid......................  91,716   123,944   25,464   241,124

  The balance of the accrual is included in accrued expenses--other.

  Surgex-Atlanta, Inc. entered into an agreement with Finova Capital Corporation to pay monthly interest installments of $1,239 expiring November 1, 1996. The agreement is a continuation of a previously settled capital lease obligation. Interest payments related to these agreements totaled $4,651.

                 SURGEX-ATLANTA, INC.; SURGEX-MIAMI, INC.; AND
             SURGEX-SARASOTA, INC. AND EACH OF THEIR SUBSIDIARIES
      NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

  The Companies lease their office space. Minimum rental commitments, under non-cancelable leases with terms of one year or more, are as follows:

      1996........................................................... $  376,648
      1997...........................................................    386,781
      1998...........................................................    397,319
      1999...........................................................    408,278
      2000...........................................................    413,156
      Thereafter.....................................................  1,617,520
                                                                      ----------
                                                                      $3,599,702
                                                                      ==========

  Rental payments totaled $405,164 during the year.

D. COMMON STOCK:

  Common stock consists of the following:

      Surgex-Atlanta, Inc.
        $.01 par value, 500 shares authorized, issued and outstanding...... $ 5
      Surgex-Miami, Inc.
        No par value, 1,000 shares authorized, issued and outstanding......   5
      Surgex-Sarasota, Inc.
        $.01 par value, 500 shares authorized, issued and outstanding......   5
                                                                            ---
                                                                            $15
                                                                            ===

E. CAPITAL LEASE:

  Surgex-Sarasota, Inc. acquired machinery and equipment under the provisions of two long-term capital leases. The assets under capital leases are included in property and equipment and are depreciated over their estimated useful lives.

  As of December 31, 1995, minimum future lease payments under capital leases are as follows:

      1996............................................................. $100,276
      1997.............................................................  100,276
      1998.............................................................  100,276
      1999.............................................................   50,701
                                                                        --------
      Total minimum lease payments.....................................  351,529
      Less: Amounts representing interest..............................   73,806
                                                                        --------
      Net minimum lease payments.......................................  277,723
                                                                        ========

F. RELATED PARTY TRANSACTIONS:

  Distributions of cash are paid out in the sole discretion of the general partners and available cash is distributed as follows:

                                                               GENERAL  LIMITED
                                                               PARTNERS PARTNERS
                                                               -------- --------
      Surgex-Atlanta, Inc.....................................   66%      34%
      Surgex-Miami, Inc.......................................   60%      40%
      Surgex-Sarasota, Inc....................................    1%      99%

                 SURGEX-ATLANTA, INC.; SURGEX-MIAMI, INC.; AND
             SURGEX-SARASOTA, INC. AND EACH OF THEIR SUBSIDIARIES
      NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995
  A portion of the fourth quarter 1995 distribution were not paid out until 1996. An accrual at December 31, 1995 consisted of:

                                                      GENERAL  LIMITED
                                                      PARTNERS PARTNERS  TOTAL
                                                      -------- -------- --------
      Surgex-Atlanta, Inc............................ $    -0- $ 35,001 $ 35,001
      Surgex-Miami, Inc..............................  306,031  119,900  425,931
      Surgex-Sarasota, Inc...........................    4,904  341,463  346,367
                                                      -------- -------- --------
                                                      $310,935 $496,364 $807,299
                                                      ======== ======== ========

  Related parties have made advances or issued notes to the Companies. Coram Healthcare Corporation ("Coram") and Surgex, Inc. ("Surgex"), an affiliate and parent of the Companies, respectively, have loaned money to the Companies. Coram and Surgex exercise management responsibilities over the Companies. The balances for these debts and the related accounts at December 31, 1995 are as follows:

                          SURGEX-ATLANTA, SURGEX-MIAMI, SURGEX-SARASOTA,
                               INC.           INC.            INC.        TOTAL
                          --------------- ------------- ---------------- ----------
Receivables from Surgex,
 Inc....................    $      -0-     $1,229,609       $219,329     $1,448,938
                            ==========     ==========       ========     ==========
Notes payable--Surgex...    $1,100,931     $1,163,013       $    -0-     $2,263,944
Notes payable--Coram....           -0-        828,000            -0-        828,000
Notes from Limited
 Partners (interest
 free)..................           -0-         93,500            -0-         93,500
Note from Limited
 Partner (interest
 bearing)...............           -0-          9,000            -0-          9,000
                            ----------     ----------       --------     ----------
    Total...............    $1,100,931     $2,093,513       $    -0-     $3,194,444
                            ==========     ==========       ========     ==========
Interest payable--Surgex
 (7%)...................    $   11,149     $  138,939       $ 32,555     $  182,643
Interest payable--Coram
 (7%)...................           -0-        115,920            -0-        115,920
Interest payable--
 Limited Partner (10%)..           -0-          3,975            -0-          3,975
                            ----------     ----------       --------     ----------
                            $   11,149     $  258,834       $ 32,555     $  302,538
                            ==========     ==========       ========     ==========

  All advances and notes are due on demand. The balance of the interest payable is included in accrued expenses--other.

G. INCOME TAXES:

  Earnings differ for financial statement and income tax reporting purposes primarily as a result of timing differences in the recognition of depreciation expense and the amortization of intangibles.

  Provision has been made for income taxes on earnings reported on the tax returns and includes a portion related to items recognized differently for financial statement and income tax reporting.

                 SURGEX-ATLANTA, INC.; SURGEX-MIAMI, INC.; AND
             SURGEX-SARASOTA, INC. AND EACH OF THEIR SUBSIDIARIES
      NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1995

  The elements of income taxes are as follows:

      Current:
        State.......................................................... $ 38,746
        Federal........................................................  223,586
                                                                        --------
                                                                         262,332
                                                                        ========
      Deferred:
        State..........................................................    5,995
        Federal........................................................   36,738
                                                                        --------
                                                                          42,733
                                                                        --------
          Total........................................................ $305,065
                                                                        ========

H. SUBSEQUENT EVENT:

  On February 21, 1996, National Surgery Centers, Inc. entered into an agreement to purchase a 100% interest of Surgex-Atlanta, Inc.; Surgex-Miami, Inc.; and Surgex-Sarasota, Inc.; all debt and accrued interest owed by the Companies to each other or Surgex; and all management fees. The transaction was consummated on May 13, 1996 by National Surgery Centers, Inc.

                 SURGEX-ATLANTA, INC.; SURGEX-MIAMI, INC.; AND
              SURGEX-SARASOTA, INC. AND EACH OF THEIR SUBSIDIARIES

                    COMBINED AND CONSOLIDATED BALANCE SHEET
                           APRIL 30, 1996 (UNAUDITED)

                              ASSETS
                              ------
Current assets
  Cash............................................................. $  641,338
  Accounts receivable, net of allowances for contractual
   adjustments and doubtful accounts of $438,574...................    726,909
  Accounts receivable--other.......................................      4,507
  Inventory........................................................     75,254
  Prepaid expenses.................................................    233,588
                                                                    ----------
    Total current assets...........................................  1,681,596
                                                                    ----------
Property and equipment
  Medical equipment................................................    892,927
  Leasehold improvements...........................................  1,193,775
  Furniture and fixtures...........................................     45,318
                                                                    ----------
                                                                     2,132,020
  Accumulated depreciation and amortization........................   (697,983)
                                                                    ----------
                                                                     1,434,037
                                                                    ----------
Other assets
  Goodwill, net of accumulated amortization of $111,546............  1,508,504
  Due from parent..................................................  1,063,735
  Deposits.........................................................     16,797
                                                                    ----------
                                                                     2,589,036
                                                                    ----------
                                                                    $5,704,669
                                                                    ==========
               LIABILITIES AND STOCKHOLDERS' EQUITY
               ------------------------------------
Current liabilities
  Accounts payable................................................. $   69,567
  Accrued expenses--other..........................................    874,148
  Current portion of capital lease obligations.....................     83,921
  Current portion of notes payable.................................  1,954,150
                                                                    ----------
    Total current liabilities......................................  2,981,786
                                                                    ----------
Long-term liabilities
  Capital lease obligations, net of current portion................    183,407
  Notes payable, net of current portion............................  1,203,431
  Deferred taxes...................................................     23,369
                                                                    ----------
                                                                     1,410,207
                                                                    ----------
Minority interests.................................................    734,678
Stockholders' equity
  Common stock.....................................................         15
  Retained earnings................................................    577,983
                                                                    ----------
                                                                       577,998
                                                                    ----------
                                                                    $5,704,669
                                                                    ==========

 The Notes to Combined and Consolidated Financial Statements (Unaudited) are an
                       integral part of these statements.

                 SURGEX-ATLANTA, INC.; SURGEX-MIAMI, INC.; AND
              SURGEX-SARASOTA, INC. AND EACH OF THEIR SUBSIDIARIES

                 COMBINED AND CONSOLIDATED STATEMENT OF INCOME
                FOR THE PERIOD ENDED APRIL 30, 1996 (UNAUDITED)

Net revenue......................................................... $1,907,134
  Operating expenses................................................    967,432
  Non-operating expenses............................................    277,836
                                                                     ----------
Operating income....................................................    661,866
                                                                     ----------
Other income and (expense)
  Minority interest in earnings.....................................   (304,095)
  Interest expense..................................................    (44,467)
                                                                     ----------
                                                                       (348,562)
                                                                     ----------
Income before income tax expense....................................    313,304
Income tax expense..................................................    135,215
                                                                     ----------
    Net income...................................................... $  178,089
                                                                     ==========




 The Notes to Combined and Consolidated Financial Statements (Unaudited)are an
                       integral part of these statements.

                 SURGEX-ATLANTA, INC.; SURGEX-MIAMI, INC.; AND
              SURGEX-SARASOTA, INC. AND EACH OF THEIR SUBSIDIARIES

     COMBINED AND CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                FOR THE PERIOD ENDED APRIL 30, 1996 (UNAUDITED)

                                                       COMMON RETAINED
                                                       STOCK  EARNINGS  TOTAL
                                                       ------ -------- --------
Balances, December 31, 1995...........................  $15   $399,894 $399,909
Net Income............................................  --     178,089  178,089
                                                        ---   -------- --------
Balances, April 30, 1996..............................  $15   $577,983 $577,998
                                                        ===   ======== ========







 The Notes to Combined and Consolidated Financial Statements (Unaudited)are an
                       integral part of these statements.

                 SURGEX-ATLANTA, INC.; SURGEX-MIAMI, INC.; AND
              SURGEX-SARASOTA, INC. AND EACH OF THEIR SUBSIDIARIES

               COMBINED AND CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE PERIOD ENDED APRIL 30, 1996

Cash flows from operating activities
  Net income........................................................ $ 178,089
                                                                     ---------
  Adjustments to reconcile net income to net cash provided by operating activities
    Depreciation and amortization...................................    88,556
    Minority interest in earnings of subsidiaries...................   304,095
    Changes in assets and liabilities
      Decrease in accounts receivable...............................   125,659
      Decrease in accounts receivable--other........................    48,618
      Increase in inventory.........................................   (15,040)
      Increase in prepaid expenses..................................  (187,867)
      Increase in accounts payable..................................     3,842
      Increase in accrued expenses..................................   292,563
      Decrease in accrued distributions.............................  (344,028)
                                                                     ---------
        Total adjustments...........................................   316,398
                                                                     ---------
        Net cash provided by operating activities...................   494,487
                                                                     ---------
Cash flows from investing activities
  Acquisition of property and equipment.............................    (7,614)
Cash flows from financing activities
  Payments on notes payable.........................................   (36,863)
  Payment on capital lease obligations..............................   (10,395)
  Payments to parent................................................   (78,068)
                                                                     ---------
  Net cash used in financing activities.............................  (125,326)
                                                                     ---------
        Net increase in cash........................................   361,547
Cash, beginning of period...........................................   279,791
                                                                     ---------
        Cash, end of period......................................... $ 641,338
                                                                     =========
Non-cash transactions
  Capital contribution of accrued distributions..................... $ 463,271
Supplementary disclosures of cash flow information
  Interest paid..................................................... $   9,119
  Income taxes paid.................................................       --


 The Notes to Combined and Consolidated Financial Statements (Unaudited) are an
                       integral part of these statements.

SURGEX-ATLANTA, INC.; SURGEX-MIAMI, INC.; ANDSURGEX-SARASOTA, INC. AND EACH OF
                              THEIR SUBSIDIARIES

      NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (THE INFORMATION PERTAINING TO THE PERIOD ENDED APRIL 30, 1996 IS UNAUDITED)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation for Unaudited Financial Information

  The accompanying unaudited interim financial statements of the Companies have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) have been made which are necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods presented. All interim statements presented herein do not include all disclosures normally provided in annual financial statements.

                        REPORT OF INDEPENDENT AUDITORS

Partners
Westside Surgery Center, Ltd.

  We have audited the accompanying balance sheet of Westside Surgery Center, Ltd. (the Partnership), as of December 31, 1995, and the related statements of income, changes in partners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Westside Surgery Center, Ltd., at December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Houston, Texas
June 26, 1996

                         WESTSIDE SURGERY CENTER, LTD.

                                 BALANCE SHEETS

                                                                      APRIL 30,
                                                        DECEMBER 31,    1996
                        ASSETS                              1995     (UNAUDITED)
                        ------                          ------------ -----------
Current assets:
  Cash and cash equivalents............................  $  196,126  $  239,928
  Accounts receivable (less allowance for uncollectible
   accounts of $165,680 and $185,680)..................     632,000     449,171
  Accounts receivable--related party (Note 5)..........      60,431       7,518
  Prepaid expenses.....................................       2,699         --
                                                         ----------  ----------
    Total current assets...............................     891,256     696,617
Property and equipment (Note 2)........................     996,069     999,507
Less accumulated depreciation and amortization.........    (423,668)   (492,344)
                                                         ----------  ----------
                                                            572,401     507,163
Other assets:
  Security deposits....................................      69,448      69,448
  Organization costs (less accumulated amortization of
   $28,500 and $28,500)................................      28,500      24,700
                                                         ----------  ----------
    Total assets.......................................  $1,561,605  $1,297,928
                                                         ==========  ==========
            LIABILITIES AND PARTNERS' EQUITY
            --------------------------------
Current liabilities:
  Current installments, capital leases.................  $   84,217  $   86,635
  Current installments, long-term debt.................      71,188      74,293
  Accounts payable.....................................     199,897     213,419
  Accrued expenses.....................................      41,587      54,617
                                                         ----------  ----------
    Total current liabilities..........................     396,889     428,964
Capital leases (Note 4)................................     236,079     206,624
Long-term debt (Note 3)................................     232,977     207,149
Partners' equity.......................................     695,660     455,191
                                                         ----------  ----------
    Total liabilities and partners' equity.............  $1,561,605  $1,297,928
                                                         ==========  ==========


  The Notes to Financial Statements are an integral part of these statements.

                         WESTSIDE SURGERY CENTER, LTD.

                              STATEMENTS OF INCOME

                                                                 FOR THE FOUR
                                                  YEAR ENDED  MONTH PERIOD ENDED
                                                 DECEMBER 31,   APRIL 30, 1996
                                                     1995        (UNAUDITED)
                                                 ------------ ------------------
Net revenue.....................................  $3,314,460      $1,087,122
Expenses:
  Operating expenses............................   2,012,405         620,669
  Depreciation and amortization expense.........     211,708          72,476
                                                  ----------      ----------
Operating income................................   1,090,347         393,977
Interest expense................................     (81,718)        (24,992)
Interest income.................................       3,755             546
                                                  ----------      ----------
Net income......................................  $1,012,384      $  369,531
                                                  ==========      ==========



  The Notes to Financial Statements are an integral part of these statements.

                         WESTSIDE SURGERY CENTER, LTD.

                   STATEMENTS OF CHANGES IN PARTNERS' EQUITY

                                                             20%        80%
                                                           GENERAL    LIMITED
                                                TOTAL      PARTNER   PARTNERS
                                              ----------  ---------  ---------
Partners' equity at January 1, 1995.......... $  653,044  $ 130,608  $ 522,436
  Capital contributions......................     71,250     14,250     57,000
  Net income.................................  1,012,384    202,476    809,908
  Distributions.............................. (1,041,018)  (208,204)  (832,814)
                                              ----------  ---------  ---------
Partners' equity at December 31, 1995........    695,660    139,130    556,530
  Net income (unaudited).....................    369,531     73,906    295,625
  Distributions (unaudited)..................   (610,000)  (122,000)  (488,000)
                                              ----------  ---------  ---------
Partners' equity at April 30, 1996
 (unaudited)................................. $  455,191  $  91,036  $ 364,155
                                              ==========  =========  =========





  The Notes to Financial Statements are an integral part of these statements.

                         WESTSIDE SURGERY CENTER, LTD.

                            STATEMENTS OF CASH FLOWS

                                                                   FOR THE
                                                 YEAR ENDED   FOUR MONTHS ENDED
                                                DECEMBER 31,   APRIL 30, 1996
                                                    1995         (UNAUDITED)
                                                ------------  -----------------
OPERATING ACTIVITIES
Net income....................................  $ 1,012,384       $ 369,531
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization...............      211,708          72,476
  Provision for uncollectible accounts........        8,814             --
Changes in assets and liabilities:
  Accounts receivable.........................      (33,351)        182,829
  Accounts receivable--related party..........      (40,487)         52,913
  Prepaid expenses............................       (2,699)          2,699
  Security deposits...........................      (12,440)            --
  Accounts payable............................      (22,327)         13,522
  Accrued expenses............................       41,587          13,030
                                                -----------       ---------
    Net cash provided by operating activities.    1,163,189         707,000
                                                -----------       ---------
INVESTING ACTIVITIES
Purchases of property and equipment...........       (7,790)         (3,438)
                                                -----------       ---------
    Net cash used in investing activities.....       (7,790)         (3,438)
                                                -----------       ---------
FINANCING ACTIVITIES
Proceeds from long-term debt..................       75,000             --
Payments on capital leases and long-term debt.     (148,420)        (49,760)
Contributed capital...........................       71,250             --
Partners' distributions.......................   (1,041,018)       (610,000)
                                                -----------       ---------
    Net cash used in financing activities.....   (1,043,188)       (659,760)
                                                -----------       ---------
Net increase in cash and cash equivalents.....      112,211          43,802
Cash and cash equivalents at beginning of
 year.........................................       83,915         196,126
                                                -----------       ---------
Cash and cash equivalents at end of year......  $   196,126       $ 239,928
                                                ===========       =========
Interest paid during the year.................  $    79,670       $  24,992
                                                ===========       =========


  The Notes to Financial Statements are an integral part of these statements.

                         WESTSIDE SURGERY CENTER, LTD.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995
 (THE INFORMATION PERTAINING TO THE FOUR-MONTH PERIOD ENDED APRIL 30, 1996 IS
                                  UNAUDITED)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

  Westside Surgery Center, Ltd., a Texas limited partnership (the
Partnership), was organized on June 3, 1993 for the purpose of providing an ambulatory surgery center to the surrounding community.

  The General Partner of the Partnership is HealthFirst Medical Westside Corporation (HFMW). The Limited Partners are primarily members of the medical staff and several executives of HFMW.

  Significant accounting policies of the Partnership are presented below:

 Cash and cash equivalents

  The Partnership considers all investments in highly liquid investments with maturities of three months or less to be cash equivalents.

 Property and Equipment

  Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

 Organization Costs

  Organization costs are amortized using the straight-line method over five years.

 Net Patient Revenue

  Net patient revenue consists of charges by the Partnership's center at established billing rates for services which generally include all fees for operating room, recovery room, supplies, and medications. Net patient revenue is net of provisions for contractual adjustments.

 Off-Balance-Sheet Risk and Concentrations of Credit Risk

  Financial instruments which potentially subject the Partnership to concentrations of credit risk consist principally of cash, cash equivalents, and patient receivables. The Partnership places its cash and cash equivalents with high credit quality financial institutions.

  Concentrations of credit risk with respect to patient receivables is limited due to the large number of customers comprising the Partnership's customer base and their dispersion across many different insurance companies, health maintenance and preferred provider organizations, and individuals.

  The Partnership had no significant concentrations of credit risk or financial instruments with off-balance-sheet risk.

 Accounting Estimates

  Accounting estimates are an integral part of the financial statements prepared by management and are based on management's current judgments. These judgments are based on knowledge and experience about past and current events and on assumptions about future events. Management will accrue estimated liabilities when the financial impact is probable and estimable.

                         WESTSIDE SURGERY CENTER, LTD.

 Liability Insurance

  The Partnership carries professional malpractice and general liability insurance, whereby the Partnership pays premiums based on the number of patient cases, which covers all potential losses up to certain limits.

  The Partnership has procedures in place to monitor incidents of significance. The Partnership does not have any malpractice claims or other litigation in which the ultimate resolution could have a material financial impact.

 Income Taxes

  No provision for income taxes is made in the financial statements of the Partnership because, as a partnership, the tax effect of its activities accrues to the partners.

 Allocation of Income (Loss) and Cash Distributions

  In accordance with the Partnership agreement, operating income, gains, losses, and cash distributions are allocated 80% to the Limited Partners and 20% to the General Partner. The allocation is made to each Limited Partner based on the number of units owned by the Limited Partner divided by the total number of units owned by the Limited Partners.

2. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                                    December 31,
                                                                        1995
                                                                    ------------
      Medical and surgical equipment...............................   $940,238
      Leasehold improvements.......................................     16,302
      Office equipment.............................................     27,592
      Vehicle......................................................     11,937
                                                                      --------
                                                                      $996,069
                                                                      ========

  Estimated useful lives for depreciation are:

      Equipment and leasehold improvements............................ 3-5 years
      Vehicle.........................................................   3 years

3. LONG-TERM DEBT

  The Partnership's debt represents an agreement with a financing company for medical equipment acquired. The agreement requires monthly payments of $8,854 through March 1999 with a balloon payment due at maturity in April 1999. The interest rate is 13.4%.

  Annual maturities of long-term debt through 1999 are as follows:

           1996...................................... $71,188
           1997......................................  80,915
           1998......................................  91,971
           1999......................................  60,091

  The debt agreement is secured by medical equipment with a net book value of $180,834 at December 31, 1995.

                         WESTSIDE SURGERY CENTER, LTD.

4. LEASES

  The Partnership has entered into several lease agreements for medical equipment and office equipment which are accounted for as capital leases.

  At December 31, 1995, future minimum lease payments for capital leases are as follows:

           1996..................................... $115,421
           1997.....................................  115,421
           1998.....................................  103,216
           1999.....................................   56,042
                                                     --------
               Total minimum lease payments......... $390,100

           Less: Amount representing interest.......   69,804
                                                     --------
             Present value of capital leases........  320,296
           Less: Current installments...............   84,217
                                                     --------
             Capital lease obligations.............. $236,079
                                                     ========

  The net book value of the equipment under capital leases is $285,455 at December 31, 1995.

  The Partnership leases its surgery center under an operating lease. Total rental expense for the year ended December 31, 1995 was $146,714. Future minimum lease payments under the operating lease are as follows:

           1996..................................... $120,000
           1997.....................................  120,000
           1998.....................................  120,000
           1999.....................................  120,000
           2000.....................................   60,000
                                                     --------
                                                     $540,000
                                                     ========

5. TRANSACTIONS WITH PARTNERS AND AFFILIATES

  In accordance with the Certificate and Agreement of Limited Partnership, HFMW receives an annual fee of five percent of net revenues for managing the Partnership. This fee was $164,306 for the year ended December 31, 1995.

  The Partnership performs certain administrative services for an affiliate company of HFMW and charges the affiliated company for the costs incurred. At December 31, 1995, there was an outstanding receivable for these services with a balance of $60,431. The total fees charged for 1995 for these services were $113,518.

  The Partnership pays certain physicians, who are limited partners, director fees for their services provided for serving as directors of certain departments of the Partnership. During 1995, the fees paid to these limited partners were $41,500.

6. SUBSEQUENT EVENT

  Effective May 1, 1996, National Surgery Centers, Inc. (National), purchased 100% of the General Partner's interest and 51% of the Limited Partners' interests. As a result of this transaction, National owns 61% of the Partnership interest and the Limited Partners own the remaining 39%.

7. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation for Unaudited Financial Information

  The accompanying unaudited interim financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) have been made which are necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods presented. All interim statements presented herein do not include all disclosures normally provided in annual financial statements.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OF-FER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UN-DER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
The Company...............................................................    3
Risk Factors..............................................................    7
Recent Developments.......................................................   10
Use of Proceeds...........................................................   11
Price Range of Common Stock...............................................   11
Dividend Policy...........................................................   11
Capitalization............................................................   12
Unaudited Pro Forma Consolidated Financial Statements.....................   13
Selected Consolidated Financial Data......................................   15
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   17
Business..................................................................   24
Management................................................................   33
Certain Transactions......................................................   39
Principal and Selling Stockholders........................................   41
Description of Capital Stock..............................................   42
Shares Eligible for Future Sale...........................................   44
Underwriting..............................................................   46
Legal Matters.............................................................   47
Experts...................................................................   47
Available Information.....................................................   48
Index to Consolidated Financial Statements................................  F-1

                                  -----------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                2,750,000 Shares

                    [LOGO]  National Surgery Centers, Inc.


                                  Common Stock

                                  -----------

                                   PROSPECTUS

                                  -----------

                               Alex. Brown & Sons
                                 INCORPORATED

                                  Furman Selz

                               J.P. Morgan & Co.

                                          , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses to be borne by the Company in connection with the registration, issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimates except the SEC registration fee and the NASD filing fee.

      Securities and Exchange Commission registration fee............. $ 30,677
      NASD filing fee.................................................    9,396
      NASDAQ listing fee..............................................   17,500
      Transfer agent and registrar's fee and expenses.................    5,000
      Blue Sky fees and expenses......................................   10,000
      Printing and engraving expenses.................................   75,000
      Legal fees and expenses.........................................  100,000
      Accounting fees and expenses....................................  150,000
      Miscellaneous...................................................    2,427
                                                                       --------
          Total....................................................... $400,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of Delaware authorizes the Company to indemnify its directors and officers under specified circumstances. The Certificate of Incorporation and bylaws of the Company provide that the Company shall indemnify, to the extent permitted by Delaware law, its directors and officers (and may indemnify its employees and agents) against liabilities (including expenses, judgments and settlements) incurred by them in connection with any actual or threatened action, suit, or proceeding to which they are or may become parties and which arises out of their status as directors, officers, or employees.

  The Company's Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such director's fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to the Company or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or stock repurchase, or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his responsibilities under any other law, including the federal securities laws.

  The directors and officers of the Company are insured within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  On October 1, 1993, pursuant to an Asset Purchase Agreement dated October 9, 1991 among the Company, Olympic Ambulatory Surgery Center, Inc., a Washington corporation, and certain other signatories thereto, the Company issued to two accredited investors $65,000 aggregate principal amount of 9% Convertible Subordinated Notes of the Company due October 1, 1998. The above-mentioned securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

  On October 20, 1993, pursuant to a Stock Purchase Agreement dated October 20, 1993 among the Company and all of the holders of the outstanding capital stock of Walk In and Out, Inc., a Kentucky corporation ("Walk In"), in exchange for the transfer of all of Walk In's outstanding capital stock, the Company issued to eight accredited investors $97,125 aggregate principal amount of 7% Convertible Subordinated Notes of the Company due October 20, 2000. The above-mentioned securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

  On March 23, 1994, pursuant to an earnout provision in an Asset Purchase Agreement dated November 11, 1992 between the Company and Surgical Center of Elizabethtown, Inc., a Kentucky corporation, the Company issued to an accredited investor 17,499 shares of Common Stock for an aggregate purchase price of $280,000. The above-mentioned securities were issued without registration under the Securities Act, in reliance upon the exemptions in Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D.

  On June 21, 1994, the Company issued to one individual warrants to purchase an aggregate of 22,500 shares of Common Stock for an aggregate purchase price of $4,950. The above-mentioned securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act and Rule 504 of Regulation D.

  On August 18, 1994, pursuant to a Common Stock Purchase Agreement by and between the Company and J.P. Morgan Capital Corporation, a Delaware corporation ("J.P. Morgan''), the Company issued and sold to J.P. Morgan 200,000 shares of Common Stock and 976,470 shares of the Company's Non-voting Common Stock, for an aggregate purchase price of $10,000,000. The above-mentioned securities were sold without registration under the Securities Act, in reliance upon the exemptions in Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D.

  On September 27, 1994, the Company sold to seven accredited investors 26,176 shares of Common Stock for an aggregate purchase price of $222,517. The above-mentioned securities were sold without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

  On December 6, 1994, the Company sold to three accredited investors 4,087 shares of Common Stock for an aggregate purchase price of $34,752. The above-mentioned securities were sold without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

  On December 16, 1994, pursuant to an Asset Purchase Agreement dated November 22, 1991 among the Company, Village Ambulatory Surgery Associates, Inc., a North Carolina corporation, and certain other signatories thereto, the Company issued to three accredited investors $917,504 aggregate principal amount of 9% per annum Convertible Subordinated Notes of the Company due December 31, 2000. The above-mentioned securities were sold without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

  On March 1, 1995, pursuant to an Asset Purchase Agreement dated June 30, 1992 among the Company, First Hill Surgery Center, Inc., a Washington corporation, and certain other signatories thereto, the Company issued to an accredited investor $300,000 aggregate principal amount of 9.5% Convertible Subordinated Notes of the Company due October 1, 2000. The above-mentioned security was issued to that accredited investor without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

  On May 23, 1995, the Company sold to accredited investors 37,494 shares of Common Stock for an aggregate purchase price of $318,699. The above-mentioned securities were sold without registration under the Securities Act, in reliance upon the exemptions in Sections 4(2) and 4(6) of the Securities Act and Rule 506 of Regulation D.

  On June 20, 1995, pursuant to an exercise of options under the Company's 1992 Stock Option Plan, the Company issued and sold to a former employee of the Company, 999 shares of Common Stock for an aggregate purchase price of $8,500. The above-mentioned securities were sold without registration under the Securities Act in reliance upon the exemption in Rule 701 under the Securities Act.

  On July 5, 1995, the Company issued to one individual warrants to purchase an aggregate of 15,000 shares of Common Stock for an aggregate purchase price of $2,500. The above-mentioned securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act and Rule 504 of Regulation D.

  On August 1, 1995, pursuant to an exercise of options under the Company's 1992 Stock Option Plan, the Company issued and sold to a former employee of the Company, 2,374 shares of Common Stock for an aggregate purchase price of $20,187. The above-mentioned securities were sold without registration under the Securities Act in reliance upon the exemption in Rule 701 under the Securities Act.

  On October 1, 1995, the Company issued to one individual an aggregate of 22,500 shares of Common Stock pursuant to a Stock Purchase Agreement among the Company, Greensboro Specialty Surgicenter Inc., and certain other signatories thereto for an aggregate purchase price of $225,000. The above mentioned securities were issued to that overcredited investor without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

  EXHIBIT
  NUMBER                      DESCRIPTION OF EXHIBIT                      PAGE+
  -------                     ----------------------                      -----
  1.1      Proposed form of Underwriting Agreement
  3.1*     Certificate of Incorporation of the Company
  3.2*     Bylaws of the Company
  4.1*     Specimen certificate representing shares of Common Stock
  4.2*     Debenture and Warrant Purchase Agreement dated June 22, 1992 between the Company and WCAS Capital Partners II, L.P.
           ("WCAS II")
  4.3*     10 1/2% Subordinated Redeemable Debenture Due June 22, 2002
           dated June 22, 1992 issued by the Company to WCAS II
  4.4*     10 1/2% Subordinated Redeemable Debenture Due October 27,
           2002 dated October 27, 1992 issued by the Company to WCAS II
  5.1      Opinion of Bell, Boyd & Lloyd as to the legality of the Com-
           mon Stock
 10.1      Amended and Restated 1992 Stock Option Plan of the Company,
           as further amended.
 10.2      Amended and Restated Employee Stock Purchase Plan of the
           Company
 10.3*     Lease dated December 22, 1988 between Surgical Center In-
           vestors, Ltd. ("SCI") and Surgical Center of Greensboro,
           Inc. ("SCE")
 10.4*     Agreement dated June 23, 1992 among SCI, Surgical Care and
           SCE
 10.5*     Second Amendment to Lease dated September 24, 1992 between
           SCI and NSC Greensboro, Inc.
 10.6*     Common Stock Purchase Agreement dated August 18, 1994 be-
           tween the Company and J.P. Morgan Capital Corporation
           ("JPMCC")
 10.7*     Amended and Restated Credit Agreement dated August 18, 1994 between the Company and Continental Bank

  EXHIBIT
  NUMBER                      DESCRIPTION OF EXHIBIT                      PAGE+
  -------                     ----------------------                      -----
 10.8*     Supplemental Agreement No. 3 dated March 31, 1995 between
           the Company and Bank of America Illinois (formerly known as
           Continental Bank)
 10.9*     Form of Employment Agreement between the Company and E. Tim-
           othy Geary ("ETG")
 10.10*    Form of Employment Agreement between the Company and John G.
           Rex-Waller ("JRW")
 10.11*    Form of Employment Agreement between the Company and Dennis
           D. Solheim
 10.12*    Form of Employment Agreement between the Company and Richard
           D. Pence
 10.13*    Form of Employment Agreement between the Company and Dennis
           J. Zamojski
 10.14*    Management Agreement dated November 22, 1991 among Physi-
           cians Ambulatory Management Corp. ("PAM"), NSC Fayetteville,
           Inc. and Fayetteville Ambulatory Surgery Center Limited
           Partnership
 10.15*    Amended and Restated Registration Rights Agreement dated Au-
           gust 18, 1994 among the Company, Welsh, Carson, Anderson &
           Stowe V, L.P. ("WCAS V"), WCA Management Corp., Camp Hill
           Associates II, WILBLAIRCO Associates, ETG, JRW and JPMCC
 10.16*    Convertible Subordinated Note dated December 16, 1994, for
           $1,750,000, of the Company made payable to Village Ambula-
           tory Surgery Associates, Inc. ("VASA")
 10.17*    Convertible Subordinated Note dated December 16, 1994, for
           $350,000, of the Company made payable to VASA
 10.18*    Convertible Subordinated Note dated December 16, 1994, for
           $780,000, of the Company made payable to VASA
 10.19*    Convertible Subordinated Note dated December 16, 1994, for
           $275,000, of the Company made payable to PAM
 10.20*    Convertible Subordinated Note dated December 16, 1994, for
           $68,752, of the Company made payable to John T. Henlery, Jr.
 10.21*    Warrant Purchase Agreement dated June 24, 1992 between the
           Company and WCAS V
 10.22*    Stock Subscription Warrant dated June 24, 1992 issued by the
           Company to WCAS V
 10.23*    Warrant Amendment dated August 18, 1994 between the Company and WCAS V
 10.24*    Warrant Amendment dated August 18, 1994 between the Company and WCAS II
 10.25*    Second Amendment to Warrant dated August 18, 1994 between
           the Company and
           WCAS II
 10.26*    Second Amendment to Warrant dated December 31, 1994 between the Company and WCAS II
 10.27**   Purchase Agreement dated February 23, 1996 among National
           Surgery Centers, Inc.; Endoscopy Center Affiliates, Inc.;
           and Caremark Inc.
 10.28***  Purchase Agreement dated February 21, 1996 by and among the following parties: Coram Healthcare Corporation, a Nevada
           corporation; T2 Medical, Inc., Delaware corporation; Surgex,
           Inc., a Nevada corporation; Ronald E. Moore; and National
           Surgery Centers, Inc., a Delaware corporation
 10.29**** Agreement to Purchase Partnership Interests relating to
           Westside Surgery Centers, Ltd. Among National Surgery
           Centers, Inc., NSC Houston, Inc., Healthfirst Medical
           Westside Corporation and The Limited Partners of Westside
           Surgery Center, Ltd. Who Agree to Sell a Portion of Their
           Limited Partnership Interests to NSC Houston, Inc.

  EXHIBIT
  NUMBER                      DESCRIPTION OF EXHIBIT                      PAGE+
  -------                     ----------------------                      -----
 21.1      Subsidiaries of the Company
 23.1      Consent of Ernst & Young LLP (included in Part II of this
           registration statement)
 23.2      Consent of Bell, Boyd & Lloyd (contained in Exhibit 5.1)
 23.3      Consent of Arthur Andersen LLP (included in Part II of this registration statement)
 23.4      Consent of Habif, Arogeti & Wynne, P.C. (included in Part II of this registration statement)
 24.1      Powers of Attorney (included on the signature page of this registration statement)

- --------
*Incorporated by reference to the corresponding exhibit to the Company's
   Registration Statement on Form S-1, Registration No. 33-96996. **Incorporated by reference to the corresponding exhibit to the Company's
   Current Report on Form 8-K dated February 23, 1996.
***Incorporated by reference to the corresponding exhibit to the Company's
   Current Report on Form 8-K dated May 13, 1996.
****Incorporated by reference to the corresponding exhibit to the Company's
   Current Report on Form 8-K dated July 19, 1996.
+This information appears only in the manually signed copy of this Registration Statement.

  (b) FINANCIAL STATEMENT SCHEDULES

                                                                            PAGE
                                                                            ----
+Report of Independent Auditors on Schedules............................... S-1
+Schedule I Condensed Financial Information of the Company................. S-2
+Schedule II Valuation and Qualifying Accounts of the Company.............. S-5

- --------
  +Incorporated by reference to the corresponding schedules to the Company's Annual Report on Form 10-K dated March 29, 1996.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 14 above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted against the Company by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule

  430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON SEPTEMBER 25, 1996.

                                          National Surgery Centers, Inc.

                                                 /s/ E. Timothy Geary
                                          By: _________________________________
                                                     E. Timothy Geary
                                            Chairman of the Board of Directors
                                               and Chief Executive Officer

                               POWER OF ATTORNEY

  EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS E. TIMOTHY GEARY AND BRYAN S. FISHER, AND EACH OF THEM SEVERALLY, ACTING ALONE AND WITHOUT THE OTHER, HIS OR HER TRUE AND LAWFUL ATTORNEY-IN-FACT WITH AUTHORITY TO EXECUTE IN THE NAME OF EACH SUCH PERSON AND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, TOGETHER WITH ANY EXHIBITS THERETO AND OTHER DOCUMENTS THEREWITH, ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT NECESSARY OR ADVISABLE TO ENABLE THE REGISTRANT TO COMPLY WITH THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY RULES, REGULATIONS, AND REQUIREMENTS OF THE SECURITIES AND EXCHANGE COMMISSION IN RESPECT THEREOF, WHICH AMENDMENTS MAY MAKE SUCH OTHER CHANGES IN THE REGISTRATION STATEMENT AS THE AFORESAID ATTORNEY-IN-FACT EXECUTING THE SAME DEEMS APPROPRIATE.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON SEPTEMBER 25, 1996.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


PRINCIPAL EXECUTIVE OFFICER:

         /s/ E. Timothy Geary               Chairman of the Board of Directors and
___________________________________________   Chief Executive Officer
             E. Timothy Geary

PRINCIPAL FINANCIAL OFFICER AND PRINCIPAL ACCOUNTING OFFICER:

         /s/  Bryan S. Fisher               Chief Financial Officer and Controller
___________________________________________
              Bryan S. Fisher

                 SIGNATURE                                     TITLE
                 ---------                                     -----

A MAJORITY OF THE DIRECTORS:

          /s/ John K. Carlyle               Director
___________________________________________
              John K. Carlyle

         /s/ Russell L. Carson              Director
___________________________________________
             Russell L. Carson

     /s/ John T. Henley, Jr., M.D.          Director
___________________________________________
         John T. Henley, Jr., M.D.

       /s/ Donald E. Linder, M.D.           Director
___________________________________________
          Donald E. Linder, M.D.

         /s/ Rocco A. Ortenzio              Director
___________________________________________
             Rocco A. Ortenzio

          /s/ Andrew M. Paul                Director
___________________________________________
              Andrew M. Paul

        /s/ John G. Rex-Waller              Executive Vice President, Secretary,
___________________________________________   Treasurer and Director
            John G. Rex-Waller

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and "Selected Consolidated Financial Data" and to the use of our reports on the Consolidated Financial Statements of National Surgery Centers, Inc. dated February 2, 1996 (except for Note 11, as to which the date is May 31, 1996) and the Financial Statements of Westside Surgery Center, Ltd. dated June 26, 1996, in the Registration Statement and related Prospectus of National Surgery Centers, Inc.

                                          Ernst & Young LLP

Chicago, Illinois
September 25, 1996

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the use of our report dated May 3, 1996 on the consolidated balance sheets of Endoscopy Center Affiliates, Inc. and subsidiaries as of December 31, 1994 and 1995 and February 23, 1996, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years ended December 31, 1993, 1994, and 1995 and the period ended February 23, 1996 and to all references to our firm included in this registration statement of National Surgery Centers, Inc.

                                          Arthur Andersen LLP

Los Angeles, California
September 25, 1996

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 28, 1996 on our audit of the consolidated financial statements of Surgex-Atlanta, Inc., Surgex-Miami, Inc., Surgex-Sarasota, Inc., and each of their subsidiaries in this registration statement and related Prospectus of National Surgery Centers, Inc.

                                          Habif, Arogeti, & Wynne, P.C.

Atlanta, Georgia
September 25, 1996

                                 EXHIBIT INDEX

  (a) EXHIBITS

  EXHIBIT
  NUMBER                      DESCRIPTION OF EXHIBIT                      PAGE+
  -------                     ----------------------                      -----
  1.1      Proposed form of Underwriting Agreement
  3.1*     Certificate of Incorporation of the Company
  3.2*     Bylaws of the Company
  4.1*     Specimen certificate representing shares of Common Stock
  4.2*     Debenture and Warrant Purchase Agreement dated June 22, 1992 between the Company and WCAS Capital Partners II, L.P.
           ("WCAS II")
  4.3*     10 1/2% Subordinated Redeemable Debenture Due June 22, 2002
           dated June 22, 1992 issued by the Company to WCAS II
  4.4*     10 1/2% Subordinated Redeemable Debenture Due October 27,
           2002 dated October 27, 1992 issued by the Company to WCAS II
  5.1      Opinion of Bell, Boyd & Lloyd as to the legality of the Com-
           mon Stock
 10.1      Amended and Restated 1992 Stock Option Plan of the Company,
           as further amended.
 10.2      Amended and Restated Employee Stock Purchase Plan of the
           Company
 10.3*     Lease dated December 22, 1988 between Surgical Center In-
           vestors, Ltd. ("SCI") and Surgical Center of Greensboro,
           Inc. ("SCE")
 10.4*     Agreement dated June 23, 1992 among SCI, Surgical Care and
           SCE
 10.5*     Second Amendment to Lease dated September 24, 1992 between
           SCI and NSC Greensboro, Inc.
 10.6*     Common Stock Purchase Agreement dated August 18, 1994 be-
           tween the Company and J.P. Morgan Capital Corporation
           ("JPMCC")
 10.7*     Amended and Restated Credit Agreement dated August 18, 1994 between the Company and Continental Bank
 10.8*     Supplemental Agreement No. 3 dated March 31, 1995 between
           the Company and Bank of America Illinois (formerly known as
           Continental Bank)
 10.9*     Form of Employment Agreement between the Company and E. Tim-
           othy Geary ("ETG")
 10.10*    Form of Employment Agreement between the Company and John G.
           Rex-Waller ("JRW")
 10.11*    Form of Employment Agreement between the Company and Dennis
           D. Solheim
 10.12*    Form of Employment Agreement between the Company and Richard
           D. Pence
 10.13*    Form of Employment Agreement between the Company and Dennis
           J. Zamojski
 10.14*    Management Agreement dated November 22, 1991 among Physi-
           cians Ambulatory Management Corp. ("PAM"), NSC Fayetteville,
           Inc. and Fayetteville Ambulatory Surgery Center Limited
           Partnership
 10.15*    Amended and Restated Registration Rights Agreement dated Au-
           gust 18, 1994 among the Company, Welsh, Carson, Anderson &
           Stowe V, L.P. ("WCAS V"), WCA Management Corp., Camp Hill
           Associates II, WILBLAIRCO Associates, ETG, JRW and JPMCC

  EXHIBIT
  NUMBER                      DESCRIPTION OF EXHIBIT                      PAGE+
  -------                     ----------------------                      -----
 10.16*    Convertible Subordinated Note dated December 16, 1994, for
           $1,750,000, of the Company made payable to Village Ambula-
           tory Surgery Associates, Inc. ("VASA")
 10.17*    Convertible Subordinated Note dated December 16, 1994, for
           $350,000, of the Company made payable to VASA
 10.18*    Convertible Subordinated Note dated December 16, 1994, for
           $780,000, of the Company made payable to VASA
 10.19*    Convertible Subordinated Note dated December 16, 1994, for
           $275,000, of the Company made payable to PAM
 10.20*    Convertible Subordinated Note dated December 16, 1994, for
           $68,752, of the Company made payable to John T. Henlery, Jr.
 10.21*    Warrant Purchase Agreement dated June 24, 1992 between the
           Company and WCAS V
 10.22*    Stock Subscription Warrant dated June 24, 1992 issued by the
           Company to WCAS V
 10.23*    Warrant Amendment dated August 18, 1994 between the Company and WCAS V
 10.24*    Warrant Amendment dated August 18, 1994 between the Company and WCAS II
 10.25*    Second Amendment to Warrant dated August 18, 1994 between
           the Company and
           WCAS II
 10.26*    Second Amendment to Warrant dated December 31, 1994 between the Company and WCAS II
 10.27**   Purchase Agreement dated February 23, 1996 among National
           Surgery Centers, Inc.; Endoscopy Center Affiliates, Inc.;
           and Caremark Inc.
 10.28***  Purchase Agreement dated February 21, 1996 by and among the following parties: Coram Healthcare Corporation, a Nevada
           corporation; T2 Medical, Inc., Delaware corporation; Surgex,
           Inc., a Nevada corporation; Ronald E. Moore; and National
           Surgery Centers, Inc., a Delaware corporation
 10.29**** Agreement to Purchase Partnership Interests relating to
           Westside Surgery Centers, Ltd. Among National Surgery
           Centers, Inc., NSC Houston, Inc., Healthfirst Medical
           Westside Corporation and The Limited Partners of Westside
           Surgery Center, Ltd. Who Agree to Sell a Portion of Their
           Limited Partnership Interests to NSC Houston, Inc.
 21.1      Subsidiaries of the Company
 23.1      Consent of Ernst & Young LLP (included in Part II of this
           registration statement)
 23.2      Consent of Bell, Boyd & Lloyd (contained in Exhibit 5.1)
 23.3      Consent of Arthur Andersen LLP (included in Part II of this registration statement)
 23.4      Consent of Habif, Arogetie Wynne, P.C. (included in Part II of this registration statement)
 24.1      Powers of Attorney (included on the signature page of this registration statement)

- --------
*Incorporated by reference to the corresponding exhibit to the Company's
   Registration Statement on Form S-1, Registration No. 33-96996. **Incorporated by reference to the corresponding exhibit to the Company's
   Current Report on Form 8-K dated February 23, 1996.
***Incorporated by reference to the corresponding exhibit to the Company's
   Current Report on Form 8-K dated May 13, 1996.
****Incorporated by reference to the corresponding exhibit to the Company's
   Current Report on Form 8-K dated July 19, 1996.
+This information appears only in the manually signed copy of this Registration Statement.

   (b)FINANCIAL STATEMENT SCHEDULES

                                                                            PAGE
                                                                            ----
+Report of Independent Auditors on Schedules............................... S-1
+Schedule I Condensed Financial Information of the Company................. S-2
+Schedule II Valuation and Qualifying Accounts of the Company.............. S-5

- --------
  +Incorporated by reference to the corresponding schedules to the Company's Annual Report on Form 10-K dated March 29, 1996.